As filed with the Securities and Exchange Commission on February 1, 2008

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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SpectRx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3845	58-2029543
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4955 Avalon Ridge Parkway
Suite 300
Norcross, Georgia 30071
(770) 242-8723

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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Mark L. Faupel
President and Chief Executive Officer
SpectRx, Inc.
4955 Avalon Ridge Parkway
Suite 300
Norcross, Georgia 30071
(770) 242-8723

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________

Copy to:

Lisa A. Stater, Esq.
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
(404) 521-3939

    Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	7,837,736 (2)	$0.65	$5,094,528	$156.40
Common Stock, par value $0.001 per share	8,130,923 (3)	$0.78	$6,342,120	$194.70
Common Stock, par value $0.001 per share	407,336 (3)	$1.50	(6)	(6)
Common Stock, par value $0.001 per share	2,443,345 (3)	$0.81	(6)	(6)
Common Stock, par value $0.001 per share	8,138,704 (4)	$0.65	(6)	(6)
Common Stock, par value $0.001 per share	3,320,169 (5)	$0.65	$2,158,110	$66.25
Common Stock, par value $0.001 per share	468,000 (3)	$0.65	(6)	(6)
Common Stock, par value $0.001 per share	100,000 (3)	$2.00	(6)	(6)
Common Stock, par value $0.001 per share	1,564,405 (7)	$0.25 (7)	$391,101 (7)	$12.01 (7)
Total	32,410,618	-	13,985,859	$429.37

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the convertible notes, preferred stock and warrants.

(2) Represents shares initially issuable upon conversion of the 13% senior secured convertible notes and interest.

(3) Represents shares issuable upon exercise of warrants at price indicated.

(4) Represents shares issuable upon conversion of series A preferred stock.

(5) Represents additional shares issuable upon conversion of series A preferred stock.

(6) The filing fee in respect of these shares, an aggregate of 11,557,385 shares, was paid on June 24, 2004 in connection with a prior registration statement (File No. 333-114772).

(7) Represents shares of common stock issued upon conversion of series A preferred stock for which the registration fee is based on the average of the high and low prices for the common stock as reported on the Pink Sheets on December 7, 2007, a date within five business days prior to the filing of this registration statement.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429, the prospectus included herein also relates to the registrant's earlier registration statement (File No. 333-114772).The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and neither SpectRx nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 1, 2008

PROSPECTUS

32,410,618 Shares
SpectRx, Inc.
Common Stock

_______________

This prospectus relates to up to 32,410,618 shares of our common stock, 7,837,736 of which are issuable upon conversion of our 13% senior secured convertible notes 11,458,873 of which are issuable upon conversion of our Series A convertible preferred stock, 8,130,923, 407,336, 2,443,345, 468,000 and 100,000 of which are issuable upon the exercise of warrants at exercise prices of $0.78, $1.50, $0.81, $0.65 and $2.00 respectively, and 1,564,405 shares of common stock issued upon conversion of Series A convertible preferred stock. The shares offered by this prospectus may be sold from time to time by the selling stockholders listed in this prospectus at prevailing market prices or prices negotiated at the time of sale. This prospectus also relates to an indeterminate number of shares of our common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the 13% senior secured convertible notes, the series A preferred stock and the warrants, respectively. The securities offered by this prospectus were issued to the selling stockholders in transactions exempt from registration under the Securities Exchange Act of 1933, as amended.

We will not receive any cash proceeds from the sale of shares by the selling stockholders, but if the warrants are exercised in whole or in part, we will receive payment for the exercise price. We will pay the expenses of registering these shares.

Our common stock is listed on the Pink Sheets quotation system under the symbol "SPRX." The last reported sale price of our common stock on the Pink Sheets on December 7, 2007 was $0.25 per share.

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Investing in our common stock involves a high degree of risk. These risks are described under the caption "Risk Factors" that begins on page 3 of this prospectus.

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Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the common stock that may be offered under this prospectus, nor have any of these organizations determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is ________________

TABLE OF CONTENTS

SUMMARY
    Our Company
    Use of Proceeds
    Offering
    Summary Consolidated Financial Data

RISK FACTORS

USE OF PROCEEDS

MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
    Market for Common Stock
    Dividend Policy
    Securities Authorized for Issuance Under Equity Compensation Plans

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
    Overview
    Recent Developments
    Critical Accounting Policies
    Results of Operations
        Comparison of the Nine Months Ended September 30, 2007 and 2006
        Comparison of 2005 and 2006
    Liquidity and Capital Resources
    New Accounting Pronouncements
        Off-Balance Sheet Arrangements

BUSINESS
    Overview
        Non-Invasive Cervical Cancer Diagnostics
        Diabetes Management
    Our Business Strategy
    Industry Overviews
        Non-Invasive Cancer Diagnostics Products
        Diabetes Management
        Infant Jaundice
    Licensing Arrangements
        Georgia Tech Research Corporation
        Altea Technologies, Inc
    Research, Development and Engineering
    Manufacturing, Sales Marketing and Distribution
    Patents
    Competition
    Government Regulation
    Employees and Consultants
    Properties
    Legal Proceedings

MANAGEMENT
    Independence of Directors

EXECUTIVE COMPENSATION
    Summary Compensation Table
    Outstanding Equity Awards
    Change of Control Arrangements
    Director Compensation

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL STOCKHOLDERS

SHARE OWNERSHIP OF SELLING STOCKHOLDERS

PLAN OF DISTRIBUTION

DESCRIPTION OF SECURITIES
    Common Stock
    Preferred Stock
    Series A Convertible Preferred Stock
    Warrants
    Certain Charter and Bylaw Provisions and Delaware Anti-Takeover Statute

LEGAL MATTERS

EXPERTS

CHANGE IN ACCOUNTANTS

WHERE YOU CAN GET MORE INFORMATION
    Available Information

INDEX TO FINANCIAL STATEMENTS

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements," which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding:

  expectations as to market acceptance of our products,
  expectations as to revenue growth and earnings,
  the time by which certain objectives will be achieved,
  proposed new products,
  our ability to protect our proprietary and intellectual property rights, statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, and statements of management's goals and objectives and other similar expressions concerning matters that are not historical facts.

      Words such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions, as well as statements in future tense, identify forward-looking statements.

      Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to:

  industry competition, conditions, performance and consolidation, legislative and/or regulatory developments,
  the effects of adverse general economic conditions, both within the United States and globally, any adverse economic or operational repercussions from recent terrorist activities, any government response thereto and any future terrorist activities, war or other armed conflicts, and other factors described under "Risk Factors" below.

      Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

  SUMMARY

      This summary highlights general information about SpectRx and the common stock that may be offered by the selling stockholders, but does not contain all information important to you. You should read the more detailed information and financial statements, including the related notes, appearing elsewhere in this prospectus.

  Our Company

      We are a medical technology company focused on developing innovative medical devices that have the potential to improve health care. Our technology, including products in research and development, includes: a) biophotonics technology for the non-invasive detection of cancers, including cervical cancer and, b) innovative methods of sampling interstitial fluid using laser energy to create micropores for improved glucose and alcohol monitoring. We also developed innovative methods of delivering insulin to people with diabetes with our SimpleChoice® product line until May 2007, when we sold substantially all the assets related to our insulin delivery business. We are currently focused on completing the development of our cervical cancer detection device.

      We believe our cervical cancer detection device will provide a less invasive and painless alternative to conventional tests for cervical cancer detection. We also believe our cervical cancer detection product can improve patient well-being and reduce healthcare costs since it reduces or eliminates pain, is convenient to use and provides rapid results at the point-of-care. Our cervical cancer detection device is currently undergoing tests as part of a U.S. Food and Drug Administration, or FDA, pivotal trial, and we have now tested more than 1,300 of the estimated 1,800 to 2,000 women needed to complete the trial. In glucose monitoring, we are conducting activities intended to produce a product that can measure glucose levels more conveniently and more frequently than products currently sold by our competitors. We are also investigating other applications for our interstitial fluid extraction technology, including cancer detection.

      We are currently developing our glucose monitoring and cervical cancer detection products independently of any strategic partnership, upon which we have historically relied for a significant amount of the funding for product development. We will need to obtain additional funding to continue developing our products. We plan to proceed with the development of our continuous glucose monitoring technology as quickly as possible by licensing our technology or entering into an agreement with another entity to develop, or co-develop, our technology. We also intend to finance our cancer detection product activities independently and separately through direct financing of our company. In addition, we may need or choose to seek and rely on collaborative partners in the future to distribute and market the products we are developing.

      Our principal executive and operations facility is located at 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071, and our telephone number is (770) 242-8723.

  Use of Proceeds

      We will not receive any cash proceeds from the sale of common stock that may be offered by the selling stockholders. We may receive proceeds from the exercise of warrants entitling the selling stockholders to purchase 11,792,599 shares of our common stock. The detailed terms of the warrants are set forth under "Description of Securities-Warrants." We expect to use any proceeds we receive from the exercise of the warrants for general corporate purposes, including, but not limited to, working capital, capital expenditures and repaying or refinancing of our obligations.

  Offering
Common stock that may be offered by selling stockholders	32,410,618 shares.
Pink Sheets Symbol for Common Stock	SPRX.
Risk Factors

  You should read the "Risk Factors" section beginning on page 6 of this prospectus, as well as the other cautionary statements throughout the entire prospectus to ensure that you understand the risks associated with an investment in our common stock.

  RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the specific factors listed below, as well as the other information included in this prospectus, before investing in our common stock.

  Although it is likely that we will be required to raise additional funds within the next few months, there is no assurance that such funds can be raised or raised on terms that we would find acceptable, or at all.

      Additional debt or equity financing will be required for us to continue as a going concern. Management has obtained approximately $2.6 million of additional funds through the sale of our SimpleChoice product line, and has plans to obtain additional funds through the financing of our cervical cancer detection business, additional debt or equity financings and new collaborative arrangements. Management believes that additional debt or equity financing, if obtainable, will not be sufficient to support planned operations beyond June 30, 2008. Management has implemented operating actions to reduce cash requirements and is evaluating various options to raise additional funds. In addition, if we experience delays, are unable to obtain additional debt or equity financing or are unable to meet our sales projections, we will need to raise an even greater amount of additional funds. Any required additional funding may not be available on terms attractive to us or at all.

      Subsequent to the March 2007 bridge loan transaction described in this prospectus under "Management's Discussion and Analysis and Plan of Operation-Liquidity and Capital Resources," our ability to raise additional funds using our assets as collateral is extremely limited. We have existing commitments covering most of our assets, which would have to be restructured in order to increase our debt levels and the existing lenders would have to waive their restrictions.

  If we cannot obtain additional funds or achieve profitability, we may not be able to continue as a going concern.

      Because we must obtain additional funds through further financing transactions or through a collaborative arrangement in order to execute our plans to launch our cervical cancer detection product line and to generate revenue from operations, there exists substantial doubt about our ability to continue as a going concern. Management believes that the proceeds from the sale of our SimpleChoice product line and additional debt or equity financing, if obtainable, will not be sufficient to support planned operations beyond December 31, 2007. Therefore, it will be necessary to raise additional funds. If we have delays or are unable to meet our financial plan, we will have to raise additional funds before December 31, 2007. There can be no assurance that we will be able to raise these additional funds. If we do not secure additional funding when needed, we will be unable to conduct all of our product development efforts as planned, which may cause us to alter our business plan in relation to the development of all of our products. Even if we obtain additional funding, we will need to achieve profitability thereafter.

      Our Independent Public Accountants' report on the Company's financial statements as of December 31, 2006 raised substantial doubt about the Company's ability to continue as a going concern because the Company has suffered recurring losses and has a negative working capital position and a capital deficit. The Company is also in default on payments due on some short term loans.

      Our management has implemented reductions in operating expenditures and reductions in development activities. We are managing the development of our cervical cancer detection technology with the support of contracts and grants we have secured. We have determined to make cervical cancer detection the focus of our business. We are managing the development of our glucose monitoring and interstitial fluid technology through a contract with the National Institute on Alcohol Abuse and Alcoholism, or NIAAA, while we also look for a collaborative partner to fund the development of our glucose monitoring technology. However, there can be no assurance that we will be able to successfully implement or continue these plans.

  We do not have a long operating history, which makes it difficult for you to evaluate our business.

      Because limited historical information is available on our revenue trends and operations, it will be difficult for you to evaluate our business. Our historical financial information also includes information on the SimpleChoice sale in May of 2007. Our prospects must be considered in light of the substantial risks, expenses, uncertainties and difficulties encountered by entrants into the medical device industry, which is characterized by increasing intense competition and a high failure rate.

  We have a history of losses, and we expect losses to continue.

      We have never been profitable and we have had operating losses since our inception. We expect our operating losses to continue as we continue to expend substantial resources to complete development of our products, obtain regulatory clearances or approvals, and build our marketing, sales, manufacturing and finance organizations, and conduct further research and development. To date, we have engaged primarily in research and development efforts. The further development and commercialization of our products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We have only generated limited revenues from product sales. Our accumulated deficit was approximately $63.6 million at September 30, 2007.

  If we cannot obtain additional funds when needed, we will not be able to implement our business plan.

      We will require substantial additional capital to develop our products, including completing product testing and clinical trials, obtaining all required regulatory approvals and clearances, beginning and scaling up manufacturing, and marketing our products. We have historically funded a significant portion of our activities through collaborative partners. We are seeking a collaborative partner for our glucose monitoring technology and are seeking funding of the company to support our cervical cancer detection program. Any failure to find a collaborative partner to fund our operations and capital expenditures, or our inability to obtain capital through other sources, would limit our ability to grow and operate as planned. Even if we do enter into an agreement with a collaborative partner, the obligations of a collaborative partner to fund our expenditures will be largely discretionary and will depend on a number of factors, including our ability to meet specified milestones in the development and testing of the relevant product. We may not be able to meet these milestones, or our collaborative partner may not continue to fund our expenditures.

      We bear responsibility for all aspects of our cervical cancer detection product, which is not being developed with a collaborative partner. In addition to any funds that may be provided by collaborative partners, we will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements. We believe that our existing capital resources, the proceeds from the sale of our SimpleChoice product line and the funding we are planning to obtain from various sources will be sufficient to satisfy our funding requirements through December 31, 2007, but will not be sufficient to fund our planned operations to the point of commercial introduction of our cervical cancer detection product. Any failure to agree on a collaborative arrangement or to achieve adequate funding in a timely fashion would delay our development programs and could lead to abandonment of one or more of our development initiatives. Any required additional funding may not be available on terms attractive to us, or at all. To the extent we cannot obtain additional funding, our ability to continue to develop and introduce products to market will be limited. Any additional equity financing would be dilutive to stockholders, and debt and certain types of equity financing, if available, may involve restrictive covenants or other provisions that could limit how we conduct our business or finance our operations.

  Our ability to sell our products is controlled by government regulations, and we may not be able to obtain any necessary clearances or approvals.

      The design, manufacturing, labeling, distribution and marketing of medical device products are subject to extensive and rigorous government regulation, which can be expensive and uncertain and can cause lengthy delays before we can begin selling our products.

  In the United States, the FDA's actions could delay or prevent our ability to sell our products, which would adversely affect our growth and strategy plans.

      In order for us to market our products in the United States, we must obtain clearance or approval from the FDA. We cannot be sure that:

  we, or any collaborative partner, will make timely filings with the FDA;
  the FDA will act favorably or quickly on these submissions;
  we will not be required to submit additional information or perform additional clinical studies;
  we would not be required to submit an application for premarket approval, rather than a 510(k) premarket notification submission as described below; or
  other significant difficulties and costs will not be encountered to obtain FDA clearance or approval.

      The premarket approval process is more rigorous and lengthier than the 510(k) clearance process for premarket notifications; it can take several years from initial filing and require the submission of extensive supporting data and clinical information. For example, Roche Diagnostics, Inc., or Roche, as part of our collaborative agreement, had previously filed a premarket notification for our diabetes detection product, which was withdrawn when the FDA indicated that this product should be submitted for premarket approval, including submission of clinical study data. We do not have any premarket notifications or premarket approval applications pending, but our cervical cancer detection product and we believe our glucose monitoring products will require submission of applications for premarket approval.

      The FDA may impose strict labeling or other requirements as a condition of its clearance or approval, any of which could limit our ability to market our products. Further, if we wish to modify a product after FDA clearance of a premarket notification or approval of a premarket approval application, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from the FDA. Any request by the FDA for additional data, or any requirement by the FDA that we conduct additional clinical studies or submit to the more rigorous and lengthier premarket approval process, could result in a significant delay in bringing our products to market and substantial additional research and other expenditures. Similarly, any labeling or other conditions or restrictions imposed by the FDA could hinder our ability to effectively market our products. Any of the above actions by the FDA could delay or prevent altogether our ability to market and distribute our products. Further, there may be new FDA policies or changes in FDA policies that could be adverse to us.

  In foreign countries, including European countries, we are also subject to government regulation, which could delay or prevent our ability to sell our products in those jurisdictions.

      In order for us to market our products in Europe and some other international jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required marketing our products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell our products in Europe, we must maintain ISO 13485:2003 certification and CE mark certification, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to receive or maintain ISO 13485:2003 certification or CE mark certification or other international regulatory approvals would prevent us from selling in some countries in the European Union.

  Even if we obtain clearance or approval to sell our products, we are subject to ongoing requirements and inspections that could lead to the restriction, suspension or revocation of our clearance.

      We, as well as our potential collaborative partners, will be required to adhere to applicable FDA regulations regarding good manufacturing practice, which include testing, control, and documentation requirements. We are subject to similar regulations in foreign countries. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements will be strictly enforced in the United States through periodic inspections by state and federal agencies, including the FDA, and in international jurisdictions by comparable agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit our ability to operate and could increase our costs.

  Our success largely depends on our ability to obtain and protect the proprietary information on which we base our products.

      Our success depends in large part upon our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to license from others patents and patent applications necessary to develop our products. If any of our patents are successfully challenged, invalidated or circumvented, or our right or ability to manufacture our products was to be limited, our ability to continue to manufacture and market our products could be adversely affected. In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. The other parties to these agreements may breach these provisions, and we may not have adequate remedies for any breach. Additionally, our trade secrets could otherwise become known to or be independently developed by competitors.

      We have been issued, or have rights to, 34 U.S. patents (including those under license). In addition, we have filed for, or have rights to, 8 U.S. patents (including those under license) that are still pending. There are additional international patents and pending applications. One or more of the patents we hold directly or license from third parties, including those for the disposable components to be used with our glucose monitoring and cervical cancer detection products, may be successfully challenged, invalidated or circumvented, or we may otherwise be unable to rely on these patents. These risks are also present for the process we use or will use for manufacturing our products. In addition, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products, either in the United States or in international markets.

      The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. In addition, the United States Patent and Trademark Office, or USPTO, may institute interference proceedings. The defense and prosecution of intellectual property suits, USPTO proceedings and related legal and administrative proceedings are both costly and time consuming. Moreover, we may need to litigate to enforce our patents, to protect our trade secrets or know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings involving us may require us to incur substantial legal and other fees and expenses and may require some of our employees to devote all or a substantial portion of their time to the proceedings. An adverse determination in the proceedings could subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from selling our products in some or all markets. We may not be able to reach a satisfactory settlement of any dispute by licensing necessary patents or other intellectual property. Even if we reached a settlement, the settlement process may be expensive and time consuming, and the terms of the settlement may require us to pay substantial royalties. An adverse determination in a judicial or administrative proceeding or the failure to obtain a necessary license could prevent us from manufacturing and selling our products.

  We may not be able to generate sufficient sales revenues to sustain our growth and strategy plans.

      Our cervical cancer diagnostic activities have been financed to date through a combination of government grants, strategic partners and direct investment. Bringing this product to market is the main focus of our business. In order to adequately finance the completion of the FDA pivotal trial, complete product development and prepare for marketing of the cervical cancer detection product, additional capital will be needed. We need to complete the FDA Pivotal Trial for Cervical Cancer Diagnostic Product and Obtain Capital Investment for Product Development and Launch.

      A second product line involves the continuous monitoring of glucose in interstitial fluid drawn through micropores created by a low power laser in the upper layer of dead skin cells. This product is currently in development and the company is actively engaged in finding a strategic partner for co-development and marketing of this product. The company's goal is to receive enough funding from government grants and contracts, as well as payments from strategic partners, to fund development of this product line without diverting funds from the cervical cancer program.

  Because our products, which use different technology or apply technology in more innovative ways than other medical devices, are or will be new to the market, we may not be successful in launching our products and our operations and growth would be adversely affected.

      Our products are based on new methods of glucose monitoring and cervical cancer detection. If our products do not achieve significant market acceptance, our sales will be limited and our financial condition may suffer. Physicians and individuals may not recommend or use our products unless they determine that these products are an attractive alternative to current tests that have a long history of safe and effective use. To date, our products have been used by only a limited number of people, and few independent studies regarding our products have been published. The lack of independent studies limits the ability of doctors or consumers to compare our products to conventional products.

  If we are unable to compete effectively in the highly competitive medical device industry, our future growth and operating results will suffer.

      The medical device industry in general, and the markets in which we expect to offer products in particular, are intensely competitive. Many of our competitors have substantially greater financial, research, technical, manufacturing, marketing and distribution resources than we do and have greater name recognition and lengthier operating histories in the health care industry. We may not be able to effectively compete against these and other competitors. A number of competitors are currently marketing traditional glucose monitors. These monitors are widely accepted in the health care industry and have a long history of accurate and effective use. Further, if our products are not available at competitive prices, health care administrators who are subject to increasing pressures to reduce costs may not elect to purchase them. Also, a number of companies have announced that they are developing, or have introduced, products that permit non-invasive and less invasive glucose monitoring. Accordingly, competition in this area is expected to increase.

      Furthermore, our competitors may succeed in developing, either before or after the development and commercialization of our products, devices and technologies that permit more efficient, less expensive non-invasive and less invasive glucose monitoring or cancer detection. It is also possible that one or more pharmaceutical or other health care companies will develop therapeutic drugs, treatments or other products that will substantially reduce the prevalence of diabetes or otherwise render our products obsolete.

  We have little manufacturing experience, which could limit our growth.

      We do not have manufacturing experience that would enable us to make products in the volumes that would be necessary for us to achieve significant commercial sales, and we rely upon our suppliers. In addition, we may not be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. To date, our manufacturing activities have included our former BiliChek products, as well as the diabetes detection product on a limited scale. Our former product offerings in the SimpleChoice insulin delivery area were primarily manufactured by a third party. We had substantial difficulties in establishing and maintaining manufacturing for our former SimpleChoice product line and those difficulties impacted our ability to increase sales. We may decide to manufacture these products ourselves in the future or may decide to manufacture products that are currently under development in this market segment. Companies often encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel.

  Since we rely on sole source suppliers for several of our products, any failure of those suppliers to perform would hurt our operations.

      Several of the components used in our products or planned products, are available from only one supplier, and substitutes for these components could not be obtained easily or would require substantial modifications to our products. Any significant problem experienced by one of our sole source suppliers may result in a delay or interruption in the supply of components to us until that supplier cures the problem or an alternative source of the component is located and qualified. Any delay or interruption would likely lead to a delay or interruption in our manufacturing operations. For our products that require premarket approval, the inclusion of substitute components could require us to qualify the new supplier with the appropriate government regulatory authorities. Alternatively, for our products that qualify for premarket notification, the substitute components must meet our product specifications.

  Because we operate in an industry with significant product liability risk, and we have not specifically insured against this risk, we may be subject to substantial claims against our products.

  The development, manufacture and sale of medical products entail significant risks of product liability claims. We currently have no product liability insurance coverage beyond that provided by our general liability insurance. Accordingly, we may not be adequately protected from any liabilities, including any adverse judgments or settlements, we might incur in connection with the development, clinical testing, manufacture and sale of our products. A successful product liability claim or series of claims brought against us that result in an adverse judgment against or settlement by us in excess of any insurance coverage could seriously harm our financial condition or reputation. In addition, product liability insurance is expensive and may not be available to us on acceptable terms, if at all.

  The availability of third party reimbursement for our products is uncertain, which may limit consumer use and the market for our products.

  In the United States and elsewhere, sales of medical products are dependent, in part, on the ability of consumers of these products to obtain reimbursement for all or a portion of their cost from third-party payors, such as government and private insurance plans. Any inability of patients, hospitals, physicians and other users of our products to obtain sufficient reimbursement from third-party payors for our products, or adverse changes in relevant governmental policies or the policies of private third-party payors regarding reimbursement for these products, could limit our ability to sell our products on a competitive basis. We are unable to predict what changes will be made in the reimbursement methods used by third-party health care payors. Moreover, third-party payors are increasingly challenging the prices charged for medical products and services, and some health care providers are gradually adopting a managed care system in which the providers contract to provide comprehensive health care services for a fixed cost per person. Patients, hospitals and physicians may not be able to justify the use of our products by the attendant cost savings and clinical benefits that we believe will be derived from the use of our products, and therefore may not be able to obtain third-party reimbursement.

      Reimbursement and health care payment systems in international markets vary significantly by country and include both government-sponsored health care and private insurance. We may not be able to obtain approvals for reimbursement from these international third-party payors in a timely manner, if at all. Any failure to receive international reimbursement approvals could have an adverse effect on market acceptance of our products in the international markets in which approvals are sought.

  Our success depends on our ability to attract and retain scientific, technical, managerial and finance personnel.

      Our ability to operate successfully and manage our future growth depends in significant part upon the continued service of key scientific, technical, managerial and finance personnel, as well as our ability to attract and retain additional highly qualified personnel in these fields. We may not be able to attract and retain key employees when necessary, which would limit our operations and growth. None of our key employees has an employment contract with us, nor are any of these employees, except our chief executive officer, covered by key person or similar insurance. In addition, if we are able to successfully develop and commercialize our products, we will need to hire additional scientific, technical, marketing, managerial and finance personnel. We face intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers.

  Adjustments to the conversion price for our series A convertible preferred stock and convertible notes and the exercise price for certain of our warrants will dilute the ownership interests of our existing stockholders.

      On March 26, 2004, we issued 488,669 shares of our series A convertible preferred stock initially convertible into 4,886,690 shares of our common stock at a conversion price of $1.50 per share, plus warrants exercisable for 2,443,345 shares of our common stock with an initial exercise price of $2.25 per share. Under the terms of the securities, the conversion price for the series A convertible preferred stock and the exercise price for the warrants is lowered if we issue common stock at a per share price below the then conversion price for the series A convertible preferred stock.

      In March 2007, as part of the bridge loan transaction described in this prospectus under "Management's Discussion and Analysis and Plan of Operation-Liquidity and Capital Resources," 13% senior secured convertible notes, convertible into shares of our common stock at a price of $0.65 per share, and warrants, exercisable for shares of our common stock at a price of $0.78 per share, were issued. Accordingly, the conversion price of the series A convertible preferred stock was reduced from $1.50 per share to $0.65 per share and the exercise price of the warrants were reduced from $2.25 per share to $0.81 per share. In addition, the exercise price for additional warrants issued in August 2005 for a total of 657,000 shares was also lowered from $1.50 to $0.65 per share. These downward adjustments of the conversion price for the series A convertible preferred stock and the exercise price for these warrants will, upon conversion and exercise, respectively, result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.

      Subject to certain exceptions, if we issue shares of our common stock, or securities convertible into or exercisable for shares of our common stock, at a price per share less than the then effective conversion price for the series A convertible preferred stock and the convertible notes, the conversion price for these securities and the exercise price of certain of the warrants described above will be further adjusted. Further reductions in the conversion price for the series A convertible preferred stock and the convertible notes and the exercise price for the warrants may result in the issuance of a significant number of additional shares of our common stock upon conversion and the exercise of these securities.

  We are significantly influenced by our directors, executive officers and their affiliated entities.

      Our directors, executive officers and entities affiliated with them beneficially owned an aggregate of about 21.0% of our outstanding common stock as of September 30, 2007. These stockholders, acting together, would be able to exert significant influence on substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers and other business combination transactions.

  Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.

      Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this prospectus which express "belief," "anticipation" or "expectation," as well as other statements which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those identified in the foregoing "Risk Factors" and elsewhere in this prospectus. Examples of these uncertainties and risks include, but are not limited to:

  access to sufficient debt or equity capital to meet our operating and financial needs;
  the effectiveness and ultimate market acceptance of our products;
  whether our products in development will prove safe, feasible and effective;
  whether and when we or any potential strategic partners will obtain approval from the FDA and corresponding foreign agencies;
  our need to achieve manufacturing scale-up in a timely manner, and our need to provide for the efficient manufacturing of sufficient quantities of our products;
  the lack of immediate alternate sources of supply for some critical components of our products;
  our patent and intellectual property position;
  the need to fully develop the marketing, distribution, customer service and technical support and other functions critical to the success of our product lines;
  the dependence on potential strategic partners or outside investors for funding, development assistance, clinical trials, distribution and marketing of some of our products; and
  other risks and uncertainties described from time to time in our reports filed with the SEC, including those contained in our annual report on Form 10-KSB for the year ended December 31, 2006 and our subsequent reports on Form 10-QSB.

  Risks related to our Common Stock and Stock Price Fluctuation

  Our stock is thinly traded, so you may be unable to sell at or near ask prices or at all.

      The shares of our common stock are traded on the Pink Sheets. Shares of our common stock are thinly traded, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including:

  we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume; and

  stock analysts, stock brokers and institutional investors may be risk-averse and be reluctant to follow a company such as ours that faces substantial doubt about its ability to continue as a going concern or to purchase or recommend the purchase of our shares until such time as we became more viable.

      As a consequence, our stock price may not reflect an actual or perceived value. Also, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or if developed, may not be sustained. Due to these conditions, you may not be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

  Trading in our common stock is subject to special sales practices and may be difficult to sell.

      Our common stock is subject to the Securities and Exchange Commission's "penny stock" rule, which imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. Penny stocks are generally defined to be an equity security that has a market price of less than $5.00 per share. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of our shareholders in this offering to sell their securities in any market that might develop.

      Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

  control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
  manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
  "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;
  excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
  the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

      Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

  Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.

      If our stockholders (including those persons who may become stockholders upon conversion of our series A convertible preferred stock and convertible notes or upon exercise of our warrants) sell substantial amounts of our common stock, or the public market perceives that stockholders might sell substantial amounts of our common stock, the market price of our common stock could decline significantly. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that our management deems appropriate.

  USE OF PROCEEDS

      All sales of the common stock covered by this prospectus will be by or for the account of the selling stockholders listed in this prospectus under "Share Ownership of Selling Stockholders." We will not receive any cash proceeds from the sales of any common stock. We may receive the proceeds from the exercise of warrants entitling the selling stockholders to purchase 11,792,599 shares of our common stock. If all warrants held by the selling stockholders are exercised in cash, we will receive $9.1 million in proceeds.

      We anticipate that any proceeds from the exercise of warrants by the selling stockholders will be used for general corporate purposes, including, but not limited to, working capital, capital expenditures and the repayment or refinancing of our obligations.

  MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED
  STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

  Market for Common Stock

      From August 2003 until May 2007, our common stock was traded on the OTC Bulletin Board under the ticker symbol SPRX. In May 2007, our common stock began trading on the Pink Sheets quotation system under the ticker symbol SPRX. The number of record holders of our common stock at September 4, 2007 was 143.

      The high and low last sales prices for the calendar years 2005 and 2006 and the first quarter of 2007 as reported by the OTC Bulletin Board and the Pink Sheets, as applicable, are as follows:

	2005		2006		2007
	HIGH	LOW	HIGH	LOW	HIGH	LOW
First Quarter	$0.65	$0.24	$1.50	$0.19	$0.80	$0.25
Second Quarter	$0.55	$0.25	$1.02	$0.52	$0.80	$0.28
Third Quarter	$0.30	$0.23	$0.65	$0.47	$0.40	$0.23
Fourth Quarter	$0.40	$0.17	$0.52	$0.21

  Dividend Policy

      We have not paid any dividends since our inception and do not intend to pay any dividends in the foreseeable future, except as required pursuant to our preferred stock agreements from legally available funds, if any.

  Securities Authorized for Issuance Under Equity Compensation Plans

      All the securities we have provided our employees, directors and consultants have been issued under our stock option plans, which are approved by our stockholders. We have issued common stock to other individuals that are not employees or directors, in lieu of cash payments, that are not part of any plan approved by our stockholders.

  Securities authorized for issuance under equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders	2,034,105	$2.78	256,052
Equity compensation plans not approved by security holders	0	$0	0
TOTAL	2,034,105	$2.78	256,052

  Subsequent to September 30, 2007, our stockholders approved an increase in the number of shares issuable under our stock option plan of 4,000,000 shares.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

  The following discussion should be read in conjunction with our financial statements and notes thereto included elsewhere in this report.

  Overview

      We were incorporated on October 27, 1992, and since that date, we raised capital through the sale of preferred stock, issuance of debt securities, public and private sales of common stock, funding from collaborative arrangements and sales of assets. Following our initial funding in early 1993, we immediately began research and development activities with the objective of commercializing less invasive diagnostic, screening and monitoring products. We commercialized the BiliChek™ related to infant jaundice in 1998, which we later sold to Respironics, Inc. in 2003. We attempted to commercialize a diabetes screening instrument with Roche Diagnostics, Inc. and a glucose monitoring product with Abbott Laboratories. We also conducted a joint venture with Welch Allyn, Inc. related to our cervical cancer detection technology from 1999 to 2002. In December 2001, we acquired 100% of the common stock of Sterling, a company formed for the purpose of developing and marketing insulin-delivery products, the assets of which we sold in May 2007.

      We have a limited operating history upon which our prospects can be evaluated. Our prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. We have experienced operating losses since our inception, and, as of September 30, 2007, we have an accumulated deficit of about $63.6 million. To date, we have engaged primarily in research and development efforts. We first generated revenues from product sales in 1998, but do not have significant experience in manufacturing, marketing or selling our products. Our development efforts may not result in commercially viable products and we may not be successful in introducing our products. Moreover, required regulatory clearances or approvals may not be obtained in a timely manner, or at all. Our products may not ever gain market acceptance and we may not ever generate significant revenues or achieve profitability. The development and commercialization of our products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We expect our operating losses to continue through at least the end of 2009 as we continue to expend substantial resources to introduce our cervical cancer detection product, further the development of our other products, obtain regulatory clearances or approvals, build our marketing, sales, manufacturing and finance organizations and conduct further research and development.

      Our product revenues to date have been limited. For 2005 and 2006, a majority of our revenues came from our SimpleChoice insulin delivery product sold effective May 9, 2007 (see Recent Developments below) and National Institute of Alcohol Abuse and Alcoholism ("NIAAA") research contract revenue. We expect that the majority of our revenue in 2007 will be derived from research contract revenue. Our other products for glucose monitoring and cervical cancer detection are still in development.

      As a result of the sale of our SimpleChoice business to ICU Medical, Inc. or ICU, in May of 2007, we will no longer obtain revenues from sales of SimpleChoice products to distributors. Such revenues were approximately $308,000 and $66,000 for the nine months ended September 30, 2006 and 2007, respectively. For the three months ended September 30, 2006, such revenue was approximately $120,000. For the three months ended September 30, 2007, there was no significant revenue, since the Company had reduced operations significantly in anticipation of the sale. The channels for sales of our glucose monitoring and cervical cancer detection products are not currently established and we face competitors who have sought to deny our access to the market in the past, through predatory sales practices. As a result of supply issues and a distribution issues prior to the sale of our SimpleChoice business, our insulin delivery product sales had decreased for the first half of 2007.

  Recent Developments

      On May 9, 2007, we and Sterling sold to ICU Medical, Inc., or ICU, substantially all of our assets related to our SimpleChoice business. The purchase price for the sale of these assets was $3,000,000, and after adjustment for certain escrow amounts and escrow fees, we received $2.6 million. Under the terms of the sale, we may receive certain additional payments from ICU, not to exceed $1,000,000 in any calendar year, relating to sales of products covered by a certain patent entitled "Infusion Hub Assembly and Fluid Line Disconnect System." Additionally, ICU granted us a license to make, use, or sell products covered by a certain patent relating to "Insertion Device for an Insertion Set and Method of Using the Same" and we agreed to make certain royalty payments to ICU, not to exceed $1,000,000 in any calendar year, on sales of products covered by this patent. In connection with the sale, we announced the termination of any further sales of SimpleChoice products and we are currently focused on completing the development of our cervical cancer detection device.

      On November 9, 2007, SpectRx, Inc. ("SpectRx") entered into an agreement with the MacKay Group, Ltd. ("MacKay") to manufacture and supply non-invasive breast and cervical cancer detection products for the Asian market.  Under terms of the agreement, SpectRx will manufacture for MacKay a specified number of Biofield Breast Diagnostic Systems (a non-invasive breast cancer detection devise), and MacKay will purchase a specified minimum number of SpectRx's LightTouch™ Non-invasive Cervical Cancer Detection Devices and associated single-patient-use disposables.  SpectRx will manufacture the devices at its facility in Norcross, Georgia.  The Biofield devices will be sold on a cost plus basis, the LightTouch devices and disposables will be sold on a fixed price basis

  Critical Accounting Policies

      Our material accounting policies, which we believe are the most critical to an investor's understanding of our financial results and condition, are discussed below. Because we are still early in our enterprise development, the number of these policies requiring explanation is limited. As we begin to generate increased revenue from different sources, we expect that the number of applicable policies and complexity of the judgments required will increase.

      Currently, our policies that could require critical management judgment are in the areas of revenue recognition, reserves for accounts receivable and inventory valuation.

  Revenue Recognition: We recognize revenue from sales of products or services upon shipment of products or when services are rendered. We also recognize milestone revenue from collaborative partners when a milestone has been accomplished or when we, and our partner, agree that a milestone has been reached. If collectibility of accounts receivable for milestones or services is doubtful, revenues and gains are recognized on the basis of cash received. We have relied upon SEC Staff Accounting Bulletin, or SAB, 101 and SAB 104 for guidance in recognizing revenue and related costs.

  Service Revenues: Service revenues are considered to have been earned when we have substantially accomplished what we must do to be entitled to the benefits represented by the service revenues. Accordingly, we record revenue from service contracts where the service is completed and the customer is invoiced in accordance with the terms of a written, duly executed service contract or purchase order.

  Allowance for Accounts Receivable: We estimate losses from the inability of our customers to make required payments and periodically review the payment history of each of our customers, as well as their financial condition, and revise our reserves as a result.

  Inventory Valuation: Inventories are valued at the lower of cost or market value and have been reduced by an allowance for excess and obsolete inventories, if necessary.

  Results of Operations

      Comparison of the Nine Months Ended September 30, 2007 and 2006

      General: Net loss available to common stockholders was approximately $21,000 during the nine months ended September 30, 2007, as compared to net loss available to common stockholders of $4.1 million during the nine months ended September 30, 2006. Net loss available to common stockholders for the nine months ended September 30, 2007 included a gain from debt forgiveness of approximately $5.8 million and a gain on sale of SimpleChoice of approximately $2.4 million (net of tax), offset primarily by a deemed dividend on series A convertible preferred stock of approximately $3.8 million. SimpleChoice, the discontinued operations had a net loss of approximately $ 1.3 million for the nine months ended September 30, 2006.

      Net income was $4.0 million during the nine months ended September 30, 2007, versus a net loss of $3.8 million for the same period in 2006. Revenue increased to $700,000 from $483,000 for the nine months ended September 30, 2007 and 2006, respectively, primarily due to the increase in revenue from contracts relating to ISF technology. The Company had a gain of approximately $2.4 million (net of tax) from the sale of SimpleChoice, and a gain from debt forgiveness of approximately $5.8 million during the nine months ended September 30, 2007. Operating income for the nine months ended September 30, 2007, as a result, was approximately $3.3 million, as compared to a $2.1 million loss in the same period of 2006.

      Revenue: Net revenue increased to $700,000 for the nine months ended September 30, 2007 from $483,000 for the same period in 2006. Net revenue was higher for the nine months ended September 30, 2007, than for the comparable period in 2006, due to the increase in revenue from contracts relating to our ISF technology.

      Research and Development Expenses: Research and development expenses increased to approximately $1.4 million for the nine months ended September 30, 2007, compared to $1.1 million for the same period in 2006. The increase of approximately $230,000 was primarily due to on-going research and development costs associated with the cervical cancer detection device.

      General and Administrative Expenses: General and administrative expenses increased to $1.8 million during the nine months ended September 30, 2007, compared to $1.4 million for the same period in 2006. The increase is primarily related to executive severance pay expense of approximately $410,000, as part of the sale of SimpleChoice, as well as certain accrued expenses. There were additional expenses of accrued audit fees of approximately $50,000, as well as approximately $28,000 of director's fees for the nine months ended September 30, 2007. Costs of warrants issued to non-converting bridge note holders approximated $70,000 for the nine months ended September 30, 2007, offset in part by the reduction of salary expense.

      Other Income and Interest Expense, net: Other income and interest expense, net increased to approximately $1.2 million for the nine months ended September 30, 2007, as compared to expenses of approximately $396,000 for the same period in 2006. The increase is primarily due to accretion of debt discount and a beneficial conversion feature of convertible notes payable in the amount of approximately $288,000 for the nine months ended September 30, 2007, and accrued penalties in connection with registration rights under the Amended Loan totaling approximately $91,000. Costs of warrants repriced and issued to non-converting bridge noteholders approximated $84,000 for the nine months ended September 30, 2007. Interest paid on loans, increased by approximately $312,000 for the nine months ended September 30, 2007, as compared to the same period in 2006, primarily due to conversion of the bridge loan payable and additional borrowings since September 30, 2006.

      Comparison of the Years Ended December 31, 2005 and 2006

      General: Loss attributable to common stockholders increased to approximately $5.3 million or $0.45 per share in 2006, from approximately $2.6 million, or $0.22 per share in 2005. During 2005, we recognized a gain of $2.6 million on gain of sale of our BiliChek line related to our infant jaundice business, which had the effect of reducing the loss in 2005. Loss from continuing operations was approximately $3.5 million or $0.33 per share in 2006, versus an income of approximately $323,000, or $0.00 per share in 2005. Discontinued operations had a loss of approximately $1.5 million or $0.12 per share in 2006, as compared to a loss of approximately $2.5 million or $0.22 per share in 2005.

      We expect net losses to continue. We have no agreements that provide for additional milestone revenue for the foreseeable future and we no longer will be receiving any additional amounts for the sale of our BiliChek line. We sold our SimpleChoice business in May 2007 for $3,000,000, of which we had a net gain on sale of $2,500,000, and therefore will not have sales from this product line going forward. We are dependent upon the completion of our cervical cancer and interstitial fluid based glucose monitoring development programs and will not have significant sales until a product can be launched. If the cervical cancer product can be launched, it is possible that our product revenue will not meet our expectations. If this were to happen, future net losses could increase as a result of spending increases necessary to complete research, development and clinical trials of our products, begin sales and marketing efforts and establish manufacturing capabilities. This would delay some of our product development activities.

      Revenue and Cost of Product Sales: Total revenues increased to $602,000 in 2006, from about $256,000 in 2005. There was an increase in revenue from contracts from the NIAAA, which increased by $225,000 when compared to the 2005 period. Cost of sales increased to about $128,000 in 2006 from about $74,000 in 2005. .

      Research and Development Expenses: Research and development expenses were approximately $1.5 million in 2006 as compared to approximately $848,000 in the same period of 2005. There was an increase of about $640,000 in expenses related to our cancer detection technology We expect research and development expenses to decrease in the future in the area of our glucose monitoring and to increase in the area of our cervical cancer detection program.

      Sales and Marketing: Sales and marketing expenses decreased to $12,000 in 2006, as compared to $18,000 in 2005.

      General and Administrative Expenses: General and administrative expense increased to about $2 million in 2006, from about $1.3 million in 2005. The significant increases were in higher salary expense ($115,000) associated with the termination of a salary deferral plan for certain executives, higher legal fees ($200,000) and costs associated with the attempted financing of our wholly owned subsidiary, Guided Therapeutics, Inc, or GT.

      Other Income and Interest Expense, Net: Interest expense, net in 2006 was $709,000 as compared to $306,000 in 2005. The increase is primarily due to interest expense of $252,000 incurred relating to the bridge loan financings during 2006. There was other income of $200,000 during 2006 for payments received by the Company during 2006 for an exclusive negotiation agreement signed by the Company for its ISF technology.

  Liquidity and Capital Resources

      We have financed our operations since inception primarily through private sales of debt and private and public sales of our equity securities. At September 30, 2007, we had cash of approximately $278,000 and a negative working capital of approximately $2.7 million.

      Our major cash flows in the nine months ended September 30, 2007 consisted of cash out-flows of $3.5 million from operations (including approximately $4.0 million of net income). The net income for the nine months ended September 30, 2007 included a gain from debt forgiveness of approximately $5.8 million and a gain on sale of SimpleChoice of approximately $2.4 million (net of tax), a net change from investing activities of $2.5 million, which primarily represents the proceeds from the sale of SimpleChoice through September 30, 2007, and $1.1million net cash provided by financing activities, due to proceeds received from the Company's convertible notes payable.

      We have historically also received funds from milestone payments and reimbursements from our collaborative partners. We are currently seeking a collaborative partner for our glucose monitoring technology. Until we reach an agreement with a new partner, we expect minimal or no such milestones or reimbursements. We have been successful in securing grants to support some of our programs, including grants totaling over $2.5 million, to be spent over two years, from the NCI for our cervical cancer program. In March 2003, we sold the assets related to the BiliChek products as non-core assets for $4.0 million of cash at closing, an additional $1.0 million upon completion of some component replacement engineering work, which we received in November 2003, and up to $6.25 million in earnout payments based upon the future performance of the business as conducted by the buyer, Respironics. We received $655,000 of earnout in the first quarter of 2004 for performance during 2003 and we received approximately $1.0 million of earnout in 2005 for performance during 2004. We received an additional $2.6 million for the remainder of potential earnout in 2005. No more earnout payments will be paid to us.

      On February 3, 2006, GT obtained a $1.5 million loan, made by about a dozen investors.  Evidencing such borrowing, GT executed promissory notes in favor of each of the investors.  Proceeds of the loan have been used by GT to fund its product development work and its general working capital needs, and to reimburse the Company for certain expenses incurred or to be incurred by it on behalf of GT. The interest rate on the notes is 10% per annum and the notes matured on August 2, 2006.

      On February 27, 2006, the Company borrowed an additional $400,000 through a note purchase and security agreement.  The interest rate on the note was 15% per annum and the note was to mature on August 2, 2006.  This note was paid in full on June 28, 2006.

      On June 28, 2006, the Company entered into a bridge loan agreement ("Bridge Loan Agreement") with Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark Samuels, Richard L. Fowler and William Arthur, III, and ProMed Management, Inc., as agent for these lenders, pursuant to which each lender made a loan ("Loans") to the Company.  At September 30, 2006, the aggregate principal amount of Loans was $1,592,000. From September 30, 2006 through December 31, 2006, an additional $444,000 was borrowed bringing the total to $2,036,000.

      Subsequently, both Loans and the notes issued as payment for amounts due under the Loans were amended to provide for extensions through February 23, 2007. For the nine months ended September 30, 2006 and 2007, interest of approximately $135,000 and $110,000, respectively, was incurred on the notes.

      On March 1, 2007, the Company issued four new short-term unsecured promissory notes as payment for all amounts due under the Bridge Loan Agreement as follows: one in the amount of $53,049, to replace an original note (principal and interest), issued on September 22, 2006; two in the amount of $106,367 each, to replace the two original notes issued on September 15, 2006, and one in the amount of $158,860 to replace an original note issued on September 15, 2006. The notes matured on April 11, 2007 and contain an obligation to issue a total of warrants to purchase 169,857 shares of the Company's common stock at $0.78 per share. The fair value of these warrants was approximately $64,000 at March 31, 2007. This amount has been expensed in the Company's statement of operations for the period then ended. An additional extension is currently being negotiated with the lenders. Warrants have been issued; however, the notes are past due.

      On March 12, 2007, the Company completed the restructuring of the Bridge Loan Agreement into an Amended and Restated Loan Agreement ("Amended Loan") with existing and new creditors.  Pursuant to the Amended Loan, the existing Loans under the Bridge Loan Agreement, were restructured and consolidated into new 13% Senior Secured Convertible Notes (the "Convertible Notes"), including those issued by GT, and new creditors became party to the Amended Loan.  The aggregate principal amount of the Amended Loan is approximately $4.8 million due on March 1, 2010. No interest is due until maturity, absent an event of default under the Amended Loan.  If the event of default occurs and is continuing, the interest rate on the Amended Loan is 18%. These notes are convertible into common stock at $0.65 per share, or 7,285,061 shares of common stock, and were issued with approximately 7.2 million warrants, exercisable immediately at $0.78 per share for the Company's common stock. Additionally, accrued interest on the Convertible Notes is convertible into shares of common stock of the Company on the same terms. In addition, 661,000 warrants at an exercise price of $0.78 were also issued to the placement agent and others in conjunction with this financing, as well as a warrant to purchase 15,000 shares of the Company's common stock at $0.78, as part of interest expense to a non-converting bridge note holder, as interest on the notes payable. The fair value of the warrant to purchase 15,000 shares of the Company's common stock was approximately $6,000 at March 31, 2007. This amount has been expensed in the Company's statement of operations for the period then ended. The conversion price and the exercise price of the warrants are subject to adjustments for anti-dilution.

      On March 12, 2007, the relative fair value of the warrants was approximately $2.3 million (including $.3 million attributed to 661,000 warrants for placement agent treated as debt issuance cost), and the relative fair value of the beneficial conversion feature was approximately $1.3 million. The debt discount, consisting of the beneficial conversion feature and warrants, will accrete over the 36-month term of the Convertible Notes payable using the effective interest method. In addition, debt issuance costs totaling approximately $811,000 ($520,000 cash costs and $291,000 warrant value for 661,000 warrants given to placement agent) will also be amortized over thirty-six months, using the effective interest method.

      The Amended Loan is a senior secured obligation of the Company and is secured by (a) a first in priority lien on all of the Company's assets; (b) a guaranty by Sterling; (c) a lien on all of Sterling's assets (except the SimpleChoice business); and (d) a pledge on all issued and outstanding stock of Sterling and GT.

      On April 17, 2007, the Company issued notes totaling approximately $440,827 to four officers and former officers representing unpaid salary (accrued as of December 31, 2006), pursuant to letter agreements executed in 2004 that would have become payable after the closing of the Amended Loan. The notes were in the amounts of: $188,721 to William D. Arthur, III, former President and Chief Operating Officer; $100,946 to Richard Fowler, Senior Vice President of Engineering; $86,445 to Thomas H. Muller, Jr., former Chief Financial Officer; and $64,715 to Walter Pavlicek, former Vice President of Operations. The notes were unsecured and were payable upon the sale of certain assets or at any time after August 28, 2007 when the Company had more than $1 million of cash on hand. Two of the notes had an interest rate of 13% and two of the notes had an interest rate of 7%, with interest accruing from March 1, 2007. These amounts could have been construed to be past due under the 2004 letter agreements. All notes and Mark Samuels' accrued salary were paid in the second quarter of 2007.

      We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements in addition to these sources. We believe our existing and available capital resources will be sufficient to satisfy our funding requirements through June 30, 2008, excluding any amounts due on redeemable convertible preferred stock during the year, although we need to secure a collaborative partner to move forward with our continuous glucose program and will need additional funding to complete our pivotal trials for our cervical cancer detection product in a timely fashion. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including loans using certain assets as collateral.

  New Accounting Pronouncements

      In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Specifically, SFAS No. 157 sets forth a definition of fair value, and prioritizes the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of SFAS No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," for which the provisions of SFAS No. 157 should be applied retrospectively. The Company will adopt SFAS No. 157 in the first quarter of 2008 and is still evaluating the effect of such adoption, if any, on its financial position or results of operations.

      In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115." SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS No. 159 is effective for the Company's 2008 fiscal year. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. We are currently evaluating the impact, if any, of SFAS No. 159 on the Company's consolidated financial statements.

      Off-Balance Sheet Arrangements

          We have no material off-balance sheet arrangements, no special purpose entities, and no activities that include non-exchange-traded contracts accounted for at fair value.

  BUSINESS

  Overview

      We are a medical technology company focused on developing innovative medical devices that have the potential to improve health care. Our technology, including products in research and development, includes: a) biophotonics technology for the non-invasive detection of cancers, including cervical cancer, and b) innovative methods of sampling interstitial fluid using laser energy to create micropores for improved glucose and alcohol monitoring. We also developed innovative methods of delivering insulin to people with diabetes with our SimpleChoice® product line until May 2007, when we sold substantially all the assets related to our insulin delivery business (see "Management's Discussion and Analysis or Plan of Operation-Recent Developments"). We are currently focused on completing the development of our cervical cancer detection device.

      Non-Invasive Cervical Cancer Diagnostics

      We believe our cervical cancer detection device will provide a less invasive and painless alternative to conventional tests for cervical cancer detection. We also believe our cervical cancer detection product can improve patient well-being and reduce healthcare costs since it reduces or eliminates pain, is convenient to use and provides rapid results at the point-of-care. Our cervical cancer detection device is currently undergoing tests as part of a U.S. FDA pivotal trial, and we have now tested more than 1,300 of the estimated 1,800 to 2,000 women needed to complete the trial.

      Diabetes Management

      We sold our insulin delivery product line in May 2007. In glucose monitoring, we are conducting activities intended to produce a product that can measure glucose levels more conveniently and more frequently than products currently sold by our competitors. We are also investigating other applications for our interstitial fluid extraction technology, including cancer detection.

  Our Business Strategy

      Our mission is to build a profitable business that develops and commercializes medical products that improve people's lives and increases stockholder value. To achieve this mission, we intend to complete the FDA pivotal trial for our cervical cancer diagnostic product and obtain capital investment for the development and launch of this product. Our cervical cancer diagnostic activities have been financed to date through a combination of government grants, strategic partners and direct investment. Bringing this product to market is the main focus of our business. In order to adequately finance the completion of the FDA pivotal trial, complete product development and prepare for marketing of the cervical cancer detection product, additional capital will be needed.

  Industry Overviews

      Non-Invasive Cancer Diagnostics Products

      Cervical Cancer Detection-Guided Therapeutics

  Background

      According to the American Cancer Society, cancer is a group of many related diseases. All forms of cancer involve the out-of-control growth and spread of abnormal cells. Normal body cells grow, divide, and die in an orderly fashion. Cancer cells, however, continue to grow and divide, and can spread to other parts of the body. In America, half of all men and one-third of all women will develop cancer during their lifetimes. According to the American Cancer Society, the sooner a cancer is found and treatment begins, the better a patient's chances are of being cured. We began investigating the applications of our technologies to cancer detection before 1997, when we initiated a market analysis for these uses. We concluded that our biophotonic technologies had applications for the detection of a variety of cancers through the exposure of tissue to light. We selected cervical cancer and skin cancer from a list of the ten most attractive applications as categories of cancer to pursue initially, and currently are focused only on the development of our non-invasive cervical cancer detection product.

  Cervical Cancer

      Cervical cancer is a cancer that begins in the lining of the cervix; the lower part of the uterus. Cervical cancer forms over time and may spread to other parts of the body if left untreated. There is generally a gradual change from a normal cervix to a cervix with precancerous cells to cervical cancer. For some women, precancerous changes may go away without any treatment. While the majority of precancerous changes in the cervix do not advance to cancer, if precancers are treated, the risk that they will become cancers can be greatly reduced. The Pap smear, which involves a sample of cervical tissue being placed on a slide and observed in a laboratory, is currently the most common form of cervical cancer screening. Most cervical cancers are associated with certain strains of the human papilloma virus, or HPV.

  Cervical Cancer Market

      The American Cancer Society estimates that about 11,150 cases of invasive cervical cancer will be diagnosed in 2007 in the United States, and predicts 3,670 deaths from cervical cancer for 2007. According to published data, cervical cancer results in about 200,000 deaths annually worldwide, with 370,000 new cases reported each year.

      We believe that our major market opportunities related to cervical cancer are in diagnosis and screening. Since the introduction of better screening and diagnostic methods, the number of cervical cancer deaths in the U.S. has declined dramatically, due mainly to the increased use of the Pap smear screening test. However, the Pap smear screening test has a wide variation in sensitivity, which is the ability to detect the disease, and specificity, which is the ability to exclude false positives. A study by Duke University for the U.S. Agency for HealthCare Policy and Research published in 1999 showed Pap test performance ranging from a sensitivity of 22% and specificity of 78% to sensitivity of 95% and specificity of 10%. About 60 million Pap tests are given annually in the U.S. The average price of a Pap test in the U.S. is about $26. New technologies improving the sensitivity and specificity of Pap smear screening have recently been introduced and are finding acceptance in the marketplace.

      After screening for cervical cancer by use of a Pap smear, if necessary, a visual examination of the cervix using a colposcope is usually followed by a biopsy, sampling at one to two locations. This method looks for visual changes attributable to cancer. There are about two million colposcope examinations annually in the U.S. and Europe. In 2003, the average cost of a stand-alone colposcope examination in the U.S. was $185 and the average cost of a colposcopy with biopsy was $277.

      In 2006, a new vaccine for certain strains of HPV was approved by the FDA. The vaccine is administered in three doses, and according to guidelines, preferably to girls before they become sexually active. The approved vaccine is effective against 70% of the strains of HPV thought to be responsible for cervical cancer. Due to the limited availability and lack of 100% protection against all potentially cancer-causing strains of HPV, we believe that the vaccine will have a limited impact on the cervical cancer screening and diagnostic market for many years.

  Our Non-invasive Cervical Cancer Product

      We are developing a non-invasive cervical cancer detection product. The product is based on our proprietary biophotonic technology. The device is expected to identify cervical cancers and precancers painlessly, non-invasively and at the point-of-care by scanning the cervix with light, then analyzing the light reflected or emanating from the cervix. The information presented by the light would be used to produce a map or image of diseased tissue. This test, unlike the Pap smear test or biopsy, has the potential to preserve the perspective and positional information of disease on the cervix, allowing for more accurate diagnosis. This feature of our system also could allow doctors to make intelligent choices in selecting biopsy sites and could be expanded for use in assisting the detection of cancerous margins for cancer removal. Our product, in addition to detecting the structural changes attributed to cervical cancer, is also expected to detect the biochemical changes that precede the development of visual lesions. In this way, cervical cancer may be detected earlier in its development, which should increase the chances of effective treatment. The product is expected to incorporate a single-use, disposable calibration and alignment component similar to those we developed and manufactured for our former infant jaundice detection product, the BiliChek™, which was sold in 2003. FDA approval of the intended use of our device is required and initial approval may be for a limited set of the above potential capabilities. Our strategy is to launch our cervical cancer detection product first in the developed countries of Europe in tandem with procuring FDA approval in the U.S.

      To date, more than 2,000 women have been tested with various prototype devices in multiple clinical settings. During 2000, we conducted human clinical feasibility studies of laboratory prototypes at two U.S. research centers, detecting 31% more cervical precancerous lesions than conventional Pap tests. The results were presented at the World Health Organization/European Research Organization on Genital Infection and Neoplasia Joint Experts Conference in Paris in April 2000. The study population included 133 women scheduled for colposcopy and biopsy, if indicated. A total of 318 tissue-specific comparisons were made between our device and colposcopy/biopsy results. Of the 318 patients included in this study, 20 had high-grade precancers, 36 had low-grade precancers, 146 had benign lesions and 116 had normal tissues. Compared to the Pap test, our product detected 31% more precancers and 25% more high-grade precancers without increasing the false positive rate.

      Most of our development effort from 1998 to 2001 occurred under a collaborative agreement with Welch Allyn, Inc., or Welch Allyn, which specifically focused on the development of a cervical cancer detection product. In November 2002, we reached an agreement terminating the collaborative development arrangement with Welch Allyn, effective as of December 10, 2001, and agreeing to certain cross-licensing provisions of technology developed under the collaborative agreement. As part of the termination agreement, we agreed to provide certain royalties on one jointly developed patent to Welch Allyn if a product is commercialized, subject to offsets for patent expenses and other limitations.

      In 2001, a study published in the Journal of Lower Genital Tract Disease reported that prototypes of our non-invasive cervical cancer detection device detected 25% more incidences of disease than Pap tests. The study of 111 women, conducted at two U.S. sites, also showed that the performance of the prototypes was not affected by age, history of childbirth or previous cervical surgical history and generated results across an age range of 18 to 73 years. The data from the examinations of the patients in the study using our prototypes and Pap tests were compared to colposcopy and biopsy results. The results showed that our devices were able to tell the difference between low-grade and high-grade precancers, as well as indicate their locations on the cervix, when compared to biopsy. Of the 111 patients included in the study, 19 had high-grade precancer, 30 had low-grade precancer, 34 had other diseases or scar tissue and 28 were considered normal.

      In 2002, we collected additional data on 600 patients using three prototype devices. This data was used to develop our algorithm in preparation for FDA pivotal trials. The FDA pivotal trials started using our existing prototype devices and are expected to conclude using a production prototype.

      In December 2003, the Journal of Lower Genital Tract Disease reported that 81% of women tested with our non-invasive cervical cancer detection prototypes wanted the test to be used as a replacement for the invasive Pap test. Additionally, 87% of women who took our test would recommend it to a friend who is to undergo an exam for cervical disease. More than 96% of women surveyed favored the SpectRx test as a method for locating the presence of disease and reducing the number of biopsies. Additionally, the study reported that 85% of participants wanted their doctor to have the test and 91% wanted their insurance company to pay for it.

      The study was conducted at the Medical College of Georgia Gynecologic Cancer Prevention Center by principal investigator Daron G. Ferris, MD. A group of 176 women, who completed the non-invasive test and a colposcopic examination, completed a 24-item questionnaire, which included a series of questions regarding their willingness to use or recommend the test. We provided the device for the trial, but did not provide any financial assistance for the independent study.

      In February 2003, we announced we had received a two-year, $1.3 million grant from the National Cancer Institute, or NCI, to support our FDA pivotal clinical trials. In June 2004, we announced that we were selected to receive another grant of $1.1 million from the NCI to develop one commercial version of the device.

      In January 2004, we reported to the NCI the results of a pre-pivotal clinical trial sponsored by the agency. The study cohort consisted of 506 women ranging in age from 16-years to 75-years. Results of the NCI-sponsored study indicated that our technology could reduce by 55% the number of unnecessary follow-up procedures as a result of false positive Pap test results.

      In May 2004, we announced that the FDA had completed its review of our pivotal trial protocol using a prototype device and we began enrollment of patients for the pivotal trial in June.

      In 2005, we continued to conduct our pivotal clinical trial, which had collected data on over 900 women by the end of the year. In 2005, we also completed work on our commercial prototype. In 2006, we continued to enroll subjects in our pivotal clinical trial and by the end of the year, had enrolled 1,236 subjects.

      In March 2006, we announced that two clinical studies, presented at the American Society for Colposcopy and Cervical Pathology, or ASCCP, Biennial meeting, indicated that our non-invasive cervical cancer detection device is more effective at determining whether a woman has cervical precancer or a benign lesion than traditional testing, including Pap and HPV. These studies were later published in January and February of 2007 in the "Journal of Lower Genital Tract Disease."

      In May 2006, we announced that the first pre-production cervical cancer detection device using a single-use, self-calibrating disposable was placed in a clinic for evaluation.

      In September 2006, we announced that the NCI awarded a fifth grant of approximately $690,000 for development of our non-invasive cervical cancer detection technology. This grant is being used to further the ongoing FDA pivotal clinical trial. In 2006, we received approximately $522,666 of NCI grant funds, with approximately $134,000 remaining as of December 31, 2006.

      In June 2007, we announced that we had successfully completed an audit of our quality system and were recertified under ISO 13485:2003. This designation means that we are eligible to issue a CE mark for our non-invasive cervical cancer detection device once development is complete. The CE mark is necessary to sell our non-invasive cervical cancer detection device in the European Union and other markets.

      Upon completion of the pivotal trials, we plan to submit an application for regulatory approval through the premarket approval, or PMA, process of a production prototype, although we must obtain additional funding. We also plan to ask for expedited review. Unexpected problems, however, may arise during the development and regulatory approval processes.

      The market for cervical cancer screening is currently dominated by lab-based cytological screening of samples obtained from patients. The market for primary screening is dominated by Cytyc, Inc., which markets the Thin Prep Pap test and Digene, Inc., which markets another method of cervical cancer screening, HPV detection. Digene is attempting to gain permission to use its device for primary screening. The Digene HPV test is already approved for use as a follow-up to ambiguous Pap results and as an adjunct to the Pap test for screening women aged 30 and over. We have conducted marketing research related to the cervical cancer market and the impact of the growth of the lab-based cytological screening products. We are reviewing the impact of the changing competitive landscape related to our product development pace and our initial and potential positioning. We will have to demonstrate clinical and commercial effectiveness to be able to change current medical practice behavior and capture market share. Accordingly, we cannot be sure that these events will occur.

      Diabetes Management

  Background

      Diabetes is a major health care problem and, according to recent estimates by the World Health Organization, the number of people with diabetes will grow to 300 million people worldwide over the next 25 years. If undiagnosed or untreated, diabetes can lead to severe medical complications over time, including blindness, loss of kidney function, nerve degeneration, and cardiovascular disease. Diabetes was the sixth leading cause of death by disease in the United States in 2002 and was estimated in 2002 to cost the U.S. economy over $132 billion annually, including indirect costs such as lost productivity.

      Diabetes occurs when the body does not produce sufficient levels of, or cannot effectively use, insulin, a hormone that regulates the body's use of glucose, a simple sugar and key carbohydrate. Glucose levels in the blood must be within a specific concentration range to ensure proper health. Insulin deficiency results in an abnormally high blood glucose concentration, which causes detectable changes in some proteins throughout the body, impairs the ability of cells to intake glucose and has other adverse effects. There are two types of diabetes. Type I diabetes is generally characterized as juvenile-onset and results in insulin dependency. In Type I diabetes, which affects from 5% to 10% of all people with diagnosed diabetes, the cells that make insulin have been damaged or destroyed. Type I diabetes is treated with daily insulin injections or with an insulin pump. Type II diabetes is the more prevalent form of diabetes accounting for 90% to 95% of all diagnosed cases, and is generally characterized as adult-onset; it does not necessarily result in insulin dependency. In Type II diabetes, the insulin producing cells are unable to produce enough insulin to compensate for the patient's poor sensitivity to the hormone in glucose-using tissues such as skeletal muscle, a condition called insulin resistance. Type II diabetes is initially managed with proper diet, exercise and oral medication, although it can eventually require insulin use.

  Insulin Delivery Market

      Of the estimated over 100 million people with diabetes worldwide, including 20.8 million in the U.S. as of 2005, approximately 5-10% have Type I diabetes. Of the remaining people with diabetes, about 35% use insulin periodically to manage their condition. It is estimated that between 2.5 to 3.0 million individuals with Type II diabetes in the U.S. use insulin on a regular basis.

  Our Insulin Delivery Products

      We commenced our entry into the insulin delivery business through our acquisition of Sterling Medivations on December 31, 2001. In the fourth quarter of 2002, we shipped a small quantity of SimpleChoice diabetes management products, including a reservoir for holding insulin in an insulin pump that is intended to be marketed with our insulin infusion sets. In addition to insulin sets and reservoirs, the SimpleChoice product line included insertion devices and other disposables. We sold these products through distributors and durable medical equipment sellers; however, sales were not sufficient to maintain the business. In May 2007, we sold substantially all the assets relating to our SimpleChoice diabetes management business.

  The Glucose Monitoring Market

      People with diabetes have difficulty achieving optimal glucose control. For proper glucose control, each insulin injection or other form of medication should be adjusted to reflect the person's current blood glucose concentration, carbohydrate consumption, exercise pattern, stress or other health factors. Accordingly, personal glucose monitoring products have become critical in managing diabetes by allowing people with diabetes to measure their glucose levels in order to adjust their diet, exercise and use of oral medication or insulin.

      In June 1993, the National Institutes of Health announced the results of the Diabetes Control and Complications Trial. This long-term study of about 1,400 people with Type I diabetes confirmed the importance of glucose control as a determinant of long-term risk of degenerative complications. The results from the trial demonstrated that the risk of degenerative complications is significantly reduced if blood glucose concentrations in people with Type I diabetes can be brought closer to the concentrations measured in individuals without diabetes. For example, the trial demonstrated that the risk of complications of diabetic retinopathy, the leading cause of blindness in the United States, could be reduced up to 76% through proper glucose control. The trial panel recommended that people with Type I diabetes measure their blood glucose four times per day in order to maintain proper control over their glucose levels. Although the study involved people with Type I diabetes only, similar Japanese and United Kingdom studies on people with Type II diabetes support the conclusion of the Diabetes Control and Complications Trial that maintaining low average glucose levels reduces the risks of complications associated with diabetes.

      Because glucose monitoring is an important part of everyday life for people diagnosed with diabetes, the worldwide personal glucose monitoring market is substantial. We believe that the worldwide market for glucose monitoring products at manufacturers' price levels is about $6.0 billion annually and is growing at about 12%-18% per year. We believe that the market for personal glucose monitoring products is driven by four main factors:
  an aging and more obese population;
  the realization that tight glucose control dramatically reduces the risk of complications associated with diabetes;
  the availability of third-party reimbursement in developed nations; and
  the promotion and increased availability of glucose monitoring products.

      It is estimated that people with diabetes currently monitor their glucose on average less than twice a day, instead of four times a day as recommended by the Diabetes Control and Complications Trial. We believe that the pain and inconvenience associated with conventional finger stick blood glucose monitoring systems, as described below, are the primary reasons that most people with diabetes fail to comply with this recommendation. We believe that greater awareness of the benefit of frequent self-monitoring and the availability of less painful, more convenient monitoring products could significantly increase the global market.

      Most commercially available conventional glucose monitoring systems are painful and inconvenient. These systems require that a blood sample be obtained from a patient, applied to a disposable test strip and then measured for glucose concentrations using a battery-powered, handheld monitor. Under most of these systems, the blood sample is usually obtained from a patient's fingertip because of the high concentration of capillaries at this site and because the blood produced at the fingertip can most easily be applied directly to test strips used in these devices. These systems typically require the patient to complete the following steps: insert the disposable test strip into the meter, lance the body part, apply the drop of blood to the test strip and wait for the meter to display the results. Because nerve endings are concentrated in the fingertips, the sampling process used in most systems can be painful. The level of patient discomfort is compounded by the fact that the fingertips offer a limited surface area from which to obtain a blood sample. Thus, the patient can be required to repeatedly sample from the same site, eventually resulting in callouses. In addition, applying the drop of blood to the test strip is difficult for those people with diabetes who have lost dexterity in their extremities due to nerve degeneration.

      Glucose monitoring products have evolved rapidly over time. The largest portion of this market is in conventional finger stick products. In the past, various factors have allowed new entrants to establish market share in the glucose monitoring product market, including technological advances, broader product distribution and increased patient awareness of product innovations. These factors have also expanded the overall size of the market for glucose monitoring products. There are blood glucose monitoring products now on the market that are designed to draw blood from the arm or leg, called alternate site products. Also in development are a number of continuous glucose monitoring products, which may reduce the need for finger sticks to draw blood. Many of these continuous monitoring products under development require a probe or sensor to be inserted under the skin and require frequent calibration with a conventional single use blood-based finger stick product. Recently, Dexcom, Inc., Medtronic MiniMed and Abbott Diabetes Products, a division of Abbott (formerly Therasense, Inc.), have filed for FDA approval or received FDA approval for various continuous glucose monitoring devices that involve putting a sensor under the skin.

  Our Glucose Monitoring Activities

      We are developing technology for use in a glucose monitoring product that should allow people with diabetes to easily, less painfully and accurately measure their glucose levels. We do not plan to sell this business; however, we are likely to seek a licensing arrangement. Our focus is on refining our proprietary interstitial fluid sampling technology. Interstitial fluid is an extracellular fluid that is prevalent throughout the body just beneath the skin. Interstitial fluid is the means by which proteins and chemicals, including glucose, pass between capillaries and cells. Studies based on our research, as well as independent research, have shown that interstitial fluid glucose levels correlate closely with blood glucose levels. We believe that using interstitial fluid to measure glucose levels is more efficient than using blood because it is free of interferences such as red blood cells, which must often be separated from the plasma before it can be measured to obtain an accurate result.

      Because our glucose monitoring technology is designed to obtain a sample of interstitial fluid through the outermost layers of the skin and does not require a blood sample, its use does not significantly stimulate pain sensors and capillaries found in the deeper layers of skin. This technology is expected to be free of the pain and blood involved in conventional finger stick or alternate site techniques. The primary focus of our activity is currently on the continuous monitoring product. We had previously been developing our single-use glucose monitoring product under a 1996 collaborative agreement with Abbott, which was terminated in January 2003. Abbott provided investments, milestone payments and reimbursement for research and development in support of the development program. On June 5, 2007, we and Abbott entered into a settlement agreement regarding these disputes (see "Legal Proceedings").

      We plan to proceed with the development of our continuous glucose monitoring technology as quickly as possible by licensing our technology or entering into an agreement with another entity to develop, or co-develop, our technology. In order to proceed, we need to identify a low glucose volume assay technology and obtain funding from a strategic partner or other source. We are currently in discussions with several potential strategic partners that we believe have the suitable glucose sensing technology that we need. We will need to reach an agreement with any collaborative partner to provide needed funding for additional product development, regulatory approval, production ramp-up and commercialization activities, or raise additional funds. We have been looking for a suitable collaborative partner since January of 2003. If we do not identify a strategic partner, we may be unable to continue to pay our minimum royalty payment to Altea Technologies, Inc., or Altea, under our agreement and will lose the rights to most of the patents and technology related to glucose monitoring. There can be no assurance that we will be able to reach an agreement with a collaborative partner or find additional funding sources.

      In addition to our activities aimed at using our laser-based micropore technology for glucose, we are also involved in externally funded research and development activities aimed at using interstitial fluid for continuous alcohol testing. Our research contract for alcohol testing with the National Institutes of Health totaled about $3.2 million for the first three years, beginning May 1, 2003, and was extended in June 2006 to four years.

      Infant Jaundice

      Our first commercial product, the BiliChek system for non-invasive detection of jaundice in infants, was introduced in 1998. The infant jaundice product was originally developed under a collaborative agreement with Respironics, which also granted Respironics an exclusive license to market and sell the product line in the United States and Canada. In March 2003, we sold the assets related to the infant jaundice products to Respironics. Under the terms of the Asset Sale Agreement, we were to receive ongoing payments from the sale of the disposable element of the product line, trademarked the BiliCal, over the base amount of unit sales to distributors sold in 2002 for a period not to exceed five years. In addition, we could have received earnout payments based upon certain revenue achievements of the sales of infant jaundice products by Respironics over the four years following the sale. We also provided some engineering work to Respironics and received a $1.0 million payment in the fourth quarter of 2003 related to the transaction. Our earnout accrual for 2004 totaled $1,030,000. In October of 2005, we completed the sale of the BiliChek for $1.5 million, bringing the total amount received to approximately $9.3 million.

  Licensing Arrangements

      Georgia Tech Research Corporation

      We have a license agreement with Georgia Tech Research Corporation. Under this agreement, entered into in May 1991, as amended, Georgia Tech Research Corporation has granted us an exclusive, worldwide license, including the right to grant sublicenses, to make, use and sell products that incorporate its know-how related to a method of using non-invasive instrumentation to quantitatively measure molecular changes in living human lenses for the purposes of diagnosing diabetes and precataractous conditions. Under the license, we must pay a royalty to Georgia Tech Research on net sales of any products manufactured and sold by us. The term of this agreement is until the expiration date of the last expiring patent covering any of the technology licensed or, if no patent issues, for 15 years from the date of execution of the agreement. The current expiration date for this agreement is July 2011. As of January 29, 2008, we did not owe any amounts under this agreement.

      Altea Technologies, Inc.

      In March 1996, we entered into a license and joint development agreement among us, Altea, and Non-Invasive Monitoring Company, Inc., or Non-Invasive Monitoring. Under this agreement, specified rights in respect of jointly developed technology are allocated between us and Altea. This agreement also covered one granted patent and know-how related to our glucose monitoring products, the joint application by us and Altea for a U.S. patent and an international patent related to the glucose monitoring products. It also outlined continued joint development efforts between us and Altea for the first year subject to both parties' approval. The agreement further provides for the joint ownership by us and Altea of some patents and technology relating to the transdermal/intradermal movement of substances using various methods. Under this agreement, we receive worldwide, exclusive rights to any technology for monitoring applications covered by the Non-Invasive Monitoring patents and related joint technology, and Altea receives exclusive, worldwide rights to any technology for delivery applications covered by the joint technology. There are currently 15 granted U.S. patents, four U.S. patent applications and a variety of foreign patents and patent applications covered by the agreement.

      We are obligated to pay royalties to Non-Invasive Monitoring for products using technology it owns under the agreement and to Altea for products using technology it owns under the agreement, in each case based on net sales of products and net revenues from sublicensees. Royalties on products using technology of both companies will be allocated as mutually agreed. Minimum annual royalties are payable by us to Altea (see Note 7 of the notes to consolidated financial statements for the year ended December 31, 2006). If actual accrued royalties are less than the minimum royalty amount, we must pay Altea the difference. To date, we have only paid minimum royalty payments to Altea. Currently, minimum payments are approximately $86,436 per quarter, after adjustment for Consumer Price Index (CPI), from $75,000 per quarter ($300,000 per year) at December 31, 2006.

      We, Altea and Non-Invasive Monitoring have twice arbitrated claims under these agreements.

      The term of the agreement is for the life of the patents covered by the agreement. The agreement may be terminated by any party in the event of a default by any other party that is not cured within 90 days of notice to the defaulting party. We may terminate the agreement upon not less than three months prior notice to Altea and Non-Invasive Monitoring if given before we have commercialized the technology and upon not less than six months prior notice to each party if given after commercialization has begun. Except in the case of termination of the agreement by us for breach, upon termination, all jointly owned technology developed prior to the execution of the amended agreement becomes the exclusive property of Altea, except the Non-Invasive Monitoring patents. If the agreement is terminated by us for breach, all rights to the monitoring technology in the countries in which we have retained our exclusive rights become our exclusive property, each party retains non-exclusive rights to the monitoring technology in other countries, and Altea retains all rights to the delivery technology.

  Research, Development and Engineering

      To date, we have been engaged primarily in the research, development and testing of our glucose monitoring, diabetes detection, infant jaundice and cancer detection products, including research for and development of our core biophotonic technologies. During 2004 and 2005, we spent a significant amount of resources on research and development in the area of insulin delivery as a consequence of our 2001 acquisition of Sterling Medivations. From inception to December 31, 2006, we incurred about $44.0 million in research and development expenses, net of about $14 million, which was reimbursed through collaborative arrangements. Research and development costs were about $848,000 in 2005 and $1.5 million in 2006.

      During 2006, there were two distinct groups conducting research, development and engineering. One group consisted of engineers and support personnel who design optics, electronics, mechanical components and software for the cancer detection products market, alcohol detection products under the contract with the NIAAA and continuous glucose monitoring products. The second group consisted of engineers developing insulin delivery products, who ceased those activities upon the sale of the SimpleChoice business in May 2007.

      We believe that the interstitial fluid sampling technology we have under development for use in connection with our glucose and alcohol monitoring products may also be used to develop alternatives for some blood tests where the analyte being tested is also present in comparable volumes in interstitial fluid.

      To date, only prototypes of our glucose monitoring and cancer detection products have been tested. Because our research and clinical development programs are at an early stage, substantial additional research and development and clinical trials will be necessary before commercial prototypes of our glucose monitoring and cancer detection products are produced.

  Manufacturing, Sales Marketing and Distribution

      We have only limited experience in the production planning, quality system management, facility development, and production scaling that will be needed to bring production to commercial levels. Prior to the sale of our SimpleChoice business, we had developed internal marketing and a distribution program for the SimpleChoice products to an introductory stage, and we had signed distribution agreements or entered into negotiations with companies we believed to be highly experienced in the diabetes supply business in the United States. We will need to develop additional expertise in order to successfully manufacture, market and distribute any future products.

  Patents

      We have pursued a course of developing and acquiring patents and patent rights and licensing technology. Our success depends in large part on our ability to establish and maintain the proprietary nature of our technology through the patent process and to license from others patents and patent applications necessary to develop our products. We have licensed from Non-Invasive Monitoring one granted patent and know-how related to its glucose monitoring product. We have been jointly granted 18 patents with Altea, and have jointly applied with Altea for two patents related to this device. We have license agreements with Georgia Tech Research Corporation that give us the right to use two patents related to our diabetes detection product, and we previously licensed this proprietary technology to Roche, although there is currently no development activity on this product. We assigned our patents and patent licenses related solely to the BiliChek system to Respironics as a part of the asset sale of that product, and have a royalty free exclusive license from Respironics to seven other patents for use outside the infant jaundice management field. We also have 15 granted US patents and five pending patent applications related to cancer detection.

      One or more of the patents held directly by us or licensed by us from third parties, as well as processes used in the manufacture of our products, may be successfully challenged, invalidated or circumvented. Additionally, we may not otherwise be able to rely on these patents. In addition, we cannot be sure that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in foreign markets. If any of our patents are successfully challenged, invalidated or circumvented or our rights or ability to manufacture our products were to be proscribed or limited, our ability to continue to manufacture and market our products could be adversely affected, which would likely have a material adverse effect upon our business, financial condition and results of operations.

  Competition

      The medical device industry in general, and the markets for glucose monitoring and cervical cancer detection in particular, are intensely competitive. If successful in our product development, we will compete with other providers of personal glucose monitors and cervical cancer detection and prevention products.

      Current cervical cancer screening systems, primarily the Pap smear and colposcopy, are well established and pervasive. Improvements and new technologies for cervical cancer detection and prevention, such as Thin-Prep from Cytyc Corporation and HPV testing from Digene Corporation, have introduced other new competitors. In addition, there are other companies attempting to develop products using forms of biophotonic technologies in cervical cancer detection such as MediSpectra. MediSpectra was granted a very limited FDA approval in March 2006 to market its device for detection of cervical cancers. The claim indicates that the MediSpectra device should be used after colposcopy as an adjunct. We will be required to develop devices that are more accurate, easier to use or less costly to administer to create devices that have a competitive advantage.

      In June 2006, the FDA approved the HPV vaccine Gardasil from drug maker Merck & Co., Inc. Gardasil is a prophylactic HPV vaccine, meaning that it is designed to prevent the initial establishment of HPV infections. In worldwide clinical analyses, however, women who were already infected with one or more of the four HPV types targeted by the vaccine were protected from clinical disease caused by the remaining HPV types in the vaccine. For maximum efficacy, it is recommended that girls receive the vaccine prior to becoming sexually active. Since Gardasil will not block infection with all of the HPV types that can cause cervical cancer, the vaccine should not be considered a substitute for routine Pap smears. In 2007, GlaxoSmithKline PLC is expected to seek approval in the United States for a similar preventive HPV vaccine, known as Cervarix.

      A number of competitors, including Johnson & Johnson, Inc. (which owns LifeScan, Inc. and Animas, Inc.), Roche, Bayer AG (which owns Miles Laboratories, Inc.) and Abbott (which owns MediSense, Inc. and recently purchased TheraSense, Inc.) are currently marketing traditional single-use glucose monitors. These monitors are widely accepted in the health care industry and have a long history of effective use. Furthermore, a number of companies have developed products for alternate site glucose monitoring, including Johnson & Johnson, Roche and Abbott. Some competitors to our continuous glucose monitoring product, including Abbott, Dexcom, Inc., and Medtronic MiniMed, have developed products and have received, or expect to receive, some form of FDA clearance. Accordingly, competition in this area is expected to increase.

  Government Regulation

      All of our products are, or will be, regulated as medical devices. Medical device products are subject to rigorous FDA and other governmental agency regulations in the United States and may be subject to regulations of relevant foreign agencies. Noncompliance with applicable requirements can result in import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals or clearances, recall or seizure of products, operating restrictions, denial of export applications, governmental prohibitions on entering into supply contracts, and criminal prosecution. Failure to obtain regulatory approvals or the restriction, suspension or revocation of regulatory approvals or clearances, as well as any other failure to comply with regulatory requirements, would have a material adverse effect on our business, financial condition and results of operations.

      The FDA regulates the clinical testing, design manufacture, labeling, packaging, marketing, distribution and record-keeping for these products to ensure that medical products distributed in the United States are safe and effective for their intended uses. The Clinical Chemistry Branch of the FDA's Division of Clinical Laboratory Devices has traditionally been the reviewing branch for blood-based personal glucose monitoring products. The Clinical Chemistry and Clinical Toxicology Devices Panel is an external advisory panel that provides advice to the Clinical Chemistry Branch regarding devices that it reviews. This panel meets from time to time and provides comments on testing guidelines. There may be new FDA policies or changes in FDA policy that are materially adverse to us.

      In the United States, medical devices are classified into one of three classes on the basis of the controls deemed necessary by the FDA to reasonably assure the devices' safety and effectiveness. Under FDA regulations, Class I devices are subject to general controls, such as labeling requirements, notification to the FDA before beginning marketing activities and adherence to specified good manufacturing practices. Class II devices are subject to general and special controls, such as performance standards, surveillance after beginning market activities, patient registries, and FDA guidelines. Generally, Class III devices are those which must receive premarket approval from the FDA to ensure their safety and effectiveness. Examples of Class III devices include life-sustaining, life-supporting and implantable devices, as well as new devices that have not been found substantially equivalent to legally marketed Class I or II devices.

      A medical device manufacturer may seek clearance to market a medical device by filing a 510(k) premarket notification with the FDA if the manufacturer establishes that a newly developed device is substantially equivalent to either a device that was legally marketed before May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or to a device that is currently legally marketed and has received 510(k) premarket clearance from the FDA. The 510(k) premarket notification must be supported by appropriate information, which may include data from clinical trials to establish the claim of substantial equivalence. Commercial distribution of a device for which a 510(k) premarket notification is required can begin only after the FDA determines the device to be substantially equivalent to a legally marketed device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. It generally takes from three to 12 months from the date of submission to obtain clearance of a 510(k) submission, but it may take substantially longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, or may require additional information.

      An adverse determination or a request for additional information could delay the market introduction of new products that fall into this category, which could have a material adverse effect on our business, financial condition and results of operations. For any of our products that are or will be cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require new 510(k) premarket notification or approval of an application for premarket approval. Any modified device for which a new 510(k) premarket notification is required cannot be distributed until 510(k) clearance is obtained. We may not be able to obtain 510(k) clearance in a timely manner, if at all, for any devices or modifications to devices for which we may submit a 510(k).

      An application for premarket approval must be submitted if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device or for specified Class III devices. The application must contain valid scientific evidence to support the safety and effectiveness of the device, which includes the results of clinical trials, all relevant bench tests, and laboratory and animal studies. The application must also contain a complete description of the device and its components, as well as a detailed description of the methods, facilities and controls used for its manufacture, including, where appropriate, the method of sterilization and its assurance. In addition, the application must include proposed labeling, advertising literature and any required training methods. If human clinical trials of a device are required in connection with an application and the device presents a significant risk, the sponsor of the trial is required to file an application for an investigational device exemption before beginning human clinical trials. Usually, the manufacturer or distributor of the device is the sponsor of the trial. The application must be supported by data, typically including the results of animal and laboratory testing, and a description of how the device will be manufactured. If the application is reviewed and approved by the FDA and one or more appropriate institutional review boards, human clinical trials may begin at a specified number of investigational sites with a specified number of patients. If the device presents a non-significant risk to the patient, a sponsor may begin clinical trials after obtaining approval for the study by one or more appropriate institutional review boards, but FDA approval for the commencement of the study is not required. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study if the compensation received does not exceed the costs of manufacture, research, development and handling. A supplement for an investigational device exemption must be submitted to and approved by the FDA before a sponsor or an investigator may make a significant change to the investigational plan that may affect the plan's scientific soundness or the rights, safety or welfare of human subjects.

      Upon receipt of a premarket approval application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA makes this determination, it will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the application. An FDA review of a premarket approval application generally takes one to two years from the date the application is accepted for filing. However, this review period is often significantly extended by requests for more information or clarification of information already provided in the submission. During the review period, the submission may be sent to an FDA-selected scientific advisory panel composed of physicians and scientists with expertise in the particular field. The FDA scientific advisory panel issues a recommendation to the FDA that may include conditions for approval. The FDA is not bound by the recommendations of the advisory panel. Toward the end of the premarket approval application review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with applicable good manufacturing practice. If the FDA evaluations of both the premarket approval application and the manufacturing facilities are favorable, the FDA will issue a letter. This letter usually contains a number of conditions, which must be met in order to secure final approval of the application. When those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue an approval letter authorizing commercial marketing of the device for specified indications and intended uses.

      The premarket approval application review process can be expensive, uncertain and lengthy. A number of devices for which a premarket approval has been sought have never been approved for marketing. The FDA may also determine that additional clinical trials are necessary, in which case the premarket approval may be significantly delayed while trials are conducted and data is submitted in an amendment to the premarket approval application. Modifications to the design, labeling or manufacturing process of a device that has received premarket approval may require the FDA to approve supplements or new applications. Supplements to a premarket approval application often require the submission of additional information of the same type required for an initial premarket approval, to support the proposed change from the product covered by the original application. The FDA generally does not call for an advisory panel review for premarket approval supplements. If any premarket approvals are required for our products, we may not be able to meet the FDA's requirements or we may not receive any necessary approvals. Failure to comply with regulatory requirements would have a material adverse effect on our business, financial condition and results of operations.

      Regulatory approvals and clearances, if granted, may include significant labeling limitations and limitations on the indicated uses for which the product may be marketed. In addition, to obtain regulatory approvals and clearances, the FDA and some foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Any products we manufacture or distribute under FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. The FDA also requires us to provide it with information on death and serious injuries alleged to have been associated with the use of our products, as well as any malfunctions that would likely cause or contribute to death or serious injury.

      The FDA requires us to register as a medical device manufacturer and list our products. We are also subject to inspections by the FDA and state agencies acting under contract with the FDA to confirm compliance with good manufacturing practice. These regulations require that we manufacture our products and maintain documents in a prescribed manner with respect to manufacturing, testing, quality assurance and quality control activities. The FDA also has promulgated final regulatory changes to these regulations that require, among other things, design controls and maintenance of service records. These changes will increase the cost of complying with good manufacturing practice requirements.

      We are also subject to a variety of other controls that affect our business. Labeling and promotional activities are subject to scrutiny by the FDA and, in some instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved users. We are also subject, as are our products, to a variety of state and local laws and regulations in those states and localities where our products are or will be marketed. Any applicable state or local regulations may hinder our ability to market our products in those regions. Manufacturers are also subject to numerous federal, state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with these laws and regulations now or in the future. These laws or regulations may have a material adverse effect on our ability to do business.

      International sales of our products are subject to the regulatory requirements of each country in which we market our products. The regulatory review process varies from country to country. The European Union has promulgated rules that require medical products to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical directives. The appropriate ISO certification is one of the CE mark requirements. We maintain ISO 13485:2003 certification, which allows us to issue a CE mark for our non-invasive cervical cancer detection device once development is complete and sell the device in the European Union and other markets. Losing the right to affix the CE mark to our cervical cancer detection device or any future products could have a material adverse effect on our business, financial condition and results of operations.

      We will be responsible for obtaining and maintaining regulatory approvals for our products. The inability or failure to comply with the varying regulations or the imposition of new regulations would materially adversely affect our business, financial condition and results of operations.

  Employees and Consultants

      As of September 30, 2007 we had 20 regular employees and consulting or other contract arrangements with three additional persons to provide services to us on a full- or part-time basis. Of the 23 people employed or engaged by us, eleven are engaged in research and development activities, two are engaged in sales and marketing activities, three are engaged in clinical testing and regulatory affairs, and seven are engaged in administration and accounting. No employees are covered by collective bargaining agreements, and we believe we maintain good relations with our employees.

      Our ability to operate successfully and manage our potential future growth depends in significant part upon the continued service of key scientific, technical, managerial and finance personnel, and our ability to attract and retain additional highly qualified personnel in these fields. One of these key employees has an employment contract with us, and none of these employees is covered by key person or similar insurance. In addition, if we, possibly together with future collaborative partners, are able to successfully develop and commercialize our products, we will need to hire additional scientific, technical, marketing, managerial and finance personnel. We face intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers. The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operations.

  Properties

      We currently lease our offices at 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071. Our current lease is for 28,427 square feet, which comprise our administrative, research and development, marketing and production facilities and our planned manufacturing facility and expires in July 2009.

  Legal Proceedings

      In January 2003, the Company announced that it was initiating actions required to terminate our research, development and license agreement with Abbott to jointly develop a continuous glucose monitor. The Company was withholding payment due in connection with the redemption of the shares of its preferred stock held by Abbott in connection with its claims requesting that the U.S. Patent and Trademark Office (the "USPTO") declare patent interference proceedings against certain Abbott patents in the fields of analyte detection, extraction, measuring, or monitoring, under the agreement with Abbott. Under the terms of the preferred stock, 162,500 shares of the Company's preferred stock was required to be redeemed on December 30, 2002 at $10 per share. The Company had asked the USPTO to resolve an inventorship dispute involving issued Abbott patents related to Abbott's glucose monitoring technology. Abbott exercised its right to terminate the agreement on January 7, 2003. The Company had reached a settlement with Abbott regarding the disputes in connection with the prior termination of the parties' Research & Development and License Agreement and the election of Abbott to have shares of our preferred stock redeemed, with the 162,500 shares to be redeemed on December 30, 2002 at $10 per share, plus accrued dividends, and the remaining shares to be redeemed no later than January 31, 2004. Under the settlement, which included mutual releases, the Company agreed to make quarterly payments to Abbott during 2003 and 2004 and end of the year lump sum payments in 2005 and 2006 to redeem 425,000 preferred shares and to pay approximately $0.7 million, $1.3 million, $1.8 million and $1.9 million for 2003, 2004, 2005 and 2006, respectively. The Company paid $400,000 and $300,000 to Abbott pursuant to the settlement, respectively, during 2003 and in the first quarter of 2004. Under the settlement, neither party admitted any liability or wrongdoing.

      On July 15, 2004, Abbott sent the Company a letter notifying that it was in default on two separate payments due in 2004 and demanded payment. On July 22, 2004, the Company responded that it was seeking to resolve the patent issues and renegotiate the payment terms. On October 25, 2004, Abbott sent a letter notifying the Company that it was in default on an additional payment due in 2004 and demanded payment. The Company again responded that it expected to continue to seek to resolve the patent issues and renegotiate the payment terms.

      On February 17, 2005, the Company initiated litigation against Abbott relating to the dispute over intellectual property issues. The Company was represented in this matter under a contingency fee arrangement. In connection with the dispute and litigation, the Company did not pay $0.9 million of the amount due in 2004, the $1.8 million due in 2005 or the $1.9 million due in 2006. These amounts have been shown as a current liability. On March 26, 2006, the Company's lawsuit was stayed in order to allow arbitration to proceed.

      On June 5, 2007, the Company and Abbott entered into a settlement and release thereby settling pending legal disputes. As a result, the Company has dropped its lawsuit and patent infringement claims against Abbott and Abbott has forgiven approximately $5.8 million in debt it claimed was in default. The dispute arose from a research, development and license agreement. The agreement was terminated in January 2003. Under the settlement, neither party admitted any liability or wrongdoing and agreed that no party will make any settlement payment to the other.

      The Company has recorded the gain from debt forgiveness in the amount of $5.8 million in its statement of operations for the nine months ended September 30, 2007. The Company does not anticipate an income tax impact from the forgiveness of the debt based on utilizing its net operating loss, or NOL, carryforwards. The preceding statement assumes that there are currently no limitations in place that would limit the ability of the Company to utilize its NOL carryforwards.  However, it should be noted that an alternative minimum tax liability may exist.  This is due to limits placed on a company's ability to utilize NOLs to offset alternative minimum taxable income.  Accordingly, the Company has accrued an alternative minimum tax liability of approximately $73,000 on the gain from debt forgiveness in its statement of operations for the nine months ended September 30, 2007. Currently, the Company cannot reasonably estimate additional legal fees, if any, which is subject to negotiations.

      On December 6, 2006, Accellent, Inc. ("Accellent"), the manufacturer of our insulin infusion sets, attempted to file suit in the state court of Gwinnett County, Georgia against our wholly owned subsidiary, Sterling, seeking payment of an outstanding balance under the supply agreement between Accellent and Sterling. In addition to the outstanding principal balance, which Accellent claims to be $318,000, Accellent is also seeking accrued interest and attorney's fees. Sterling believes that it owes only $167,000 in unpaid invoices and has various counterclaims that could be asserted against Accellent greatly in excess of this amount. Sterling paid Accellent $178,500 in this regard during the nine months ended September 30, 2007. We expect the suit that was filed to be dismissed; however, it could be refiled unless we are able to reach agreement regarding the amount and payment of the outstanding balance.

  MANAGEMENT

  Executive Officers and Directors

  Our executive officers and directors and their ages and positions as of June 15, 2007 are as follows:

Name	Age	Position with SpectRx
Mark L. Faupel, Ph.D.	52	Chief Executive Officer, Acting Chief Financial Officer, President and Director
Richard L. Fowler	48	Secretary and Senior Vice President of Engineering
Shabbir Bambot, Ph.D.	41	Vice President for Research and Development
Ronald W. Hart, Ph.D.	65	Director
John E. Imhoff, M.D.	57	Director
Michael C. James	48	Director
William E. Zachary, Jr.	64	Acting Chairman and Director

      Mark L. Faupel, Ph.D. has more than 20 years of experience in developing non-invasive alternatives to surgical biopsies and blood tests, especially in the area of cancer screening and diagnostics. Prior to coming to us in 1998, Dr. Faupel was the co-founder and Vice President of Research and Development at Biofield Corp. His work in early stage cancer detection has won two international awards and he is a former member of the European School of Oncology Task Force. Dr. Faupel serves as a National Institutes of Health reviewer, is the inventor on 15 U.S. patents and has authored numerous scientific publications and presentations, appearing in such peer-reviewed journals as The Lancet. Dr. Faupel earned his Ph.D. in neuroanatomy and physiology from the University of Georgia.

      Richard L. Fowler has served as our senior vice president of engineering since August 2002. He also served as vice president of technology assessment from August 2000 until August 2002, and our vice president of engineering when he joined us in February 1996. Prior to that time, Mr. Fowler worked for Laser Atlanta Optics, Inc., where he held the positions of president and chief executive officer from August 1994 to February 1996. As vice president of engineering for Laser Atlanta Optics from 1992 to 1994, Mr. Fowler managed the development of three laser sensor products. Mr. Fowler earned a B.S. in Electrical Engineering from University of Texas.

      Shabbir Bambot, Ph.D. has served as our Vice President for Research and Development since May 2007. Dr. Bambot joined us in February 1997 and has served as a Senior Scientist, Assistant Director of New Product Development and Director of New Product Development. He received his Ph.D. in Engineering from the University of Pittsburgh.

      Ronald W. Hart, Ph.D. has served as a member of our board of directors since March 2007. He has published over 600 peer-reviewed publications, has been appointed to a number of academic positions and is credited with developing the first direct proof that DNA is causal in certain forms of cancer. He chaired a number of federal committees and task forces, including the development and implementation of the Technology Transfer Act of 1986 and the White House Task Force on Chemical Carcinogenesis. In 1980, Dr. Hart was appointed Director of the National Center for Toxicological Research, the research arm of the FDA, a position he held until 1992. In 1992, Dr. Hart was the first ever Presidential Appointee to the position of Distinguished Scientist in Residence for the US Public Health Service/FDA, a position he held until his retirement in 2000. Dr. Hart received his Ph.D. in physiology and biophysics from the University of Illinois. Dr. Hart currently serves on the boards of directors of Miltos Pharmaceuticals, WaterChef, Inc. and Immunovative, Inc. and since 2002, has helped in the development of business strategy for a number of start-up companies.

      John E. Imhoff, M.D. has served as a member of our board of directors since April 2006. Dr. Imhoff is an ophthalmic surgeon who specializes in cataract and refractive surgery. He presently serves as a member of the Hawaiian Eye Foundation's Scientific Advisory Board. He is also one of our principal shareholders and invests in many other private and public companies. He has a B.S. in Industrial Engineering from Oklahoma State University, an M.D. from the University of Oklahoma and completed his ophthalmic residency at the Dean A. McGee Eye Institute. He has worked as an ophthalmic surgeon and owner of Imhoff Eye Center since 1983.

      Michael C. James has served as a member of our board of directors since March 2007. He is the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company. He also holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P. Mr. James currently sits on the Board of Directors of Nestor, Inc. He was employed by Moore Capital Management, Inc., a private investment management company from 1995 to 1999 and held position of Partner. He was employed by Buffalo Partners, L.P., a private investment management company from 1991 to 1994 and held the position of Chief Financial and Administrative Officer. He was employed by National Discount Brokers from 1986 to 1991 and held positions of Treasurer and Chief Financial Officer. He began his career in 1980 as a staff accountant with Eisner, LLP. Mr. James received a B.S. degree in Accounting from Fairleigh Dickinson University in 1980.

      William E. Zachary, Jr. has served as a member of our board of directors since April 1999. Since 1971, Mr. Zachary has been a member with the law firm of Zachary & Segraves, P.A. of Decatur, Georgia, of which he is a founding member. He served on the Investigative Panel of the State Bar of Georgia Disciplinary Board from 1997 to 2000. Mr. Zachary was a founder and was chairman of the board of directors of Bank Atlanta from 1986 to 2000, at which time Bank Atlanta merged with Branch Bank & Trust Company. Mr. Zachary is a qualified arbitrator for the New York and American Stock Exchanges and served as an arbitrator for the National Association of Securities Dealers, Inc. until 2005.

  Independence of Directors

      Our board of directors consists of Drs. Faupel, Hart and Imhoff and Messrs. James and Zachary. Based on the definition of independence of the NASDAQ Stock Market, Drs. Hart and Imhoff and Messrs. James and Zachary are independent directors.

      The board of directors has established an audit committee, which selects and engages the independent registered public accounting firm to audit the company's annual financial statements and pre-approves all allowable audit services and any special assignments given to the accountants. The audit committee also determines the planned scope of the annual audit, any changes in accounting principles, the effectiveness and efficiency of the company's internal accounting staff and the independence of the company's external auditors. The audit committee currently consists of Messrs. Zachary (Chairman) and James. The board of directors has determined that each member of the audit committee is independent in accordance with NASDAQ Stock Market Standards for audit committee independence and applicable SEC regulations.

      The board of directors has also established a compensation committee, which sets the compensation for officers of the company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The compensation committee currently consists of Mr. James (Chairman) and Dr. Imhoff, each of whom is independent under NASDAQ listing standards.

      Our board of directors does not have a nominating committee or a committee performing the functions of a nominating committee. The board of directors believes it is appropriate not to have a nominating committee because of the relatively small size of the board and the entire board functions in that capacity.

  EXECUTIVE COMPENSATION

  Summary Compensation Table

      The following table lists specified compensation we paid during each of the fiscal years ended December 31, 2005 and 2006 to the chief executive officer and our two other most highly compensated executive officers, collectively referred to as the named executive officers, in 2006:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark A. Samuels	2006	237,616	0	0	0	0	0	4,850	242,466
Former Chairman, CEO & CFO	2005	232,400	0	0	45,760	0	0	10,449	288,609
William D. Arthur	2006	151,265	0	0	0	0	0	0	151,265
Former President & COO, Secretary	2005	180,091	0	0	58,500	0	0	0	238,591
Mark Faupel, Ph.D.	2006	163,731	0	0	0	0	0	0	163,731
CEO, CFO & President	2005	164,944	0	0	22,100	0	0	0	187,044

  _____________

      Mr. Samuel's 2006 compensation consisted of a base salary of $237,616, usual and customary company benefits and $4,850 in payments toward insurance premiums for a term life policy, the proceeds of which are payable to his beneficiary, and dues. Mr. Samuels received no bonus or stock options in 2006. Mr. Samuel's' 2005 compensation consisted of a base salary of $232,400, usual and customary company benefits and $10,449 in payments toward insurance premiums for a term life policy, the proceeds of which are payable to his beneficiary, and dues. Mr. Samuels received no bonus and 176,000 stock options in 2005. In 2006, $33,462 of Mr. Samuels' salary was deferred. In 2005, $67,735 of Mr. Samuels' salary was deferred. The deferred salary was paid May 9, 2007.

      Mr. Arthur's 2006 compensation consisted of a base salary of $151,265 and usual and customary company benefits. Mr. Arthur received no bonus or stock options in 2006. Mr. Arthur's 2005 compensation consisted of a base salary of $180,091 and usual and customary company benefits. Mr. Arthur received no bonus and 225,000 stock options in 2005. In 2006, $65,419 of Mr. Arthur's salary was deferred. In 2005, $99,552 of Mr. Arthur's salary was deferred. The deferred salary was paid May 9, 2007.

      Dr. Faupel's 2006 compensation consisted of a base salary of $163,731 and usual and customary company benefits. Dr. Faupel received no bonus or stock options in 2006. Dr. Faupel's 2005 compensation consisted of a base salary of $164,944 and usual and customary company benefits. Dr. Faupel received no bonus and 85,000 stock options in 2005. In 2006, $22,500 of Dr. Faupel's salary was deferred. In 2005, $28,846 of Dr. Faupel's salary was deferred.

  Outstanding Equity Awards

      The following table sets forth certain information with respect to our outstanding equity awards at December 30, 2006 with respect to the named executive officers.

  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark A. Samuels (4)	335,000	0	0	(1)	(1)	0	0	0	0
William D. Arthur, III (4)	411,000	0	0	(2)	(2)	0	0	0	0
Mark Faupel, Ph.D.	168,958	56,042	56,042	(3)	(3)	56,042	2,267	56,042	2,267

  (1)    Consists of 118,000 options priced at $7.50 that expire on 12/8/2007; 25,000 options priced at $5.25 that expire on 2/19/2012; 10,000 options priced at $1.50 that expire on 4/12/2013; 6,000 options priced at $0.34 that expire on 10/4/2014, and; 176,000 options priced at $0.26 that expire on 10/30/2015.
  (2)    Consists of 5,000 options priced at $1.01 that expire on 10/25/2013; 100,000 options priced at $1.25 that expire on 11/2/2013; 75,000 options priced at $1.80 that expire on 6/8/2014, 6,000 options priced at $0.34 that expire 10/4/2015, and; 225,000 options priced at $0.26 that expire on 10/30/2015.
  (3)    Consists of 30,000 options priced at $8.50 that expire on 4/14/2008; 25,000 options priced at $4.13 that expire on 1/30/2008; 10,000 options priced at $6.25 that expire on 1/5/2009; 24,000 options priced at $7.63 that expire on 6/22/2009; 10,000 options priced at $9.25 that expire on 10/4/2009; 20,000 options priced at $11.25 that expire 5/23/2010; 15,000 options priced at $5.25 that expire 2/19/2012; 6,000 options priced at $0.34 that expire 10/4/2014, and; 85,000 options priced at $0.26 that expire on 10/30/2015.
  (4)    All options vested May 9, 2007. No other terms of the options changed.

  Change of Control Arrangements

      We have a compensatory arrangement with our named executive officers that will result from a change of control of SpectRx, as described below. Under the stock option agreements with each of our executive officers named in the summary compensation table, upon a change of control, all options held by the officer will vest immediately. The board committee that administers the stock option plan may provide, by giving at least 30 days prior written notice, that all options will terminate if not exercised in connection with or before the change of control or, if provision is made for assumption of the options, permit the optionee to elect to accept the assumed options. Additionally, after a change of control, if the optionee's employment is terminated due to a reduction of responsibility, required relocation or other similar action, the executive officer will be entitled to receive, as specified in the agreement for each executive officer, three month's severance, which may be paid either as a lump sum or as a salary continuation, at our option. Generally, a change of control occurs upon an acquisition by any person or group in excess of 50% of our voting securities, a replacement of more than one-half of the members of our board of directors that is not approved by a majority of the members who were on the board before the transaction, the merger of our Company with or into another entity unless the holders of our securities before the transaction continue to hold a majority of our securities after the transaction, or the consolidation or sale of all or substantially all of our assets.

  Director Compensation

      Non-employee directors receive payments of $3,000 per quarter, $1,000 per meeting attended in person or $500 if attended by telephone, and $500 per committee meeting attended, up to a maximum of $20,000 per year. All directors are reimbursed for expenses actually incurred in attending meetings of the board of directors and its committees. One director declined his portion of director compensation. Non-employee directors may be granted options to purchase common stock under our 1995 stock plan, as amended.

  DIRECTOR COMPENSATION TABLE
  Fiscal Year 2006
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($)	Total ($)
Mark A. Samuels	0	0	0	0	0	0	0
William D. Arthur	0	0	0	0	0	0	0
William Zachary	$4,000	0	0	0	0	0	$4,000
John E. Imhoff	0	0	0	0	0	0	0
Christopher Monahan	0	0	0	0	0	0	0

  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On February 3, 2006, GT obtained a $1.5 million loan. Evidencing such borrowing, GT executed promissory notes in favor of each of the investors.  Proceeds of the loan have been used by GT to fund its product development work and its general working capital needs, and to reimburse the Company for certain expenses incurred or to be incurred by it on behalf of GT. The interest rate on the notes is 10% per annum and the notes matured on August 2, 2006.

      On February 27, 2006, the Company borrowed an additional $400,000 through a note purchase and security agreement.  The interest rate on the note was 15% per annum and the note was to mature on August 2, 2006.  This note was paid in full on June 28, 2006.

      On June 28, 2006, the Company entered into a bridge loan agreement ("Bridge Loan Agreement") with Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark Samuels, Richard L. Fowler and William Arthur, III, and ProMed Management, Inc., as agent for these lenders, pursuant to which each lender made a loan ("Loans") to SpectRx.  At September 30, 2006, the aggregate principal amount of Loans was $1,592,000. From September 30, 2006 through December 31, 2006, an additional $444,000 was borrowed bringing the total to $2,036,000.

      Subsequently, both Loans and the notes issued as payment for amounts due under the Loans were amended to provide for extensions through February 23, 2007. For the nine months ended September 30, 2006 and 2007, interest of approximately $$135,000 and 110,000, respectively, was incurred on the notes.

      On March 1, 2007, the Company issued four new short-term unsecured promissory notes as payment for all amounts due under the Bridge Loan Agreement as follows: one in the amount of $53,049, to replace an original note (principal and interest), issued on September 22, 2006; two in the amount of $106,367 each, to replace the two original notes issued on September 15, 2006, and one in the amount of $158,860 to replace an original note issued on September 15, 2006. The notes matured on April 11, 2007 and contain an obligation to issue a total of warrants to purchase 169,857 shares of the Company's common stock at $0.78 per share. The fair value of these warrants was approximately $64,000 at March 31, 2007. This amount has been expensed in the Company's statement of operations for the period then ended. An additional extension is currently being negotiated with the lenders. Warrants have been issued; however, the notes are past due.

      On March 12, 2007, the Company completed the restructuring of the Bridge Loan Agreement into an Amended and Restated Loan Agreement ("Amended Loan") with existing and new creditors.  Pursuant to the Amended Loan, the existing Loans under the Bridge Loan Agreement, were restructured and consolidated into new 13% Senior Secured Convertible Notes (the "Convertible Notes"), including those issued by GT, and new creditors became party to the Amended Loan.  The aggregate principal amount of the Amended Loan is approximately $4.8 million due on March 1, 2010. No interest is due until maturity, absent an event of default under the Amended Loan.  If the event of default occurs and is continuing, the interest rate on the Amended Loan is 18%. These notes are convertible into of the Company's common stock at $0.65 per share, or 7,285,061 shares of common stock, and were issued with approximately 7.2 million warrants, exercisable immediately at $0.78 per share for the Company's common stock. Additionally, accrued interest on the Convertible Notes is convertible into shares of common stock of the Company on the same terms. In addition, 661,000 warrants at an exercise price of $0.78 were also issued to the placement agent and others in conjunction with this financing, as well as a warrant to purchase 15,000 shares of the Company's common stock at $0.78, as part of interest expense to a non-converting bridge note holder, as interest on the notes payable. The fair value of the warrant to purchase 15,000 shares of the Company's common stock was approximately $6,000 at March 31, 2007. This amount has been expensed in the Company's statement of operations for the period then ended. The conversion price and the exercise price of the warrants are subject to adjustments for anti-dilution.

      On March 12, 2007, the relative fair value of the warrants was approximately $2.3 million (including $.3 million attributed to 661,000 warrants for placement agent fees treated as debt issuance cost), and the relative fair value of the beneficial conversion feature was approximately $1.3 million. The debt discount, consisting of the beneficial conversion feature and warrants, will accrete over the 36-month term of the Convertible Notes payable using the effective interest method. In addition, debt issuance costs totaling approximately $811,000 ($520,000 cash costs and $291,000 warrant value for 661,000 warrants given to placement agent) will also be amortized over thirty-six months, using the effective interest method.

      The Amended Loan is a senior secured obligation of the Company's and is secured by (a) a first in priority lien on all of the Company's assets; (b) a guaranty by Sterling; (c) a lien on all of Sterling's assets; and (d) a pledge on all issued and outstanding stock of Sterling and GT, except for the sale of the Company's SimpleChoice business unit and related intellectual property.

      The Amended Loan also provides certain registration rights with respect to the shares of the Company's common stock underlying the Convertible Notes and warrants to the lenders. In addition, the Convertible Notes will automatically convert into convertible preferred stock of the Company, upon any completion of a convertible preferred financing of $5 million or more. The penalty for the late registration of the underlying common stock, as outlined in the Amended Loan, is calculated as 1/90th of 1% for each late day. This calculation resulted in a penalty accrual of approximately $91,000 for the nine months ended September 30, 2007, as the Company currently expects that the registration statement will not be effective before December 31, 2007.

      Of the proceeds from the Amended Loan, approximately $1.9 million was used to convert debt from the previous loans into debt from the Amended Loan, and approximately $1.2 million was used to retire debt from the previous loans.

      The issuance of the Convertible Notes and the warrants changed the conversion price of the Company's series A convertible preferred stock from $1.50 to $0.65, the exercise price of certain of the Company's warrants from $2.25 to $0.81 and the exercise price of certain of the Company's warrants from $1.50 to $0.65. The re-pricing of the series A convertible preferred stock and the associated warrants triggered a deemed dividend of approximately $3.8 million in total. The deemed dividend has no net effect on stockholders' equity.

      On April 17, 2007, the Company issued notes totaling approximately $440,827 to four officers and former officers representing unpaid salary (accrued as of December 31, 2006), pursuant to letter agreements executed in 2004 that would have become payable after the closing of the Amended Loan. The notes were in the amounts of: $188,721 to William D. Arthur, III, former President and Chief Operating Officer; $100,946 to Richard Fowler, Senior Vice President of Engineering; $86,445 to Thomas H. Muller, Jr., former Chief Financial Officer; and $64,715 to Walter Pavlicek, former Vice President of Operations. The notes were unsecured and were payable upon the sale of certain assets or at any time after August 28, 2007 when the Company had more than $1 million of cash on hand. Two of the notes had an interest rate of 13% and two of the notes had an interest rate of 7%, with interest accruing from March 1, 2007. These amounts could have been construed to be past due under the 2004 letter agreements. All notes and Mark Samuels' accrued salary were paid on May 18, 2007.

      The Company entered into the following agreements:

      Severance and Consulting Agreement with Mark A. Samuels (the "Executive"): The Executive agreed to resign as Chairman and CEO, effective at the earlier of two days after the close of the sale of SimpleChoice or May 18, 2007 (the "Effective Date"), and was entitled to and did receive the following payments and benefits: All accrued salary (including back pay and interest, and missing paychecks in 2007) and accrued, but unused vacation pay, less applicable taxes and withholdings as required by law, through the Effective Date. Such amount was paid on May 18, 2007, totaling approximately $136,000. This amount was previously accrued.

      The Executive was also paid $50,000 severance in one lump-sum distribution, on May 18, 2007.

      In consideration for founding the Company and for almost 15 years of service, the Company agreed to pay the Executive two years severance at 50% of full salary (50% of $230,000 per year or $115,000 per year), to be paid out at the Company's normal two-week payroll interval, but not less than once every two weeks. The severance shall include full benefits not less than that offered to the new or interim CEO for a period of 24 months from date of severance. The Executive agreed to provide consulting services to the Company for 24 months at up to five hours per month, at no further cost to the Company. The Company has accrued the full unpaid severance, in the amount of $180,000, in the second quarter of 2007.

      Severance and Consulting Agreement with Dr. Walter Pavlicek: Upon the Effective Date of this Agreement, Dr. Pavlicek resigned as VP of Operations of Sterling Medivations, Inc. and was entitled to and did receive the following payments and benefits: All accrued salary (including back pay and interest, and missing paychecks in 2007) and accrued, but unused vacation pay, less applicable taxes and withholdings as required by law, through the Effective Date. Such amount was paid on May 18, 2007, totaling approximately $66,000. This amount was previously accrued.

      Dr. Pavlicek was paid $35,000 in one lump-sum distribution, on May 18, 2007.

      Dr. Pavlicek shall provide consulting for 12 months following the Effective Date to assist the Company with the International Standards Organization (ISO) audit preparations and ISO audit (which took place on June 6-8, 2007). Compensation for the consulting services shall be at regular two-week pay periods (starting May 18, 2007) at the rate of 1/26 of $35,000 per pay period.

      In addition, the Company agreed to pay $10,000 upon the successful completion of the ISO audit. (Successful completion is defined as not losing certification.). This amount was paid on June 11, 2007.

      Severance Agreement with Mr. William Arthur: Upon the Effective Date of this Agreement, Mr. Arthur resigned as President and COO for Sterling Medivations, Inc., and was entitled to and did receive the following payments and benefits: All accrued salary (including back pay and interest, and missing paychecks in 2007) and accrued, but unused vacation pay, less applicable taxes and withholdings as required by law, through the Effective Date. Such amount was paid on May 18, 2007, totaling approximately $193,000. This amount was previously accrued.

      Mr. Arthur was paid an amount equal to nine (9) months of his base salary, less applicable taxes and withholdings as required by law, which gross amount was divided and paid ½ cash and ½ as stock. Such cash payment equaled $67,500 and was paid on May 18, 2007. The net pay, using Mr. Arthur's current payroll deductions was $51,241, while the Company's closing stock price was $0.51, on May 18, 2007, translating to 100,472 shares issued to the manager.

      Employment Agreement with Mr. Richard L. Fowler: Upon the Effective Date of this Agreement, Mr. Fowler was entitled to and did receive the following payments and benefits: All accrued salary (including back pay and interest, and missing paychecks in 2007) and accrued, but unused vacation pay, less applicable taxes and withholdings as required by law, through the Effective Date. Such amount was paid on May 18, 2007, totaling approximately $103,000. This amount was previously accrued.

      The Company signed an employment agreement with Mr. Fowler, continuing at his current position (Senior Vice president of Engineering). The employment agreement will be for a period of two years. The agreement will automatically renew for an additional period of two years.

  PRINCIPAL STOCKHOLDERS

      The following table lists information regarding the beneficial ownership of our common stock as of September 30, 2007 by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) each officer named in the summary compensation table presented in this prospectus under "Executive Compensation-Summary Compensation Table," and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071.
Name and Address of Beneficial Owner	Amount of Nature of Beneficial Ownership (1)	Percent of Class (2)
Dr. John Imhoff (3), Cottage 441, 55 Rutledge Land, Sea Island, GA 31561	4,924,777	31.4%
Susan Imhoff (4), Cottage 441, 55 Rutledge Land, Sea Island, GA 31561	2,928,457	21.2%
Easton Hunt Capital Partners, L.P. (5), 767 Third Avenue, 7th Floor, New York, NY 10017	2,439,991	15.5%
David Musket (6), 125 Cambridgepark Drive, Cambridge, MA 02140	2,059,748	13.6%
Dolphin Offshore Partners, LP (7), 129 E. 17th Street, 2nd Floor, New York, NY 10577	1,872,009	12.4%
ProMed Management Entities (8), 237 Park Avenue, 9th Floor, New York, NY 10168	1,730,757	11.7%
Barry Kurokawa (9), 237 Park Avenue, 9th Floor, New York, NY 10168	1,730,757	11.7%
Kuekenhof Equity Fund, LLP (10), 22 Church Street, Suite 5, Ramsey, NJ 07446	1,538,461	11.0%
Michael C. James (11), 22 Church Street, Suite 5, Ramsey, NJ 07446	1,538,461	11.0%
SDS Management, LLC (12), 53 Forest Avenue, Old Greenwich, CT 06870	1,404,000	9.6%
Bob Bowie (13), 16 Kings Lane, St. Simons Island, GA 31522	1,277,766	9.2%
Mark A. Samuels (14), 10320 Oxford Mill Circle, Johns Creek, GA 30022	1,036,952	7.4%
Opaline International, Inc. (15), P.O. Box N-4837, Bayside Executive Park, West Bay St., Nassau, Bahamas	923,077	6.7%
Dolores Maloof (16), 2669 Mercedes Drive, Atlanta, GA 30345	830,035	6.0%
SF Capital Partners (17), 3600 South Lake Drive, St. Francis, WI 53235	823,671	5.9%
Sagamore Hill Hub Fund, Ltd. (18), 10 Glenville Street, Greenwich, CT 06831	769,326	5.6%
Chestnut Ridge Partners (19), 50 Tice Blvd., Woodcliff Lake, NJ 07677	769,231	5.6%
Walter J. Weadock (20), 22 Deer Path Lane, Colts Neck, NJ 07722	769,231	5.6%
Bristol Investment Fund, Ltd. (21), 69 Dr. Roy's Drive, Georgetown, Grand Cayman, Cayman Islands 90028	748,810	5.4%
Isaak & Audrey Halegoua, Jt. Tenants (22), 145 W. 67th Street, Apt. 32-C, 120 Broadway, New York, NY 10023	681,476	5.0%
William D. Arthur, III (23)	523,240	3.8%
Ronald Hart (24)	307,692	2.3%
Richard L. Fowler (25)	227,341	1.7%
Mark L. Faupel (26)	168,958	1.2%
William E. Zachary, Jr. (27)	60,963	*
All directors and executive officers as a group (9 persons) (28)	8,875,474	62.0%

  _____________

  (*) Less than 1%.

  (1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

  (2) Percentage ownership is based on 13,321,924 shares of common stock outstanding as of September 30, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors that include voting and investment power with respect to shares. Shares of common stock subject to currently exercisable options, warrants or convertible preferred stock, or any such securities exercisable within 60 days after August 7, 2007, are deemed outstanding for purposes of computing the percentage ownership of the person holding those options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

  (3) Consists of 623,550 common shares, preferred shares convertible into 769,326 common shares, warrants to purchase 722,034 common shares and a note to purchase 170,369 common shares, all held by Dr. John Imhoff; and 1,872,838 common shares, warrants to purchase 383,330 common shares and a note to purchase 383,330 common shares held jointly along with spouse, Susan Imhoff.

  (4) Consists of preferred shares convertible into 76,926 common shares, warrants to purchase 126,850 common shares and a note to purchase 85,185 common shares, all held by Susan Imhoff; and 1,872,838 common shares, warrants to purchase 383,329 common shares and a note to purchase 383,330 common shares held jointly along with spouse, John Imhoff.

  (5) Consists of preferred shares convertible into 1,923,326 common shares and warrants to purchase 516,665 common shares held by Easton Hunt Capital Partners, L.P. According to the Schedule 13G dated June 28, 2006, each of Easton Hunt Capital Partners, L.P., EHC GP, LP and EHC, Inc. has sole voting and dispositive power with respect to such shares.

  (6) Consists of preferred shares convertible into 230,769 common shares and warrants to purchase 98,222 common shares held by Mr. Musket, as well as a total of 1,730,757 in securities held by the ProMed Management entities, Mr. Musket is General Partner (see Note 8).

  (7) Consists of preferred shares convertible into 1,538,674 common shares and warrants to purchase 333,335 common shares held by Dolphin Offshore Partners, LP.

  (8) Consists of preferred shares convertible into 975,553 common shares and warrants to purchase 240,962 common shares held by ProMed Partners, LP; 175,270 common shares (converted from 7,594 preferred shares), and warrants to purchase 43,286 common shares held by ProMed Partners, II, LP; preferred shares convertible into 156,926 common shares and warrants to purchase 38,760 common shares held by ProMed Offshore Fund, Ltd., and; warrants to purchase 100,000 common shares held by ProMed Offshore Fund II, Ltd., each of which reports sole voting and dispositive power with respect to all of its shares. ProMed Asset Management LLC, ProMed Management, Inc. and David Musket have sole or shared voting and investment power with respect to these shares.

  (9) Consists of the securities held by the ProMed Management entities, Barry Kurokawa is Managing Director (see Note 8).

  (10) Consists of warrants convertible into 769,231 common shares and a note to purchase 769,231 common shares held by Kuekenhof Equity Fund, LLP.

  (11) Consists of warrants convertible into 769,231 common shares and a note to purchase 769,231 common shares held by Kuekenhof Equity Fund, LLP, Michael C. James is Managing Partner.

  (12) Consists of 189,256 common shares (converted from 82,000 shares preferred), preferred shares convertible into 964,744 common shares and warrants to purchase 250,000 common shares.

  (13) Consists of warrants convertible into 638,883 common shares and a note to purchase 638,883 common shares held by Bob Bowie.

  (14) Consists of 325,498 common shares, preferred shares convertible into 153,875 shares, warrants to purchase 166,457 common shares and a note to purchase 56,122 common shares held by Mr. Samuels; and 335,000 common shares subject to stock options that are fully exercisable. Mr. Samuels resigned as Chairman and Chief Executive Office on May 11, 2007.

  (15) Consists of warrants convertible into 461,538 common shares and a note to purchase 461,538 common shares held by Opaline International, Inc.

  (16) Consists of 258,026 common shares, preferred shares convertible into 384,674 common shares, and warrants to purchase 187,335 common shares held by Mrs. Maloof; and 235,526 common shares held by Mrs. Maloof's spouse, for which she claims no beneficial interest.

  (17) Consists of preferred shares convertible into 677,006 common shares and warrants to purchase 146,665 common shares held by SF Capital Partners.

  (18) Consists of 769,326 common shares (converted from 33,333 preferred shares).

  (19) Consists of warrants to purchase 384,615 common shares and a note to purchase 384,615 common shares held by Chestnut Ridge Partners.

  (20) Consists of warrants to purchase 384,615 common shares and a note to purchase 384,615 common shares held by Walter J. Weadock.

  (21) Consists of 111,569 common shares (converted from 4,834 preferred shares) preferred shares convertible into 503,906 common shares and warrants to purchase 133,335 common shares held by Bristol Investment Fund, Ltd.

  (22) Consists of warrants to purchase 340,738 common shares and a note to purchase 340,738 common shares held by Isaak and Audrey Halegoua, as joint tenants.

  (23) Consists of warrants to purchase 56,120 common shares and a note to purchase 56,120 common shares held by Mr. Arthur; and 411,000 common shares subject to stock options that are fully exercisable. Mr. Arthur resigned as president and chief operating officer of subsidiary Sterling Medivations, Inc. on May 11, 2007.

  (24) Consists of warrants to purchase 153,846 common shares and a note to purchase 153,846 common shares held by Hart Management, LLC, Ronald Hart, Owner.

  (25) Consists of 9,476 shares held by Mr. Fowler and warrants to purchase 56,120 common shares and a note to purchase 56,120 common shares held by Mr. Fowler; and 105,625 shares subject to stock options that are exercisable within 60 days of September 4, 2007.

  (26) Consists of 168,958 shares held by Dr. Faupel subject to stock options that are exercisable within 60 days of August 1, 2007.

  (27) Consists of 13,963 shares held by Mr. Zachary and 47,000 shares subject to stock options that are exercisable within 60 days of August 1, 2007.

  (28) Consists of 2,857,706 common shares, preferred shares convertible into 923,201 common shares and warrants to purchase 2,307,138 common shares, notes to purchase 1,645,138 common shares held by the directors and executive officers; and 1,142,291 shares subject to stock options that are exercisable within 60 days of August 1, 2007.

  SHARE OWNERSHIP OF SELLING STOCKHOLDERS

      We issued and sold preferred stock and notes convertible into common stock, common stock and warrants to purchase shares of common stock in private placement transactions exempt from registration under the Securities Act. These shares of common stock we sold, as well as the shares of common stock issuable upon conversion of the preferred stock and notes and exercise of the warrants, are covered by this prospectus.

      The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of September 30, 2007 by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. The information in the table reflects the most recent information furnished to us by each identified selling stockholders. As of September 30, 2007, there were approximately 13,253,424 shares of our common stock issued and outstanding. Shares issuable upon conversion of the preferred stock and notes and upon exercise of the warrants are deemed to be outstanding for purposes of the selling stockholders named in the table. The number of shares reflected in the table assumes no adjustment in the number of shares issuable upon conversion of the preferred stock or upon exercise of the warrants as a result of stock splits and stock dividends, and conversion price or exercise price adjustments pursuant to the terms of the certificate of designations governing the preferred stock and the terms of the warrants, respectively.

      No offer or sale of common stock under this prospectus may be made by a selling stockholder unless that stockholder is listed in the table below or until that stockholder has notified us, provided all required information to us and a supplement to this prospectus has been filed or an amendment to the registration statement has become effective.

      Unless otherwise indicated in the footnotes to the table, no selling stockholder has held any position, office or other material relationship with us or our affiliates during the past three years.

	Amount of Common Stock Owned Prior to Offering (1)			Amount of Common Stock that may be Offered Under This Prospectus Common Stock Underlying			Amount of Common Stock Owned After Offering (2)
Name of Security Holder	#	%	Outstanding Common Stock	Preferred Stock	Convertible Notes	Warrants	#	%

21st Century Digital Industries Fund, LP	-	*			82,785	76,923	159,708	1.2%
Alpha Capital AG	-	*		274,021		66,665	340,686	2.6%
Andrew Gluck	-	*			41,393	38,462	79,855	*
Andrew J. Lenza	-	*			82,785	76,923	159,708	1.2%
Baffles, S.A.	92,320	*	92,320			20,000	112,320	*
Bald Eagle Fund, Ltd.	-	*		12,934		2,360	15,294	*
Barry Kurokawa (3)	-	*				48,222	48,222	*
Bob Bowie	-	*			687,568	638,883	1,326,451	10.0%
Bradford Gaian (4)	-	*				2,500	2,500	*
Brendan Hogan (4)	-	*				5,000	5,000	*
Brian Battista (4)	-	*				2,500	2,500	*
Brian McCloskey (4)	-	*				10,000	10,000	*
Brian Smouha	-	*			165,569	153,846	319,415	2.4%
Bristol Investment Fund, Ltd. (4)	111,569	*	111,569	598,270		133,335	843,174	6.4%
Bristol Investment Group, Inc. (4)	-	*				6,667	6,667	*
Catherine Tinney Rome Profit Sharing (4)	-	*			45,838	42,592	88,430	*
Chestnut Ridge Partners, LP	-	*			413,924	384,615	798,539	6.0%
Christopher Jordan (4)	-	*				95,000	95,000	*
Congregation Judah and Isreal	-	*				21,220	21,220	*
Daniel Mack (5)	-	*				166,665	166,665	1.3%
David Musket (3)(6)	-	*		274,021		98,222	372,243	2.8%
David Salomon	-	*				63,543	63,543	*
Dayton Holdings International, Inc.	-	*			165,569	153,846	319,415	2.4%
Dolores Maloof (3)	362,026	2.7%	362,026	456,711		83,335	902,072	6.8%
Dolphin Offshore Partners, L.P.	-	*		1,826,816		333,335	2,160,151	16.3%
Douglas Millar (3)	-	*				120,000	120,000	*
Douglas Schmidt	-	*		91,359		16,670	108,028	*
Douglass Loud (4)	-	*				5,000	5,000	*
Easton Hunt Capital Partners, L.P.	-	*		2,283,499		516,665	2,800,164	20.4%
Evan Fishel	-	*			212,106	212,088	424,194	3.2%
Germain Halegoua Annuity Trust FBO Germaine Halegoua 6/16/95	-	*			91,676	85,185	176,861	1.3%
Germain Halegoua Annuity Trust FBO Jamie Halegoua 6/16/95	-	*			183,352	170,369	353,721	2.7%
Germain Halegoua Annuity Trust FBO Jason Halegoua 6/16/95	-	*			91,676	85,185	176,861	1.3%
Germain Halegoua Annuity Trust FBO Rachel Halegoua 6/16/95	-	*			91,676	85,185	176,861	1.3%
Hart Management LLC (7)	-	*			165,569	153,846	319,415	2.4%
Hytek International, Ltd.	-	*		76,726		14,000	90,726	*
Isaak & Audrey Halegoua, Jt. Tenants	-	*			366,703	340,738	707,441	5.3%
James Conti (4)	-	*				3,000	3,000	*
Jamie Halegoua (4)	-	*			183,352	170,369	353,721	2.7%
Jeffrey Belmont	-	*			82,785	76,923	159,708	1.2%
Jesse B. Shelmire, III (3)	-	*				69,000	69,000	*
John & Susan Imhoff, Jt. Tenants (8)	-	*			412,540	383,329	795,869	6.0%
John E. Imhoff (8)	623,550	4.7%	623,550	913,394	183,352	737,034	2,457,330	18.5%
Joseph L. Rosenstrech	-	*			33,114	30,769	63,883	*
Joseph Mermelstein	-	*				42,547	42,547	*
Joseph Stravato (4)	-	*				95,000	95,000	*
Joshua Golomb (3)	-	*				9,334	9,334	*
Keith Ignotz (9)	-	*		182,690		83,335	266,025	2.0%
Kensington Partners, L.P.	-	*		261,087		47,640	308,727	2.3%
Kuekenhof Equity Fund, LLP (3)	-	*			1,003,579	932,519	1,936,098	14.6%
Lavorsia D. Jordan	-	*			41,393	38,462	79,855	*
Lori Ann O'Connor	-	*			41,393	38,462	79,855	*
Mark Samuels (10)	660,498	2.5%	660,498	182,690	60,399	139,457	1,043,044	7.9%
Marshall Etra IRA	-	*			41,393	38,462	79,855	*
Marvin Mermelstein	-	*				42,547	42,547	*
Maryse Hops	-	*			41,393	38,462	79,855	*
Michael Maiello	-	*			41,393	38,462	79,855	*
Michael Moore (11)	-	*		456,711		83,335	540,046	4.1%
Mildred S. Christian	-	*			82,785	76,923	159,708	1.2%
Morgan Stanley DW, Inc. for Christopher Jordan IRA (4)	-	*			68,803	63,931	132,734	1.0%
Murphy & Durieu, L.P. (4)	-	*			69,018	156,131	225,149	1.7%
Nangarhill, LLC	-	*			41,393	38,462	79,855	*
OTAPE Investments, LLC (3)	-	*		182,690		33,335	216,025	1.6%
Pamela Kaweske	92,320	*	92,320			20,000	112,320	*
Paul Scharfer (3)	-	*				48,222	48,222	*
ProMed Offshore Fund, Ltd. (3)(6)	-	*		45,981		138,760	184,741	*
ProMed Partners II, L.P. (3)(6)	175,270	1.3%	175,270	140,354		43,286	358,910	2.4%
ProMed Partners, L.P. (3)(6)	-	*		1,158,396		240,962	1,399,358	10.6%
Rhoda Intervivos Trust	-	*			41,393	38,462	79,855	*
Richard L. Fowler (12)	-	*			60,396	56,120	116,516	*
Richard Smouha	-	*			82,756	76,896	159,652	1.2%
Richard W. Enersen	-	*			82,785	76,923	159,708	1.2%
Robert Gorgia (4)	-	*				5,000	5,000	*
Robert R. Blakely (3)	-	*				69,001	69,001	*
Saul Schwartzman	-	*			41,393	38,462	79,855	*
Scott R. Griffith (3)	-	*				69,000	69,000	*
SDS Capital Group SPC, Ltd. (13)	189,256	1.4%	189,256	1,145,408	41,393	250,000	1,626,07	12.3%
SEGOES Services Ltd.	-	*				26,000	26,000	*
SF Capital Partners (3)	57,421	*	57,421	803,786		146,665	950,451	7.2%
Simon Halegoua	-	*			275,028	255,554	530,582	4.0%
Stacia J. Hachem	-	*			41,393	38,462	79,855	*
Susan M. Imhoff		*		91,331	91,676	169,850	352,857	2.7%
The Arthur Kontos Foundation	-	*			165,569	153,846	319,415	2.4%
Vivette Ancona	-	*			8,278	7,692	15,970	*
Walter J. Weadock	-	*			413,924	384,615	798,539	6.0%
William Bryce Combs	-	*			41,393	38,462	79,855	*
William D. Arthur, III (14)	523,240	*	523,240		60,396	56,120	116,516	*
				11,458,873	6,764,046	10,485,180

  _______________

  * Less than 1%.

  (1) Represents the number of shares of outstanding common stock, common stock underlying 13% convertible notes and common stock underlying warrants that may be offered pursuant to this prospectus and the amount of other common stock owned.

  (2) Assumes the sale of all of the shares of common stock offered by each selling stockholder. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

  (3) The selling stockholder, who is a broker-dealer or an affiliate of a broker-dealer, has advised us that such selling stockholder acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

  (4) The selling stockholder, who is a broker-dealer and may be deemed an underwriter, has advised us that it acquired the securities in the ordinary course of business and, at the time had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

  (5) Includes series A warrants to purchase 166,665 common shares sold by and previously registered to Sagamore Hill Hub Fund, Ltd.

  (6) David Musket may be deemed the beneficial owner of the securities held by ProMed Partners, L.P., ProMed Partners II, L.P. and ProMed Offshore Fund, Ltd.

  (7) Ronald Hart, Ph.D. is the owner of Hart Management LLC and is on our board of directors.

  (8) Dr. Imhoff is on our board of directors.

  (9) The selling stockholder is the former President and a director of SpectRx, Inc.

  (10) The selling stockholder is the former chairman of our board of directors, director and our former chief executive officer. His Amount of Common Stock Owned Prior to Offering consists of 325,498 common shares owned and 335,000 common shares subject to stock options that are fully exercisable.

  (11) Includes 16,667 shares of series A convertible preferred stock convertible to 384,674 common shares and series A warrants to purchase 83,335 common shares sold by and registered to Paul Scharfer.

  (12) The selling stockholder is our current executive vice president and secretary.

  (13) Includes 33,333 shares of series A convertible preferred stock convertible to 769,326 common shares and series A warrants to purchase 166,665 common shares sold by and previously registered to North Sound Legacy Institutional Fund LLC and North Sound Legacy International Ltd.

  (14) The selling stockholder is our former president and chief operating officer of Sterling Medivations, Inc., a subsidiary of SpectRx, Inc. and a former director of SpectRx, Inc. His Amount Common Stock Owned Prior to Offering consists of 523,240 common shares subject to stock options that are fully exercisable.

      We, and the selling stockholders, have entered into agreements which required us to file the registration statement, of which this prospectus is a part, to permit the resale of the shares of common stock issued or issuable to those stockholders. Those agreements require that we use our best efforts to keep the registration statement continuously effective from the date the registration statement becomes effective until the earliest of:
  the date on which all of the shares of common stock have been disposed of in accordance with the registration statement;
  the date on which all of the shares of common stock held by persons that are not our affiliates are eligible to be sold pursuant to Rule 144(k) of the Securities Act; and
  the seventh anniversary of the date of the registration rights agreement.

      We may require the selling stockholders to suspend the sales of the common stock covered by this prospectus if our board of directors determines in good faith that it is in our best interests not to disclose the existence of facts surrounding any proposed or pending acquisition, disposition, strategic alliance or financing, or for any other purpose in order to comply with the federal securities laws. We will be permitted to suspend the rights of the selling stockholders to make sales pursuant to the registration statement and/or postpone the preparation, filing and effectiveness of the registration statement for periods not to exceed 90 days in the aggregate in any consecutive twelve month period.

  PLAN OF DISTRIBUTION

      Any or all of the shares offered by the selling stockholders may be offered for sale and sold by or on behalf of the selling stockholders from time to time in varying amounts, including in block transactions, on the NASDAQ Stock Market or the over-the-counter market, in privately negotiated transactions, or otherwise (other than underwritten offerings), at prices prevailing in such market or as may be negotiated at the time of the sale. The shares may be sold by the selling stockholders directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers designated from time to time. In the event the shares are publicly offered through broker-dealers or agents, the selling stockholders may enter into agreements with respect thereto. Such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares. The selling stockholders and any such broker-dealers or agents that participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such broker-dealers and agents may engage in transactions with, and perform services for, us. At the time a particular offer of shares is made by the selling stockholders, to the extent required, a prospectus supplement will be distributed which will set forth the aggregate number of shares being offered, and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers or agents, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the selling stockholders.

      Any supplement and, if necessary, a post-effective amendment to the registration statement, of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

      We have agreed to indemnify the selling stockholders against specified liabilities under the Securities Act and to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, brokerage fees and stock transfer taxes applicable to the common stock sold by the selling stockholders.

      To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any broker, dealer, agent or underwriter regarding the sale of the common stock by the selling stockholders.

      In order to comply with the securities laws of certain states, sales of shares offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of shares offered hereby must also be made by the selling stockholders in compliance with other applicable state securities laws and regulations.

  DESCRIPTION OF SECURITIES

  Common Stock

      We have 50,000,000 authorized shares of common stock, having a par value of $0.001 per share. As of September 30, 2007, there were 13,253,424 shares of common stock issued and outstanding held of record by approximately 143 holders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor and in liquidation proceedings. Holders of common stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares. The outstanding shares of common stock are, and the shares of common stock offered by this prospectus will be, fully paid and nonassessable.

  Preferred Stock

      Our board of directors is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock. Although there is no current intention to do so, our board of directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control.

  Series A Convertible Preferred Stock

      We currently have outstanding 418,175 shares of series A convertible preferred stock, having a stated value of $15.00 per share, held by 27 holders as of September 30, 2007.

      Dividends. The holders of the series A convertible preferred stock are entitled to receive quarterly, at the end of each calendar quarter, commencing on and after March 26, 2006, out of funds legally available therefor, dividends per share at the per annum rate of $0.75 per share, prior and in preference to any declaration or payment of any dividend on any stock ranking junior to the series A convertible preferred stock. Such dividends shall be cumulative, compounded annually, and accrue from March 26, 2004, whether or not declared by our board of directors. At our election, dividends on the series A convertible preferred stock may be paid by the issuance and delivery of whole shares of common stock having an aggregate current market price at the time of issuance equal to the amount of dividends so paid. The shares of any class of our capital stock ranking equal to the series A convertible preferred stock as to dividends and the distribution of assets upon liquidation is referred to in this prospectus as pari passu stock. If any dividend becomes due and payable to the holders of series A convertible preferred stock and there is also due and payable a dividend to the holders of pari passu stock, and we have insufficient funds to make payment in full to all such holders of such respective dividends, then such funds as are available will be distributed among the holders, ratably in proportion to the full amounts to which they would otherwise respectively be entitled.

      Conversion. Each share of series A convertible preferred stock is convertible into the number of shares of common stock equal to the quotient obtained by dividing the sum of (i) $15.00 (as adjusted for changes in the series A convertible preferred stock by stock split, stock dividend, or the like occurring after March 26, 2004), referred to in this prospectus as the invested amount, plus (ii) all declared or accrued but unpaid dividends on such shares of series A convertible preferred stock, by the conversion price per share. The current per share conversion price is $0.65. The conversion price is subject to adjustment under certain circumstances to protect the holders of series A convertible preferred stock from dilution relative to certain issuances of common shares, or securities convertible into or exercisable for common shares. Subject to certain exceptions, if we issue common shares, or such other securities, at a price per share less than the then effective conversion price, the conversion price will be adjusted to equal such lower per share consideration.

  On any automatic conversion date, each share of series A convertible preferred stock then outstanding will automatically be converted into common stock at the then effective conversion rate; provided, however, the number of shares of series A convertible preferred stock to be converted on any automatic conversion date must not exceed, as measured by the aggregate number of shares of common stock issued or to be issued upon conversion thereof, the cumulative trading volume for 90 preceding consecutive trading days for the common stock on its principal trading market in the United States. An automatic conversion date, subject to certain additional limitations and requirements, will occur if our common stock trades for a period of 20 consecutive trading days on its principal trading market in the U.S. at a per share trading price of the greater of $4.50 or three times the then conversion price.

      Voting. Each holder of a share of the series A convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such share of series A convertible preferred stock would be convertible under the circumstances described above on the record date for the vote or consent of stockholders, and will otherwise have voting rights and powers equal to the voting rights and powers of the common stock; provided, however, that, so long as at least 100,000 (such number subject to adjustment) shares of series A convertible preferred stock are outstanding, with respect to the election of directors, in addition to and not in limitation of the foregoing, if requested of us in a writing delivered to us at our principal executive offices and signed by the holders of a majority of the issued and outstanding shares of series A convertible preferred stock (or their duly designated proxies), the holders of the series A convertible preferred stock will vote together as a single class to elect two members of our board of directors.

      In addition, holders of the series A convertible preferred stock have the right to vote on those matters which, under the Delaware General Corporation Law, voting by classes of stock is required and, so long as at least 100,000 (such number subject to adjustment) shares of series A convertible preferred stock are outstanding, we may not, without the consent (given by vote in person or by proxy at a meeting called for the purpose, or by written consent) of the holders of a majority of the shares of series A convertible preferred stock then outstanding:
  create or authorize any shares of any class or series of our capital stock having a preference or priority as to either dividends or distribution of assets upon liquidation equal or superior to any such preference or priority of the shares of series A convertible preferred stock, reclassify any existing securities into shares of such equal or superior stock or amend the terms of any existing securities in a manner inconsistent with the foregoing restriction;
  amend or repeal any provision of, or add any provision to, our certificate of incorporation or bylaws, if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the series A convertible preferred stock;
  declare, pay or set aside any dividends on any stock ranking junior to the series A convertible preferred stock, or redeem or repurchase any such junior ranking stock;
  increase or decrease (other than in connection with a redemption or conversion) the authorized number of shares of series A convertible preferred stock; or
  alter or change the rights, preferences or privileges of the series A convertible preferred stock in a manner different from each other class of pari passu stock.

      Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, referred to in this prospectus as a liquidation, or a "sale or merger" (as defined in the certificate of designations governing the series A convertible preferred stock), the holders of the outstanding shares of series A convertible preferred stock will, at their election, be entitled to receive in exchange for and in redemption of each share of their series A convertible preferred stock, prior and in preference to the holders of stock ranking junior to the series A convertible preferred stock, (x) in the case of a liquidation, from any funds legally available for distribution to stockholders, and (y) in the case of a sale or merger, from the net proceeds therefrom, an amount equal to the greater of (i) the invested amount per share, plus the aggregate amount of all declared or accrued, but unpaid, dividends per share, or (ii) the amounts to which such holders would have been entitled if the shares were converted to shares of common stock immediately before the liquidation, or sale or merger as the case may be. If, upon any liquidation, our assets are insufficient to make payment in full to all holders of the series A convertible preferred stock of the liquidation preference and to make payment in full to all holders of any pari passu stock of their liquidation preference, then our assets will be distributed among the holders of the series A convertible preferred stock and the holders of any pari passu stock then outstanding, ratably in proportion to the full amounts to which they would otherwise respectively be entitled.

      Pre-emptive Rights. The holders of the series A convertible preferred stock have the right of first refusal to purchase their pro rata share of any new securities, as defined in the certificate of designations governing the series A convertible preferred stock, that we may, from time to time, propose to sell and issue.

  Warrants

      We have issued warrants to purchase our common stock from time to time in connection with certain financing arrangements. As of September 30, 2007, there were outstanding warrants to purchase an aggregate of 11,792,599 shares of common stock at a weighted average exercise price of $0.82 per share. All of our warrants are currently exercisable. Of our warrants, warrants exercisable for 7,946,066 shares of our common stock were issued to the purchasers of our 13% senior secured convertible notes, with the initial per share exercise price being $0.78. As a result of issuance of such 13% senior secured convertible notes, the conversion price of the series A convertible preferred stock was reduced from $1.50 per share to $0.65 per share and the exercise price of the 2,443,345 warrants issued in conjunction with the series A preferred issuance was reduced from $2.25 per share to $0.81 per share. In addition, the exercise price for additional warrants issued in August 2005 for a total of 657,000 shares was also lowered to $0.65 per share. All outstanding warrant agreements provide for adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. Holders of some of our warrants are entitled to certain rights to cause us to register the sale of such shares under the Securities Act.

  Certain Charter and Bylaw Provisions and Delaware Anti-Takeover Statute

      Certain provisions of our certificate of incorporation, as amended, and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions allow us to issue preferred stock without any vote or further action by the stockholders and eliminate the right of stockholders to act by written consent without a meeting. These provisions may make it more difficult for stockholders to take certain corporate actions, and could have the effect of delaying or preventing a change in control of us.

      In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding of those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  LEGAL MATTERS

      Jones Day, Atlanta, Georgia, passed upon the validity of the common stock that may be offered by this prospectus.

  EXPERTS

      Our consolidated financial statements, as of December 31, 2006 and for the years ended December 31, 2005 and 2006, have been audited by Eisner LLP, independent registered public accounting firm, as set forth in its report thereon included herein.

  CHANGE IN ACCOUNTANTS

  On October 29, 2007, we dismissed our independent accountant, Eisner, LLP ("Eisner"), which had been serving as our principal accountant, and appointed the firm UHY, LLP ("UHY") as our new independent accountant. The change in accountants was approved by the Audit Committee of our Board of Directors.

  Other than what we describe here, no reports issued by Eisner during out two most recent fiscal years, and any subsequent interim period, contained an adverse opinion or disclaimer of opinion, nor were any reports issued by Eisner qualified or modified as to audit scope, or accounting principles. During our most recent full fiscal years ended December 31, 2006 and 2005 and subsequent interim periods through June 30, 2007, there were no disagreements with Eisner on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Eisner, would have caused Eisner to make references to the subject matter of such disagreements in connection with its reports on our financial statements during those periods. Eisner's report on our financial statements in connection with their audit of each of the fiscal years ended December 31, 2006 and 2005, included an explanatory paragraph, and expressed substantial doubt, about our ability to continue as a going concern.

  On October 29, 2007, we engaged UHY as our new principal accountant to provide audit services. During our two prior fiscal years ended December 31, 2006 and the subsequent interim period through June 30, 2007, UHY was not engaged as our principal accountant to audit our financial statements, nor did we consult with UHY regarding any matter or event.

  WHERE YOU CAN GET MORE INFORMATION

  Available Information

      We file reports, proxy statements and other information with the SEC. You may read and copy this information at the public reference facilities maintained by the Commission at the Commission's Public Reference Room, which is located at 100 F Street, N.E. Washington, D.C. 20549.

      You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Commission's web site on the Internet at http://www.sec.gov.

      Statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If we filed as an exhibit to any of our public filings any of the contracts, agreements or other documents referred to in this prospectus, you should read the exhibit for a more complete understanding of the document or matter involved.

  SPECTRX, INC.
  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
  CONTENTS
Report of Independent Registered Public Accounting Firm
Consolidated Financial Statements
  Consolidated Balance Sheet at December 31, 2006

  Consolidated Statements of Operations for the years ended December 31, 2005 and 2006

  Consolidated Statements of Changes in Capital Deficit for the years ended December 31, 2005 and 2006

  Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2006

  Notes to Consolidated Financial Statements

Consolidated Balance Sheets at September 30, 2007 (Unaudited)
Consolidated Statements of Operations for the nine months ended September 30, 2006 and 2007 (Unaudited)
Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2007 (Unaudited)
Notes to Consolidated Financial Statements (Unaudited)

  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  Board of Directors and Stockholders

  SpectRx, Inc.

  We have audited the accompanying consolidated balance sheet of SpectRx, Inc. and subsidiaries (the "Company") as of December 31, 2006, and the related consolidated statements of operations, changes in capital deficit and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SpectRx, Inc. and subsidiaries as of December 31, 2006, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

  As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment."

  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and has a negative working capital position and a capital deficit. The Company is also in default on payments due under its settlement with Abbott Laboratories, Inc. regarding its redeemable preferred stock agreement. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  /s/ Eisner LLP

  New York, New York
  April 19, 2007

  With respect to the reclassification of SimpleChoice business as discontinued operations, as described in Note 1, January 25, 2008

  SPECTRX, INC. AND SUBSIDIARIES
  CONSOLIDATED BALANCE SHEET
  DECEMBER 31, 2006
  (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
  (AS REVISED - SEE NOTE 1)

ASSETS (Notes 9 and 10)
CURRENT ASSETS:
  Cash and cash equivalents
$206
  Accounts receivable, net of allowance for doubtful accounts of $41
72
  Other current assets
121
  Assets of discontinued operations
223
  Total current assets
622

  Property and equipment, net
19
  Assets of discontinued operations
549
  Other assets
51
  Total noncurrent assets
619
  TOTAL ASSETS
$1,241

LIABILITIES AND CAPITAL DEFICIT

CURRENT LIABILITIES:
  Notes payable - past due
$416
  Notes payable
1,430
  Accounts payable
604
  Accrued liabilities
634
  Redeemable convertible stock and accrued interest and dividends in default
5,566
  Dividends payable - Series A
1,002
  Advances payable - Roche
381
  Liabilities of discontinued operations
625
  Total current liabilities
10,658

  Notes payable
1,924
  TOTAL LIABILITIES
12,582

COMMITMENTS & CONTINGENCIES
CAPITAL DEFICIT:
  Series A convertible preferred stock, $.001 par value; 5,000 shares authorized, 484 shares issued and outstanding (liquidation preference $8,254)
4,511
  Common stock, $.001 par value; 50,000 shares authorized, 11,918 shares issued and 11,872 shares outstanding
12
  Additional paid-in capital
51,854
  Treasury stock, at cost
(104)
  Accumulated deficit
(67,614)
  TOTAL CAPITAL DEFICIT
(11,341)
TOTAL LIABILITIES AND CAPITAL DEFICIT	$1,241

  The accompanying notes are an integral part of these consolidated statements.

  SPECTRX, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENT OF OPERATIONS
  FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006
  (In Thousands Except Per Share Data)
  (AS REVISED - SEE NOTE 1)

	2005	2006
REVENUE:
Service revenue	$256	$602

COSTS AND EXPENSES:
Cost of sales	74	128
Research and development	848	1,474
Sales and marketing	18	12
General and administrative	1,256	1,967
(Gain) on sale of BiliChek product line	(2,569)	0

Operating profit / (loss)	629	(2,979)

OTHER INCOME	0	200
INTEREST EXPENSE, net	(306)	(709)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	323	(3,488)

LOSS FROM DISCONTINUED OPERATIONS	(2,522)	(1,460)

NET LOSS	(2,199)	(4,948)

PREFERRED STOCK DIVIDENDS	(365)	(364)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(2,564)	$(5,312)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS, FROM CONTINUING OPERATIONS	$(0.00)	$(0.33)
BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS, FROM DISCONTINUED OPERATIONS	$(0.22)	$(0.12)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS, TOTAL	$(0.22)	$(0.45)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	11,726	11,780

  The accompanying notes are an integral part of these consolidated statements.

  SPECTRX, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL DEFICIT
  FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006
  (In Thousands)
	Preferred Stock		Common Stock		Additional Paid-In	Treasury	Deferred	Accumulated
	Shares	Amount	Shares	Amount	Capital	Stock	Compensation	Deficit	TOTAL
BALANCE, December 31, 2004	489	$4,559	11,557	$12	$52,347	$(104)	$(42)	$(60,467)	$(3,695)
Amortization of deferred comp.	0	0	0	0	0	0	38	0	38
Employee stock purchase plan	0	0	73	0	18	0	0	0	18
Options issued for services	0	0	0	0	2	0	0	0	2
Exercise of stock options	0	0	108	0	23	0	0	0	23
Modification of warrants	0	0	0	0	11	0	0	0	11
Dividends on preferred stock	0	0	0	0	(365)	0	0	0	(365)
Conversion of preferred stock into common stock	0	0	0	0	0	0	0	0	0
Net Loss	0	0	0	0	0	0	0	(2,199)	(2,199)
BALANCE, December 31, 2005	489	$4,559	11,738	$12	$52,036	$(104)	$(4)	$(62,666)	$(6,167)
Employee stock purchase plan	0	0	16	0	4	0	0	0	4
Options issued to employees	0	0	0	0	90	0	4	0	94
Exercise of stock options	0	0	61	0	32	0	0	0	32
Dividends on preferred stock	0	0	0	0	(364)	0	0	0	(364)
Conversion of preferred stock into common stock	(5)	(48)	57	0	56	0	0	0	8
Net Loss	0	0	0	0	0	0	0	(4,948)	(4,948)

BALANCE, December 31, 2006	484	$4,511	11,872	$12	$51,854	$(104)	$0	$(67,614)	$(11,341)

  The accompanying notes are an integral part of these consolidated statements.

  SPECTRX, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006
  (In Thousands)
  (AS REVISED - SEE NOTE 1)

CASH FLOWS FROM OPERATING ACTIVITIES:	2005	2006
Net loss	$(2,199)	$(4,948)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of BiliChek	(2,569)	0
Loss from discontinued operations	2,522	1,460
Depreciation and amortization	38	22
Loss on retirement of property and equipment	25	0
Amortization of deferred compensation	38	4
Issuance of options and warrants for services and debt	13	90
Changes in operating assets and liabilities:
Accounts receivable	(29)	181
Other current assets	33	49
Other assets	16	16
Accounts payable	73	288
Accrued liabilities	843	474
Total adjustments	1,003	2,584

Net cash used in discontinued operations	(2,311)	(1,211)
Net cash used in operating activities	(3,507)	(3,575)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of BiliChek product line	3,600	0
Additions to property and equipment	(22)	(9)
Net cash used in discontinued operations	(46)	(64)
Net cash provided by (used in) investing activities	3,532	(73)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	41	4
Proceeds from issuance of notes payable	270	3,937
Payments of notes payable	(270)	(400)
Net cash provided by financing activities	41	3,541
NET CHANGE IN CASH AND CASH EQUIVALENTS	66	(107)
CASH AND CASH EQUIVALENTS, beginning of year	247	313
CASH AND CASH EQUIVALENTS, end of year	$313	$206
CASH PAID FOR:
Interest	$22	$13
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Dividends in the form of preferred stock and redeemable convertible preferred stock	$365	$364
Conversion of preferred stock and accrued dividends into common stock	$0	$56
Common stock and options exercised in exchange for accrued salaries	$0	$32

  The accompanying notes are an integral part of these consolidated statements.

  SPECTRX, INC. AND SUBSIDIARIES
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  DECEMBER 31, 2005 AND 2006

  1. ORGANIZATION, BACKGROUND, AND BASIS OF PRESENTATION

      SpectRx, Inc., together with its wholly owned subsidiaries, Sterling Medivations, Inc. d/b/a SimpleChoice ("Sterling") and Guided Therapeutics, Inc., ("Guided Therapeutics") (collectively the "Company"), each a Delaware corporation, is a medical technology company developing and providing products for the non-invasive cervical cancer detection and diabetes markets. The Company uses its technologies to develop non-invasive diagnostic devices such as its cervical cancer detection product and its interstitial fluid based glucose monitoring device. The Company also has historically attempted to establish an insulin infusion business. The Company's products are based upon a variety of proprietary technologies. The Company's products in development for glucose monitoring and cervical cancer detection are based upon its proprietary biophotonic technologies.

  Reclassification of Discontinued Operations

      In May, 2007, the Company sold all of the assets of the Company related the field of subcutaneous fluid delivery (the SimpleChoice business), including certain equipment and intellectual property, to ICU Medical, Inc. for $3,000,000. In accordance with FAS No. 144, the Company has accounted for this asset group as a discontinued operation. The Company's consolidated financial statements reflect the assets and liabilities of the discontinued operations as separate line items and the operations of the asset group for the current and prior periods are reported in discontinued operations on the statement of operations.

      Assets and liabilities of the discontinued operations included in the consolidated balance sheet as of December 31, 2006 were as follows:

Accounts receivable, net	$39
Inventory	184
Assets of discontinued operations, current	223
Property and equipment, net	549
Total assets of discontinued operations	$772

Accounts payable	$321
Accrued liabilities	304
Liabilities of discontinued operations, current	$625

      The following table presents the financial results of the discontinued operations.

	Year Ended December 31,
	2005	2006
Sales	$ 727	$ 375
Cost of sales	1,352	883
Gross loss	(625)	(508)

Costs and expenses
Research and development	1,183	482
Sales and marketing	445	217
General and administrative	269	253
Total costs and expenses	1,897	952

Loss from discontinued operations	$(2,522)	$(1,460)

      Loss per common share - basic and diluted:

Loss from discontinued operations	$ (.22)	$(.12)

  Basis of Presentation

      The Company's prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. The Company has experienced net losses since its inception, and, as of December 31, 2006, it had an accumulated deficit of approximately $67.6 million. Through December 31, 2006, the Company has devoted substantial resources to research and development efforts. The Company first generated revenue from product sales in 1998, but does not have significant experience in manufacturing, marketing or selling its products. The Company's development efforts may not result in commercially viable products, and it may not be successful in introducing its products. Moreover, required regulatory clearances or approvals may not be obtained in a timely manner, or at all. The Company's products may not ever gain market acceptance, and the Company may not ever achieve levels of revenue to sustain further development costs, support ongoing operations and achieve profitability. The Company intends to market its insulin delivery products directly to distributors and other customers. The development and commercialization of the Company's products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects operating losses to continue through at least 2007 as it continues to expend substantial resources to complete development of its products, obtain regulatory clearances or approvals, build its marketing, sales, manufacturing and finance organizations and conduct further research and development.

  Going Concern

      The Company's financial statements have been prepared and presented on a basis assuming it will continue as a going concern. At December 31, 2006, the Company's current liabilities exceeded current assets by approximately $10.0 million and it had a capital deficit principally due to its recurring losses from operations. The Company is in default on payments due under its settlement with Abbott Laboratories, Inc. ("Abbott") regarding its redeemable preferred stock agreement and certain notes payable are delinquent, as of December 31, 2006. In March 2007, the Company borrowed $2.8 million and repaid existing noteholders $1.5 million, including related interest. In addition, $1.9 million of existing loans were converted into secured convertible notes payable in March 2010 (see Note 9).

      The Company needs to raise additional capital during 2007. If capital cannot be raised, the Company might be required to enter into unfavorable agreements or, if that is not possible, be unable to continue operations, and to the extent practicable, liquidate and/or file for protection under the Bankruptcy Code. These factors raise substantial doubt about the Company's ability to continue as a going concern. Additional debt or equity financing will be required for the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might be required from the outcome of this uncertainty. If additional funds do not become available, the Company has plans to curtail operations by reducing discretionary spending and staffing to levels supportable by available funding. If funds are not obtained, the Company will have to curtail its operations and attempt to operate by only pursuing activities for which it has external financial support, such as the National Institute on Alcohol Abuse and Alcoholism ("NIAAA") contract and the National Cancer Institute ("NCI") funding. However, there can be no assurance that external financial support will be sufficient to maintain operations or that the Company will be able to raise additional funds on acceptable terms, or at all, or achieve planned sales volumes. In fact, the holders of the Company's senior obligations may limit any such financing attempts and/or cause the Company to liquidate or file for bankruptcy.

  Reclassification

      Certain amounts in the statements of operations and cash flows for the year ended December 31, 2005 have been reclassified to conform with the 2006 presentation.

  2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas where estimates are used include the allowance for doubtful accounts, inventory valuation and input variables for Black-Scholes calculations.

  Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of SpectRx and its wholly owned subsidiaries, Sterling (d/b/a SimpleChoice) and Guided Therapeutics. All significant intercompany balances and transactions have been eliminated.

  Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be a cash equivalent.

  Inventories

      Inventories are stated at the lower of cost or market using the first-in, first-out method.

  Advertising Costs

  All advertising costs are expensed as incurred. Approximately $1,000 and $3,000 were charged to advertising expense for the years ended December 31, 2005 and 2006, respectively.

  Property and Equipment

      Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to seven years. Expenditures for repairs and maintenance are expensed as incurred. Property and equipment are summarized as follows at December 31, 2006 (in thousands) as restated:

Equipment	$1,431
Furniture and fixtures	479
1,910
Less accumulated depreciation	(1,891)
Property and equipment, net	$ 19

  Patent Costs (Principally Legal Fees)

      Costs incurred in filing, prosecuting, and maintaining patents are expensed as incurred. Such costs aggregated approximately $183,000 and $377,000 in 2005 and 2006, respectively.

  Accounts Receivable

      There were no significant concentrations of credit risk in 2006. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable.

  Accrued Liabilities

      Accrued liabilities are summarized as follows at December 31, 2006 (in thousands) as restated:

Accrued compensation	$367
Rent	105
Other accrued expenses	162
Accrued liabilities	$634

  Revenue Recognition

      The Company records revenue from product sales (discontinued operations) at the time the product is shipped and title passes pursuant to the terms of the agreement with the customer, the amount due from the customer is fixed or determinable, and collectability of the related receivable is reasonably assured. Revenue is recorded, which includes all shipping and handling costs, and recognized only when the Company has no significant future performance obligation or we and the collaborative partner agree that a milestone has been achieved. Revenue from collaborative agreements is recorded when performance targets have been met. In the past, we received funds from collaborative agreements in two forms - milestone payments based upon achieving certain performance targets and reimbursement of research and development expenses. Milestone payments are recorded as revenue and payments for expense reimbursement are recorded as a reduction of expense not revenue. Although some of the Company's products have expiration dates, the Company has not had to issue any credits or allowances for expired products to date, as no related expense has been incurred.

      Service revenues are considered to have been earned when the Company has substantially accomplished what it must do to be entitled to the benefits represented by the service revenues. Accordingly, the Company records revenue from service contracts where the service is completed and the customer is invoiced in accordance with the terms of a written, duly executed service contract or purchase order.

      If the collectability of assets received for product sales, services, milestone or license fees is doubtful, the revenues are recognized on the basis of cash received. The Company has relied upon Securities and Exchange Commission Staff Accounting Bulletin ("SAB") 101 and SAB 104 for its recognizing revenue and related costs.

  Research and Development

      Research and development expenses consist of expenditures for research conducted by the Company and payments made under contracts with consultants or other outside parties and costs associated with internal and contracted clinical trials. All research and development costs are expensed as incurred. Research and development expense reimbursements, such as grants, are offset against expenses.

  Income Taxes

      The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management provides valuation allowances against the deferred tax assets for amounts that are not considered more likely than not to be realized.

  Stock Based Compensation

      Prior to December 31, 2005, the Company used the intrinsic value method for valuing its employee/director awards of stock options and recording the related compensation expense, if any, in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee or director compensation cost for stock options is reflected in the net loss, as all options granted have exercise prices equal to the market value of the underlying common stock on the date of grant. The Company records compensation expense related to options granted to non-employees based on the fair value of the award.

      Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), "Share Based Payment," which requires public companies to measure the cost of employee, officer and director services received in exchange for stock-based awards at the fair value of the award on the date of grant. SFAS No. 123R supersedes the Company's previous accounting under SFAS No. 123, "Accounting for Stock-Based Compensation," which permitted the Company to account for such compensation under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with APB No. 25 and related interpretations, no compensation cost had been recognized in connection with the issuance of stock options, as all options granted under the Company's stock option plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of the grant.

      The Company applied the modified prospective transition method upon adoption of SFAS No. 123R. Under the modified prospective transition method, compensation cost is required to be recorded as earned for all unvested stock options outstanding at the beginning of the first year of adoption of SFAS No.123R based upon the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and for compensation cost for all share-based payments granted or modified subsequently based on fair value estimated in accordance with the provisions of SFAS No. 123R. The Company's financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS No. 123R but, in accordance with the modified prospective transition method, the Company's financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R.

      For the year ended December 31, 2006, share-based compensation for options attributable to employees and officers was $90,000, and has been included in the Company's 2006 statement of operations. Compensation costs for stock options which vest over time, are recognized over the vesting period. As of December 31, 2006, the Company had $67,000 of unrecognized compensation cost related to granted stock options to be recognized over the remaining vesting period of approximately two years.

      The following table illustrates the effect on net loss attributable to common stockholders and net loss per share attributable to common stockholders, if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands):

2005
Net loss attributable to common stockholders, as reported	($2,564)
Add: Total stock based compensation expense included in the reported net loss	0
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(218)
Proforma net loss attributable to common stockholders	$(2,782)
Net loss attributable to common stockholders per share:
Basic & Diluted - as reported	$(0.22)
Basic & Diluted - pro forma	$(0.24)

  Fair Value of Financial Instruments

      The carrying values of cash and cash equivalents, accounts receivable, accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments.

  New Accounting Pronouncements

      In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (FIN 48)." FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the impact FIN48 will have on its results of operations and financial position but does not expect its adoption will have a material impact on the Company's financial statements.

      In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Specifically, this Statement sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of SFAS No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, for which the provisions of SFAS No. 157 should be applied retrospectively. The Company will adopt SFAS No. 157 in the first quarter of 2008 and is still evaluating the effect, if any, on its financial position or results of operations.

      In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. The adoption of this statement did not have a material impact on the Company's consolidated financial condition or results of operations.

      In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115." SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS No. 159 is effective for the Company's fiscal year 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. We are currently evaluating the impact, if any, of SFAS No. 159 on the Company's consolidated financial statements.

  3. SALE OF ASSETS

      On March 6, 2003, the Company sold its BiliChek Non-invasive Bilirubin Analyzer product line and related assets to Respironics, Inc., pursuant to an asset sale agreement. Respironics had previously been the exclusive U.S. licensee and distributor of the product line. The base cash purchase price was $4 million with an additional $1 million to be paid based upon completion of product development work, and up to an additional $6.25 million to be paid based upon the incremental sales of certain disposable BiliChek products over the next five years and upon the achievement of certain sales thresholds on an annual and cumulative basis over the next four years. The Company recognized a gain on the sale of assets to Respironics of $4.2 million during 2003. The Company recognized a gain of $1.1 million in 2004. In 2005, the Company entered into an agreement with Respironics whereby for $1.5 million, Respironics was released from making any additional payments for the BiliChek line. Under the agreement, we will not receive any further payments from Respironics and none of the previous advances will be repaid. In 2005 the company recognized a gain of $2.6 million.

  4. STOCKHOLDERS' EQUITY

  Common Stock

      In June 2001, the Company completed two private placements. On June 4, 2001, the Company entered into an agreement with an investor, which invested approximately $9.5 million in SpectRx common stock before transaction expenses. On June 13, 2001, the Company entered into an agreement with another investor, which invested about $2.5 million in SpectRx common stock before transaction expenses. The financings consisted, in total, of sales of approximately 1.9 million shares of common stock and warrants to purchase 379,127 shares of common stock. Under the terms of the agreements, each share of common stock was sold at a price of $6.319 per share. The first transaction, funded on June 4, 2001, involved the private placement of 1.5 million shares of common stock. The second transaction, funded on June 13, 2001, involved the private placement of 395,633 shares of common stock. The combination of these two transactions resulted in net proceeds to SpectRx of approximately $11.2 million after transaction expenses. In addition, the purchasers of common stock also received warrants to purchase an aggregate of 379,127 shares of common stock for $9.8874 per share. These warrants expired on June 4, 2006, the fifth anniversary of their issuance date. The warrants were valued at approximately $1.7 million and are included in additional paid-in capital in the accompanying consolidated balance sheet.

      In September 2001, the Company's board of directors approved a stock repurchase program whereby the Company can purchase up to $1.0 million of its common stock. As of December 31, 2001, the Company has purchased 6,700 shares of common stock at an average price of $5.66 per share. No shares were repurchased in 2003 and 2004. On March 31, 2005, the SpectRx board of directors terminated the stock repurchase program.

  Preferred Stock

      The Company has authorized 5,000,000 shares of preferred stock with a $.001 par value. The board of directors has the authority to issue these shares and to set dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions.

      The board of directors has designated 525,000 shares of the preferred stock as redeemable convertible preferred stock.

      In November 1999, Abbott Laboratories, Inc. ("Abbott") subscribed to 525,000 shares of redeemable convertible preferred stock for consideration of $5,250,000 of which $2,750,000 was received in November 1999 and $2,500,000 was received in January 2000.

      Dividends on the Abbott shares are payable in cash and accrue at the rate of $.60 per share per annum. Upon conversion, the Company, at its option, may pay accrued dividends in shares of common stock. The preferred shares, together with any accrued but unpaid dividends, are convertible into common shares at the greater of $9.39 per share or the average of the closing sales price for 15 days prior and 15 days subsequent to the conversion and any shares still outstanding were to automatically convert on December 31, 2004 at the then conversion rate. The shares were mandatorily redeemable at $10 per share, plus accrued but unpaid dividends, at the later of September 30, 2002 or 60 days subsequent to the date upon which the Company gives notice to Abbott of Abbott's right to redeem the shares. The shares have a liquidation preference of $10 per share, plus all accrued but unpaid dividends.

      In September 2001, the Company entered into an agreement with Abbott whereby Abbott waived its right to redeem 100,000 shares of its redeemable convertible preferred stock plus the related accrued but unpaid dividends. On December 31, 2004, these were automatically converted into 139,007 shares of common stock at $9.39 per share.

      In September 2002, Abbott delivered notice of its election to cause the redemption of the 425,000 shares of the remaining redeemable convertible preferred stock eligible for redemption. On March 7, 2003, the Company reached a settlement with Abbott regarding their disputes in connection with the prior termination of the parties' Research & Development and License Agreement and the election of Abbott to have shares of the Company's preferred stock held by Abbott redeemed by the Company. Abbott had previously elected to have 425,000 shares of the Company's preferred stock redeemed, with 162,500 shares to be redeemed on December 30, 2002 at $10.00 per share, plus accrued dividends, and the remaining shares to be redeemed no later than January 31, 2004. Under the settlement, the Company had agreed to make quarterly payments to Abbott during 2003 and 2004 and end of the year lump sum payments in 2005 and 2006 to redeem 425,000 preferred shares and to pay accrued dividends as to such shares. The Company paid $400,000 and $300,000 to Abbott during 2003 and 2004, respectively. The Company's yearly financial obligations to Abbott under the agreement are approximately $1.4 million, $1.8 million and $1.9 million for 2004, 2005 and 2006, respectively. Under the settlement, neither party admitted any liability or wrongdoing (see legal proceedings - Note 6).

      Dividends were accrued on the non-redeemed preferred stock at a rate of 6% per year through December 31, 2002 and are included in the current portion of redeemable stock in the accompanying consolidated balance sheet. The terms of the Abbott preferred had an automatic conversion feature that was triggered automatically on 12/31/2004. After December 31, 2004, any Abbott preferred stock then outstanding would automatically convert into common shares.

      Interest on the payments required under the September 2002 agreement is being accrued at the rate of 6% per year and is included with the redeemable preferred stock in the accompanying balance sheet. Interest expense related to the redeemable preferred stock included in the statement of operations for the years ended December 31, 2005 and 2006 was $$129,000 and $453,000, respectively.

      On December 31, 2004, the preferred stock held by Abbott automatically converts into 506,098 common shares. The Company has not issued these shares, however, the Company believes that Abbott has the voting rights associated with these shares.

      The Company was in negotiations with Abbott from early 2003 through February of 2005 regarding the patent issue (see Note 7) and the payments of "outstanding accrued dividends" and "redemption" under the settlement. Abbott notified the Company that it was in default on four separate payments due in 2004 and demanded payment.

      On February 17, 2005, the Company initiated litigation against Abbott relating to a dispute over intellectual property issues. The Company is represented in this matter under a contingency fee arrangement.

      In connection with this matter, the Company has not paid approximately $5.6 million (including interest and dividends of approximately $1 million) of the amounts due through 2006.

  Series A Convertible Preferred Stock

      At December 31, 2006, the Company has outstanding 483,469 shares of series A convertible preferred stock, having a stated value of $15.00 per share, plus five year warrants exercisable for 2,443,345 shares of our common stock at an exercise price of $2.25 per share. The original conversion price of the series A convertible preferred was $1.50. As a result of the restructuring of certain notes payable in March 2007, the conversion price of the series A preferred stock was reduced from $1.50 to $0.65 and the warrant exercise price was reduced from $2.25 to $0.81 (see Note 9). The holders of the series A convertible preferred stock are entitled to receive dividends per share at the per annum rate of $0.75 per share. The dividend is accrued from the original issue date and payable beginning March 26, 2006 and is thereafter payable quarterly in cash or stock, at the end of each calendar quarter, out of funds legally available there for. The Company believes that no funds are legally available at this time and no dividend can be paid in stock or in cash. The series A convertible preferred stockholders have the right to vote on an as-converted basis.

      Each share of series A convertible preferred stock is convertible into the number of shares of common stock equal to the quotient obtained by dividing the sum of (i) $15.00 (as adjusted for changes in the series A convertible preferred stock by stock split, stock dividend, referred to as the invested amount, plus (ii) all declared or accrued but unpaid dividends on such shares of series A convertible preferred stock, by the conversion price per share. The per share conversion price was $1.50 through the end of 2006 but changed to $0.65 in March 2007 (see Note 9). The conversion price is subject to adjustment under certain circumstances to protect the holders of series A convertible preferred stock from dilution relative to certain issuances of common shares, or securities convertible into or exercisable for common shares. Subject to certain exceptions, if the Company issues common shares, or such other securities, at a price per share less than the then effective conversion price, the conversion price will be adjusted to equal such lower per share consideration. As a result of these changes in conversion price of series A convertible preferred stock and exercise price of warrants in March 2007, the Company will evaluate if this will trigger a beneficial conversion feature or deemed dividends or both.

      The holders of the series A convertible preferred stock have the right of first refusal to purchase their pro-rata shares of any new securities, as defined in the certificate of designations governing the series A convertible preferred stock, that the Company may, from time to time, propose to sell and issue.

      Issuing the series A convertible preferred stock triggered recognition of the value attributable to the beneficial conversion feature of the series A convertible preferred stock, which is deemed to be a dividend if the effective conversion price of the preferred stock is below market at the time of the transaction. The Company recognized a deemed dividend in the first quarter of 2004 of approximately $4.6 million, recognizing the difference between issuance price and market price at issuance for the convertible instrument as a deemed dividend and increased stockholders' equity in the same amount, so that there was no net effect on the capital deficit.

      On March 26, 2004, in connection with the series A convertible preferred stock issuance, noteholders, at the request of the Company, exchanged $1.0 million of notes payable into series A convertible preferred stock.

      During the second quarter of 2006, 5,200 shares of series A convertible preferred stock ($48,000 face value), along with accrued dividends ($8,000), were converted into 57,421 shares of the Company's common stock.

  Stock Options

      Under the Company's 1995 Stock Plan (the "Plan"), a total of 441,780 shares remained available at December 31, 2006. The total of the stock options outstanding and those remaining available for issue are 2,475,885 shares of common stock as of December 31, 2006. The Plan allows the issuance of incentive stock options, nonqualified stock options, and stock purchase rights. The exercise price of options is determined by the Company's board of directors, but incentive stock options must be granted at an exercise price equal to the fair market value of the Company's common stock as of the grant date. Options generally become exercisable over four years and expire ten years from the date of grant.

      In January 2002, the Company assumed the Sterling Medivations 2000 Stock Option Plan, with authorized shares of 93,765. No options have been exercised under this plan. At December 31, 2006, 6,090 options were outstanding under this plan, and 87,675 shares were still available for future grant, subject to the provisions of the Agreement and Plan of Merger between SpectRx and Sterling.

      At its annual meeting on June 2, 2005, the Company's stockholders approved the 2005 Amendment to the Plan to increase the amount of options available by 1,000,000 options. At its annual meeting on May 25, 2006, the Company's stockholders did not approve an amendment to the Plan to increase the amount of options available for grant by 599,000 options.

      On November 1, 2005, the Company's Board of Directors approved an amendment to the Plan to increase the amount of options available for grant by 599,000 options and grant 500,000 of these options, both subject to shareholder approval within one year. Shareholder approval was not obtained, the increase of 599,000 was not approved and the option grant of 500,000 shares was void.

      Stock option activity for each of the two years ended December 31 is as follows:

	2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	3,015,608	$2.09	1,600,679	$3.94
Options granted(2)	0		1,624,000	$0.25
Options exercised	(59,959)	$0.51	(108,467)	$0.21
Options expired/forfeited(1)	(921,544)	$1.15	(100,604)	$4.35
Outstanding at end of year	2,034,105	$2.78	3,015,608	$2.09
Options vested or expected to vest at year-end	2,034,105	$2.78	2,515,608	$2.45
Options exercisable at year-end	1,389,171	$3.86	1,712,429	$3.35
Options available for grant at year-end	441,780		119,236
Aggregate intrinsic value - options exercised	$3,526		$9,762
Aggregate intrinsic value - options outstanding	$44,950		$6,160
Aggregate intrinsic value - options exercisable	$15,198		$2,083

  (1) Includes 500,000 options which required shareholder approval within 12 months in order to be valid. Shareholder approval was not obtained.
  (2) Includes 657,000 options subject to financial performance conditions. Achievement of performance criteria was determined as less than probable at December 31, 2006 and 2005 and, therefore, no compensation expense was recognized.

      The following table sets forth the range of exercise prices, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price as of December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (years)	Number of Shares	Weighted Average Price
$ 0.23 - $ 0.26	939,000	$ 0.25	8.81	370,207	$ 0.25
$ 0.34 - $ 0.70	89,000	$ 0.34	7.85	54,173	$ 0.34
$ 1.10 - $ 4.46	371,044	$ 1.84	5.27	339,730	$ 1.84
$ 5.00 - $ 9.00	570,300	$ 6.97	0.87	560,300	$ 6.94
$ 10.13 - $ 16.50	64,761	$ 11.33	3.37	64,761	$ 11.33
Total	2,034,105	$ 2.78	5.72	1,389,171	$ 3.86

      In December 2001, as a result of the acquisition of Sterling, the Company granted options to purchase 22,024 shares of common stock at an exercise price of $7.29 per share in exchange for all the outstanding options, vested and unvested, of Sterling. As of December 31, 2006, 6,090 of these shares have not been exercised.

      During the year ended December 31, 2004, the Company recorded as deferred compensation, $10,000 in connection with non- qualified options to purchase 31,000 shares of common stock issued to a consultant. These options were issued in exchange for services to be provided. Approximately $6,000 and $4,000 was expensed in 2005 and 2006, respectively, relating to these options.

      Company shares reserved as of December 31, 2006 are as follows:

Common Shares
Options issued and outstanding under employee incentive plans	2,034.105
Options available under employee incentive plans	441,780
Warrants	3,678,681
Conversion of preferred shares(1)	4,834,690
Total	10,989,256

  (1) As a result of the restructuring of the Company's debt in March 2007 (see Note 9), the conversion price of the Company's outstanding series A convertible preferred stock was reduced from $1.50 to $0.65 per share. Accordingly, the number of common stock reserved increased from 4,834,690 to 11,156,977.

      The Company estimates the fair value of stock options using a Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the expected term, expected volatility of the Company's stock, the risk free interest rate, option forfeiture rates, and dividends, if any. The expected term of the options is based upon the historical term until exercise or expiration of all granted options. The expected volatility is derived from the historical volatility of the Company's stock on the U.S. Over the Counter market for a period that matches the expected term of the option. The risk-free interest rate is the constant maturity rate published by the U.S. Federal Reserve Board that corresponds to the expected term of the option.

      SFAS No. 123R requires forfeitures to be estimated at the time of grant in order to estimate the amount of share based awards that will ultimately vest. The estimate is based on the Company's historical rates of forfeitures. Share based compensation expense recognized by the Company in 2006 includes (i) compensation expense for share based awards granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and (ii) compensation expense for the share based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. This is based on awards ultimately expected to vest.

      In the Company's pro forma information required under SFAS No. 123 for the periods prior to 2006, the Company accounted for forfeitures as they occurred. SFAS No. 123R also requires estimated forfeitures to be revised, if necessary in subsequent periods if actual forfeitures differ from those estimates. The dividend yield is assumed as 0% because the Company has not paid dividends and does not expect to pay dividends in the near future. The Company has used the following assumptions to calculate fair value of options granted:

  Year Ended December 31, 2005

Expected term in years	4
Risk-free interest rate	4.67%
Expected volatility	128%
Dividend yield	0%

      There were no options granted during the year ended December 31, 2006. The fair value of stock option grants during 2005 was $0.21 per share.

  Warrants

      The Company has the following shares reserved for the warrants outstanding as of December 31, 2006:

	Warrants	Exercise Price	Expiration Date
1	71,000	$2.25	08/30/2008
2	189,000	1.50	08/30/2013
3	400,000	1.50	02/05/2014
4	68,000	1.50	11/20/2013
5	100,000	2.00	02/05/2009
6	2,443,345	0.81	03/25/2009
7	407,336	1.50	03/25/2009
	3,678,681

  (1) Consists of warrants to purchase 71,000 shares of common stock at a purchase price of $2.25 per share issued as part of a bridge loan financing completed in 2003 and extended in February of 2004. These warrants are exercisable in cash and not subject to any repricing.

  (2) Consists of amended and restated warrants to purchase 189,000 shares of common stock at a purchase price of $1.50 per share associated with the settlement of a dispute in August of 2005. These warrants are exercisable either in cash or in stock, if the fair market value is greater than the exercise price, and are subject to repricing on the same terms as the Series A Convertible Preferred stock. As of March 2007 the exercise price was adjusted to $0.81 per share.

  (3) Consists of amended and restated warrants to purchase 400,000 shares of common stock at a purchase price of $1.50 per share associated with the settlement of a dispute in August 2005. These warrants are exercisable either in cash or in stock, if the fair market value is greater than the exercise price, and are subject to repricing on the same terms as the Series A Convertible Preferred stock. As of March 2007 the exercise price was adjusted to $0.81 per share.

  (4) Consists of amended and restated warrants to purchase 68,000 shares of common stock at a purchase price of $1.50 per share associated with the settlement of a dispute in August 2005. These warrants are exercisable either in cash or in stock, if the fair market value is greater than the exercise price, and are subject to repricing on the same terms as the Series A Convertible Preferred stock. As of March 2007 the exercise price was adjusted to $0.81 per share.

  (5) Consists of warrants to purchase 100,000 shares of common stock at a purchase price of $2.00 per share issued as part of the extension of a bridge loan financing in February 2004. These warrants are exercisable in cash and not subject to any repricing.

  (6) Consist of warrants to purchase 2,443,345 shares of common stock at a purchase price of $2.25 per share issued as part of a private placement for our Series A Convertible Preferred stock completed in 2004. These warrants are exercisable in cash and are subject to repricing, which occurred in March of 2007. As of March 2007, the exercise price was adjusted to $0.81.

  (7) Consist of warrants to purchase 407,336 shares of common stock at a purchase price of $1.50 per share issued as placement agent fees and part of a private placement for our Series A Convertible Preferred stock completed in 2004. These warrants have a cashless exercise provision or are exercisable in cash and not subject to any repricing.

      In connection with certain financing, which became due and payable as of January 30, 2004 and under agreement dated February 2004 with the lenders, the Company agreed to cause its subsidiary, Guided Therapeutics, Inc. (GT), to issue to the lenders GT warrants exercisable, a number of shares of common stock of GT equal to 5% of all shares of common stock of GT as of and after the issuance of GT securities in GT financing, as defined in the agreement of February 2004. The exercise price per share of common stock of GT will equal 5% of the per share purchase price paid by the purchases in such GT financing. As of December 31, 2006, such GT financing has not occurred.

  Employee Stock Purchase Plan

      The Company had adopted an employee stock purchase plan under which the Company could issue up to 214,286 shares of common stock. Eligible employees could use up to 10% of their compensation to purchase, through payroll deductions, the Company's common stock at the end of each plan period for 85% of the lower of the beginning or ending stock price in the plan period. At December 31, 2006, there were 0 shares available for future issuance under this plan. The Company issued the last of these shares in May 2006; therefore, this plan is no longer available to employees. During the year ended December 31, 2005, the Company sold 72,365 shares valued at $18,000, based upon 85% of market value as described under the provisions of the plan, which amount was included in stockholders' equity. During the year ended December 31, 2006, the Company sold 16,000 shares valued at $4,000, based upon 85% of market value as described under the provisions of the plan, which amount was included in stockholders' equity.

  5. INCOME TAXES

      The Company has incurred net operating losses ("NOLs") since inception. As of December 31, 2006, the Company had NOL carryforwards available through 2026, of approximately $67 million available to offset its future income tax liability. The NOL carryforwards begin to expire in 2008. The Company has recorded a valuation allowance for all NOL carryforwards. Utilization of existing NOL carryforwards may be limited in future years based on significant ownership changes. The Company is in the process of analyzing their NOL and has not determined if the Company has had any change of control issues that could limit the future use of NOL.

      Components of deferred taxes are as follows at December 31 (in thousands):

	2005	2006
Deferred tax assets:
Net operating loss carryforwards	$23,576	$25,285
Deferred tax liabilities:
Intangible assets and other	(1,898)	(757)
	21,678	24,528
Valuation allowance	(21,678)	(24,528)
	$0	$0

      The following is a summary of the items that caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the years ended December 31:

	2005	2006
Statutory federal tax rate	34%	34%
State taxes, net of federal benefit	4	4
Nondeductible expenses	0	0
Valuation allowance	(38)	(38)
	0%	0%

  6. COMMITMENTS AND CONTINGENCIES

  Operating Leases

      Future minimum rental payments at December 31, 2006 under non-cancellable operating leases for office space and equipment that expire in 2009 are as follows (in thousands):

2007	$281
2008	266
2009	269
Total	$816

      Rental expense was $230,000 and $263,000 in 2005 and 2006, respectively.

  Litigation and Claims

      The Company has been subject to certain asserted and threatened claims, against certain intellectual property rights owned and licensed by the Company. A successful claim against intellectual property rights owned or licensed by the Company could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties, or prevent the Company from selling its products in certain markets or at all. In the opinion of management based upon advice from counsel, there are no known claims against the Company's owned or licensed intellectual property rights that will have a material adverse impact on the Company's financial position or results of operations.

  Legal Proceedings

      In January 2003, the Company announced that it was initiating actions required to terminate our research, development and license agreement with Abbott to jointly develop a continuous glucose monitor. The Company was withholding payment due in connection with the redemption of the shares of its preferred stock held by Abbott in connection with its claims under the agreement with Abbott. Under the terms of the preferred stock, 162,500 shares of the Company's preferred stock was required to be redeemed on December 30, 2002 at $10 per share. The Company had asked the U.S. patent office to resolve an inventorship dispute involving issued Abbott patents related to Abbott's glucose monitoring technology. Abbott exercised its right to terminate the agreement on January 7, 2003. The Company had reached a settlement with Abbott Laboratories regarding the disputes in connection with the prior termination of the parties' Research & Development and License Agreement and the election of Abbott to have shares of our preferred stock redeemed, with the 162,500 shares to be redeemed on December 30, 2002 at $10 per share, plus accrued dividends, and the remaining shares to be redeemed no later than January 31, 2004. Under the settlement, which included mutual releases, the Company agreed to make quarterly payments to Abbott during 2003 and 2004 and end of the year lump sum payments in 2005 and 2006 to redeem 425,000 preferred shares and to pay approximately $0.7 million, $1.3 million, $1.8 million and $1.9 million for 2003, 2004, 2005 and 2006, respectively. The Company paid $400,000 and $300,000 to Abbott pursuant to the settlement, respectively, during 2003 and in the first quarter of 2004. Under the settlement, neither party admitted any liability or wrongdoing.

      On July 15, 2004, Abbott sent the Company a letter notifying that it was in default on two separate payments due in 2004 and demanded payment. On July 22, 2004 the Company responded that it was seeking to resolve the patent issues and renegotiate the payment terms. On October 25, 2004, Abbott sent a letter notifying that the Company was in default on an additional payment due in 2004 and demanded payment. The Company again responded that it expected to continue to seek to resolve the patent issues and renegotiate the payment terms.

      On February 17, 2005, the Company initiated litigation against Abbott relating to the dispute over intellectual property issues. The Company is represented in this matter under a contingency fee arrangement. In connection with the dispute and litigation, the Company has not paid $0.9 million of the amount due in 2004, the $1.8 million due in 2005 or the $1.9 million due in 2006. These amounts have been shown as a current liability. On March 26, 2006, our lawsuit was stayed in order to allow arbitration to proceed. The case is still stayed and neither party has commenced an arbitration proceeding.

      On February 22, 2005, we received a letter of patent infringement from ICU Medical, Inc. (ICU Medical) related to our SimpleChoice product line. We received the letter shortly after meeting with the CEO of ICU Medical to discuss partnering opportunities related to SimpleChoice. Management believes that the infringement claim is without merit and has provided information to ICU Medical that supports our position. There has been no further communication on this matter.

      On December 6, 2006, Accellent, Inc. (Accellent), the manufacturer of our insulin infusion sets, attempted to file suit in the state court of Gwinnett County, Georgia against our wholly owned subsidiary, Sterling, seeking payment of an outstanding balance under the supply agreement between Accellent and Sterling. In addition to the outstanding principal balance, which Accellent claims to be $318,000, Accellent is also seeking accrued interest and attorney's fees. Sterling believes that it owes only $167,000 in unpaid invoices and has various counterclaims that could be asserted against Accellent greatly in excess of this amount. We expect the suit that was filed to be dismissed; however, it could be refiled unless we are able to reach agreement regarding the amount and payment of the outstanding balance.

  Roche

      The Company has an agreement with Roche for the development, manufacturing, marketing and sale of a product that detects diabetes by laser fluorescence. The agreement requires Roche to make milestone payments based on progress achieved and to purchase diabetes screening products manufactured by the Company at a predetermined profit margin, subject to renegotiation between the parties in certain circumstances. The agreement also requires the Company to develop and manufacture diabetes screening products.

      In July 1999, the Company received $381,000 in advance payments for inventory components with long lead times associated with the diabetes screening instrument from Roche. Neither the Company nor Roche, is currently conducting any activities related to this product, and there was no development activity on this product during 2005 or 2006. There have been no commercial sales of this product to end users.

  Grants

      In July 2001, the Company received a Small Business Innovation Research ("SBIR") grant from the NCI for $130,000 to partially support clinical trials for the Company's cervical cancer detection program. In February 2003, the Company received an additional $1.3 million SBIR Phase II grant from the NCI to partially support FDA pivotal clinical trials for the Company's cervical cancer program. No more funds are available under this February 2003 grant.   In August 2004, the Company received an additional $1.1 million SBIR "fast track," combined Phase I and Phase II grant from the NCI to support product development in preparation for commercialization.  No more funds are available under this August 2004 grant. In July 2006, the company received an additional $0.7 million SBIR "research renewal" grant. As of December 31, 2006, $256,000 remained available under this July 2006 grant.

      The Company received grants related to glucose monitoring from the U.S. Centers for Disease Control and Prevention. The Company received funding of $122,000 in 2003 and $0 in 2005 and 2006 to adapt our glucose monitoring technology to monitor blood sugar levels of children and elderly people with diabetes. The primary studies under this grant took place at the Barbara Davis Center in Denver, Colorado.

      The Company files for reimbursement of the expenses incurred for activities conducted under the grant on a routine basis. All funds received from grants are recorded as reductions in research & development expenses on the Company's statements of operations.

  Contracts

      The Company has received contracts from the NIAAA and the Department of the Army to develop and test devices to sense alcohol and insulin growth factor, respectively, based upon the Company's interstitial fluid collection technology. The NIAAA contract runs for two years, and can be extended for an additional three years at their option. The Company has been notified that it has received an extension for 2005 and was notified in March of 2006 that the NIAAA plans to extend the contract further. The Company recognized $105,000 and $420,000 of revenue upon completion of certain activities specified under the contract during 2005 and 2006, respectively. In 2006, the Company received approximately $15,065 in revenue from the contact from the Army.

  7. LICENSE AND TECHNOLOGY AGREEMENTS

      As part of the Company's efforts to conduct research and development activities and to commercialize potential products, the Company, from time to time, enters into agreements with certain organizations and individuals that further those efforts but also obligate the Company to make future minimum payments or to remit royalties ranging from 1% to 3% of revenue from the sale of commercial products developed from the research.

      The Company generally is required to make minimum royalty payments for the exclusive license to develop certain technology. In accordance with the renegotiation of the license for the glucose monitoring technology in 2001, the minimum required payment to Altea Technology, Inc. was reduced to $300,000 per year subject to certain adjustments, starting in 2005, to maintain this license. The Company has not had any significant sales of products covered by this license, however additional amounts will be due upon the Company achieving significant sales.

      The Company was required to make advances on royalty payments in 2002, during 2005 and 2006, the Company recognized royalty expense of $336,000 and $341,000, respectively, which has been recorded as research and development expense.

      Additionally, the Company is obligated to obtain and maintain certain patents, as defined by the agreements.

  8. BUSINESS CONCENTRATION INFORMATION

  Geographic Information

      The Company operates in one business segment, medical products. During fiscal years 2005 and 2006, total service revenue from continuing operations was $256,000 and $602,000, respectively. All sales are payable in United States dollars. Service revenue attributable to countries based on the location of the customer is as follows (in thousands) as restated:

	2005	2006
United States and Canada	$256	$602

  Supplier Concentration

      Since the Company relies on sole source suppliers for several of its products, any failure of those suppliers to perform would hurt its operations.

      Several of the components used in the Company's products are available from only one supplier, and substitutes for these components could not be obtained easily or would require substantial modifications to its products. Any significant problem experienced by one of the Company's sole source suppliers may result in a delay or interruption in the supply of components to the Company until that supplier cures the problem or an alternative source of the component is located and qualified. Any delay or interruption would likely lead to a delay or interruption in the Company's manufacturing operations. For the Company's products which require premarket approval, the inclusion of substitute components could require it to qualify the new supplier with the appropriate government regulatory authorities. Alternatively, for the Company's products which qualify for premarket notification, the substitute components must meet the Company's product specifications.

      Since the Company is relying on third party manufacturing for its initial product offerings in the SimpleChoice product line, it is dependent upon those parties for product supply. Any delay in initiating production or scaling production to higher volumes could result in delays of product introduction, or create lower availability of product than the Company's expectations. These delays could lead to lower revenue achievement and additional cash requirements for the Company.

  9. NOTES PAYABLE

      On February 3, 2006, our subsidiary, Guided Therapeutics obtained a $1.5 million loan, made by about a dozen investors.  To evidence such borrowing, Guided Therapeutics executed promissory notes in favor of each of the investors.  Proceeds of the loan have been used by Guided Therapeutics to fund its product development work and its general working capital needs, and to reimburse SpectRx for certain expenses incurred or to be incurred by it on behalf of Guided Therapeutics.  SpectRx continues to seek separate funding for Guided Therapeutics.  The interest rate on the notes is 10% per annum and the notes were to mature on August 2, 2006, or the sooner occurrence of a Guided Therapeutics financing.

      On February 27, 2006, we borrowed an additional $400,000 through a note purchase and security agreement.  The interest rate on the note is 15% per annum and the note was to mature on August 2, 2006.  This note was paid in full on June 28, 2006.

      On June 28, 2006, we entered into a bridge loan agreement (Bridge Loan Agreement) with Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark Samuels, Richard L. Fowler and William Arthur, III, and ProMed Management, Inc., as agent for the Lenders pursuant to which each Lender made a loan (Loans) to SpectRx.  At September 30, 2006, the aggregate principal amount of Loans was $1,592,000. From September 30, 2006 through December 31, 2006, an additional $444,000 was borrowed bringing the total to $2,036,000.  The Company incurred interest expense of $ 254,082 pursuant to these notes during the year ended December 31, 2006.

      Subsequently both bridge loans and the notes were amended to provide for extensions through February 23, 2007. On March 12, 2007, we completed the restructuring of the Bridge Loan Agreement into an Amended and Restated Loan Agreement (Amended Loan) with 56 existing and new lenders.  Pursuant to the Amended Loan, the existing bridge loans, under the Bridge Loan Agreement, were restructured and consolidated into new 13% Senior Secured Convertible Notes including those issued by Guided Therapeutics and new lenders became party to the Amended Loan.  The aggregate principal amount of the Amended Loan is approximately $4.7 million due on March 1, 2010. No interest is due until maturity. These notes are convertible into SpectRx common stock at $0.65 per share or 7,246,599 shares of common stock and were issued with approximately 7.2 million warrants, exercisable immediately at $ 0.78 per share for SpectRx common stock. In addition 676,000 warrants at an exercise price of $0.78, were issued to the placement agent and others in conjunction with this financing. The conversion price and the exercise price of the warrants are subject to adjustments for anti-dilution.

      The Amended Loan is a senior secured obligation of SpectRx and is secured by (a) a first in priority lien on all of SpectRx's assets; (b) a guaranty by SpectRx's wholly owned subsidiary, Sterling; (c) a lien on all of Sterling's assets; and (d) a pledge on all issued and outstanding stock of Sterling and Guided Therapeutics.  No payments are due on the Amended Loan until it matures on March 1, 2010 ("Maturity Date").  The interest rate on the Amended Loan is 13% per annum, payable on the Maturity Date of the loan absent an event of default under the Amended Loan.  If an event of default occurs and is continuing, the interest rate on the Amended Loan is 18%.

      The Amended Loan also provides certain registration rights with respect to the shares of SpectRx common stock underlying the Convertible Notes and warrants to the Amended Loan Lenders. The Convertible Notes will automatically convert into convertible preferred, upon the completion of a convertible preferred financing of $5 million or more.

      Of the proceeds from the Amended Loan, approximately $1.9 million was used to convert debt from the previous loans into debt from the Amended Loan, and approximately $1.5 million was used to retire debt from the previous loans. The remaining funds, less fees and expenses, are intended for use in product development, working capital and other corporate purposes.

      The issuance of the Convertible Notes and the warrants changed the conversion price of the Company's series A preferred stock from $1.50 to $0.65 and the exercise price of the Company's series A preferred warrants and other warrants from $2.25 to $0.81.

      The Amended Loan Lenders include Mark A. Samuels, Chairman, Chief Executive Officer and Acting Chief Financial Officer of SpectRx; Richard L. Fowler, Senior Vice President-Engineering of SpectRx; William D. Arthur, III, President and Chief Operating Officer of Sterling and Secretary and a director of SpectRx; and, John E. Imhoff, a director of SpectRx all of whom have a preexisting relationship with SpectRx, consisting of the ownership of an aggregate of approximately 29% of SpectRx's common stock.

      Also, on March 1, 2007, we issued four new short-term unsecured Promissory Notes as payment for amounts due under the June 28, 2006 Bridge Loan Agreement in conjunction with the restructuring as follows: One in the amount of $53,049, to replace an original note (principal and interest), issued on September 22, 2006; two in the amounts of $106,367, to replace the original notes issued on September 15, 2006each, and one in the amount of $158,860 to replace an original note issued on September 15, 2006. The notes matured on April 11, 2007 and contain an obligation to issue a total of warrants to purchase 169,857 shares of SpectRx common stock at $0.78 per share. No warrants have been issued to date and the notes are past due.

      On April 17, 2007, we issued notes totaling approximately $440,827 to four officers and former officers representing unpaid salary (accrued as of December 31, 2006), pursuant to letter agreements executed in 2004 that would have become payable after the closing of the Amended Loan. The notes are in the amounts of: $188,721 to William D. Arthur, III, director and former President and Chief Operating Officer; $100,946 to Richard Fowler, Senior Vice President of Engineering; $86,445 to Thomas H. Muller, Jr., former Chief Financial Officer; and $64,715 to Walter Pavlicek, Vice President of Operations. The notes are unsecured and are payable upon the sale of certain assets or at any time after August 28, 2007, at which time the Company has more than $1 million of cash on hand. Two of the notes have an interest rate of 13% and two of the notes have an interest rate of 7%, with interest accruing from March 1, 2007. Notes were not executed for unpaid salary of $ 135,812 and $59,999 to Mark A. Samuels, Chairman and Chief Executive Officer, and Mark Faupel, President and Chief Operating Officer, respectively. These amounts could be construed to be past due under the 2004 letter agreements.

  10. RELATED PARTY TRANSACTIONS

      On August 8, 2005, warrants issued to Dr. Imhoff and his wife from August 2003 to February 2004, were amended and restated as of August 8, 2005. For Dr. Imhoff, warrants totaling 135,000 shares originally issued with an exercise price of $2.25 per share, were amended and restated with a $1.50 exercise price and a warrant for 250,000 shares for Dr. Imhoff, originally issued with an exercise price of $2.00 per share, was amended and restated with a $1.50 exercise price. For Susan Imhoff, a warrant for 25,000 shares originally issued with an exercise price of $2.00 per share was amended and restated with a $1.50 exercise price. All these warrants were also extended for an additional five years.

      From September 6, 2005 through October 26, 2005, the Company entered into security agreements with certain of its officers evidencing loans totaling $270,000 including $110,000 from Mark Samuels and $80,000 from William Arthur, which bore interest at 15% per annum. The notes were paid off on October 31, 2005.

      On February 2, 2006, Guided Therapeutics obtained a $1.5 million loan, made by about a dozen individuals and entities including $375,000 by Dr. Imhoff.  To evidence such borrowing, Guided Therapeutics executed promissory notes in favor of each of the investors. The interest rate on the notes was 10% per annum and the notes matured on August 2, 2006 (see Note 9).

      On June 28, 2006, SpectRx entered into a bridge loan agreement (the "Bridge Loan Agreement") by and among SpectRx, Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark A. Samuels, Richard L. Fowler and William D. Arthur, III (each, a "Lender," and collectively, the "Lenders"), and ProMed Management Inc., as agent for the Lenders (the "Agent") pursuant to which each Lender made a loan (each a "Loan," and collectively, the "Loans") to SpectRx.  These related parties represent the ownership of an aggregate of approximately 29% of SpectRx's common stock.  Additionally, Mark A. Samuels is the Chairman, Chief Executive Officer and Chief Financial Officer of SpectRx, Richard L. Fowler is the Senior Vice President-Engineering of SpectRx and William D. Arthur, III is the President, Chief Operating Officer and Secretary, and a director of SpectRx The aggregate principal amount of all Loans was originally $900,000 and was increased to $2,036,000 as of December 31, 2006 (see Note 9).

      The Second Notes were senior secured obligations of SpectRx and were secured by (a) a first in priority lien on all of SpectRx's assets; (b) a guaranty by Sterling; (c) a second in priority lien on all of Sterling's assets; and (d) a pledge on all issued and outstanding stock of Sterling and Guided Therapeutics. Both the February 2, 2006 and the June 28, 2006 notes were amended or converted into the Amended Loan (see Note 9).

  11. QUALIFYING ACCOUNTS

      Allowance for Bad and Doubtful Accounts

      The Company has the following allowances for bad and doubtful debts (in thousands) as restated:

Balance as of December 31, 2005	$ 41
Charged to expense during the year	0
Balance as of December 31, 2006	$ 41

  12.   SUBSEQUENT EVENTS

      Please refer to Note 9 regarding the refinancing of notes payable that occurred in March 2007.

      On April 16, 2007, the Company announced the planned retirement of Mark A. Samuels as Chief Executive Officer and Acting Chief Financial Officer, pending the appointment of a successor by December 31, 2007.

  SPECTRX, INC. AND SUBSIDIARIES
  UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
  September 30, 2007
  (In Thousands, Except Par Value)

ASSETS
CURRENT ASSETS:
Cash and equivalents	$278
Accounts receivable, including $311,000 escrow from sale of discontinued operations and net of allowance for doubtful accounts of $41	315
Inventories, net of reserve of $247	0
Other current assets	19
Total current assets	612

Property and equipment, net	21
Deferred debt issuance costs, net	755
Other assets	50
Total noncurrent assets	826
TOTAL ASSETS	$1,438

LIABILITIES AND CAPITAL DEFICIT
CURRENT LIABILITIES:
Notes payable, past due	$463
Accounts payable	280
Accrued liabilities	880
Deferred revenue	17
Dividends payable - Series A	1,248
Advances payable - Roche	381
Total current liabilities	3,269
Convertible notes payable including accrued interest, net of debt discount of $3,054	2,043
TOTAL LIABILITIES	5,312

COMMITMENTS & CONTINGENCIES
CAPITAL DEFICIT:
Series A convertible preferred stock, $.001 par value; 5,000 shares authorized, 418 shares issued and outstanding (liquidation preference $7,496)	3,904
Common stock, $.001 par value; 50,000 shares authorized, 13,300 shares issued and 13,253 shares outstanding	13
Additional paid-in capital	55,891
Treasury stock, at cost	(104)
Accumulated deficit	(63,578)
TOTAL CAPITAL DEFICIT	(3,874)

TOTAL LIABILITIES AND CAPITAL DEFICIT	$1,438

  The accompanying notes are an integral part of these condensed consolidated financial statements.

  SPECTRX, INC. AND SUBSIDIARIES
  UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
  FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
  (In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006 (Note 8)	2007 (Note 8)	2006 (Note 8)	2007 (Note 8)
REVENUE:
Net Revenue	$337	$201	$483	$700
COSTS AND EXPENSES:
Cost of sales	0	0	50	52
Research and development	387	421	1,137	1,367
Sales and marketing	0	0	13	0
General and administrative	548	686	1,405	1,822
Gain on debt forgiveness	0	0	0	(5,816)
	935	1,107	2,605	(2,575)
Operating (loss) income	(598)	(906)	(2,122)	3,275
OTHER INCOME and INTEREST EXPENSE, net	(88)	(374)	(396)	(1,184)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(686)	(1,280)	(2,518)	2,091
PROVISION FOR INCOME TAXES	0	0	0	(73)
NET (LOSS) INCOME BEFORE DISCONTINUED OPERATIONS	(686)	(1,280)	(2,518)	2,018
INCOME FROM DISCONTINUED OPERATIONS (including gain on disposal of $2,455), net of tax (see Note 8)	(420)	0	(1,312)	2,019
NET (LOSS) INCOME	(1,106)	(1,280)	(3,830)	4,037
PREFERRED STOCK DIVIDENDS	(91)	(66)	(273)	(247)
DEEMED DIVIDEND ON SERIES A CONVERTIBLE PREFERRED STOCK	0	0	0	(3,811)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,197)	$(1,346)	$(4,103)	$(21)
BASIC (LOSS) EARNINGS PER SHARE:
CONTINUING OPERATIONS	$(0.06)	$(0. 10)	$(0.24)	$(0.16)
DISCONTINUED OPERATIONS	(0.04)	0	(0.11)	0.16
TOTAL	$(0.10)	$(0.10)	$(0.35)	$0.00
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	11,812	13,196	11,780	12,586

  The accompanying notes are an integral part of these condensed consolidated financial statements.

  SPECTRX, INC. AND SUBSIDIARIES
  UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
  (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:	2006	2007
Net (loss) Income	$(3,830)	$4,037
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	27	6
Provision for obsolescence	83	153
Amortization and accretion of deferred financing costs, notes payable and warrants	0	287
Amortization of deferred compensation	4	18
Share based compensation	68	0
Interest expense due to warrant repricing and issuance of new warrants	0	84
Gain on debt forgiveness	0	(5,816)
Gain on sale of discontinued operations	0	(2,455)
Changes in operating assets and liabilities:
Accounts receivable	(52)	(204)
Inventories	(59)	31
Other current assets	49	104
Deferred Revenue	16	17
Accounts payable	64	(645)
Accrued liabilities	407	845
Total adjustments	607	(7,575)
Net cash used in operating activities	(3,223)	(3,538)

CASH FLOWS FROM INVESTING ACTIVITIES:
Addition to property and equipment	(64)	(25)
Net proceeds from sale of SimpleChoice - Discontinued operations	0	2,552
Net cash (used in) provided by investing activities	(64)	2,527

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs	4	(520)
Proceeds from issuance of notes payable	3,492	2,791
Payments of notes payable	(400)	(1,193)
Proceeds from issuance of stock	0	5
Net cash provided by financing activities	3,096	1,083

NET CHANGE IN CASH AND CASH EQUIVALENTS	(191)	72
CASH AND CASH EQUIVALENTS, beginning of period	313	206
CASH AND CASH EQUIVALENTS, end of period	$122	278

CASH PAID FOR:
Interest	$ 479	$ 1,079
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of preferred stock into common stock	$ 56	$ 979
Bridge notes payable converted into convertible notes payable	$ 0	$ 1,944
Accrued dividends	$ 182	$ 247
Deemed dividend on Series A convertible preferred stock	$0	$ 3,811

  The accompanying notes are an integral part of these condensed consolidated financial statements.

  SPECTRX, INC. & SUBSIDIARIES
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

  1. BASIS OF PRESENTATION

      The unaudited interim financial statements included herein have been prepared by SpectRx, Inc. (collectively with its wholly owned subsidiaries Sterling Medivations, Inc. d/b/a SimpleChoice ("Sterling") and Guided Therapeutics, Inc., ("GT") (the "Company"). These statements reflect adjustments, all of which are of a normal, recurring nature, and which are, in the opinion of management, necessary to present fairly the Company's financial position as of September 30, 2007, results of operations for the three and nine months ended September 30, 2006 and 2007, and cash flows for the nine months ended September 30, 2006 and 2007. The results of operations for the three and nine months ended September 30, 2007 are not necessarily indicative of the results for a full fiscal year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. Preparing financial statements requires the Company's management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2006.

      The Company's prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. The Company has experienced net losses since its inception and, as of September 30, 2007, it had an accumulated deficit of approximately $63.6 million. Through September 30, 2007, the Company has devoted substantial resources to research and development efforts. The Company first generated revenue from product sales in 1998, but does not have significant experience in manufacturing, marketing or selling its products. The Company's development efforts may not result in commercially viable products and it may not be successful in introducing its products. Moreover, required regulatory clearances or approvals may not be obtained. The Company's products may not ever gain market acceptance and the Company may not ever achieve levels of revenue to sustain further development costs and support ongoing operations or achieve profitability. The development and commercialization of the Company's products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects operating losses to continue through the foreseeable future as it continues to expend substantial resources to complete development of its products, obtain regulatory clearances or approvals and conduct further research and development.

      On May 9, 2007 (the "Closing"), the Company and Sterling (the "Sellers"), sold to ICU Medical, Inc. (the "Buyer") substantially all of the assets of the Company related to the field of subcutaneous fluid delivery, including certain equipment and intellectual property (the "Purchased Assets") pursuant to an Asset Sale Agreement executed and delivered at the Closing by the Sellers and Buyer (the "ASA"). In connection with the sale, SpectRx, Inc. announced the termination of further sale of any SimpleChoice products.  The Buyer also assumed certain liabilities in connection with the sale of the Purchased Assets pursuant to the ASA.

      The selling price for the Assets was $3,000,000 (the "Selling Price"), and after adjustment for certain escrow amounts and escrow fees, the Company received $2,552,000 at Closing.  The Company recorded a gain on sale in the amount of approximately $2.4 million (net of tax) in its statement of operations for the quarter ending June 30, 2007. The Company does not anticipate an income tax impact from the gain on sales based on utilizing its net operating loss carryforwards. The preceding statement assumes that there are currently no limitations in place that would limit the ability of the Company to utilize its NOL carryforwards.  However, the Company may be subject to alternative minimum tax liability. This is due to limits placed on a company's ability to utilize NOLs to offset alternative minimum taxable income.  Accordingly, the Company has accrued an alternative minimum tax liability of approximately $26,000 for the gain on sale in its statement of operations for the quarter ended June 30, 2007 (see Note 8).

  Going Concern

      The Company's financial statements have been prepared and presented on a basis assuming it will continue as a going concern. At September 30, 2007, the Company's current liabilities exceeded current assets by approximately $2.7 million and it had a capital deficit due principally to its recurring losses from operations. As of September 30, 2007, the Company was past due on payments due under its bridge notes payable in the amount of $463,000. In March 2007, the Company borrowed $2.8 million and repaid existing noteholders $1.2 million, including related interest. In addition, $1.9 million of existing loans were converted into secured convertible notes payable in March 2010 (see Note 7).

      The Company needs to raise additional capital during the fourth quarter of 2007. If capital cannot be raised, the Company might be required to enter into unfavorable agreements or, if that is not possible, be unable to continue operations, and to the extent practicable, liquidate and/or file for bankruptcy protection. These factors raise substantial doubts about the Company's ability to continue as a going concern. Additional debt or equity financing will be required for the Company to continue its business activities. The condensed consolidated financial statements do not include any adjustments that might be required from the outcome of this uncertainty. If additional funds do not become available, the Company has plans to curtail operations by reducing discretionary spending and staffing levels. If funds are not obtained, the Company will have to curtail its operations and attempt to operate by only pursuing activities for which it has external financial support, such as the National Institute on Alcohol Abuse and Alcoholism ("NIAAA") contract and the National Cancer Institute ("NCI") funding. However, there can be no assurance that external financial support will be sufficient to maintain even limited operations or that the Company will be able to raise additional funds on acceptable terms, or at all, or achieve planned sales volumes.

      Management intends to obtain additional funds through sales of intangibles assets, debt or equity financings and collaborative partnerships. Management believes the funds from the sale of SimpleChoice assets along with funds from government contracts and grants, and other strategic partnerships, will be sufficient to support planned operations through December 2007.

      We have been seeking a new strategic partner and on April 27, 2007, signed a 180-day exclusive negotiation feasibility study agreement of optimization of our Company's microporation system for manufacturing, regulatory approval, commercialization and clinical utility with a company that is interested in our technology. The exclusive negotiation agreement expired on October 27, 2007. The Company was paid a fee in this regard of $100,000, which has been recognized in income ratably over the six months period, in other income on the statement of operations. Currently, the Company is working on extending the agreement for an additional six months, to commence on November 15 or December 1, 2007.

  Reclassification

      Certain amounts in the statements of operations and cash flows for the period ended September 30, 2006 have been reclassified to reflect the sale and discontinuance of the Company's SimpleChoice operations and to conform with the 2007 presentation (see Note 8).

  2. SIGNIFICANT ACCOUNTING POLICIES

      The Company's significant accounting policies were set forth in the audited financial statements and notes thereto for the year ended December 31, 2006 included in our annual report on Form 10-KSB filed with the Securities and Exchange Commission ("SEC").

      Effective January 1, 2007, we adopted the provision of the Financial Accounting Standard Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in a company's financial statements in accordance with Statement of Financial Accounting Standard ("SFAS") No. 109 and prescribes a recognition threshold and measurement attributable for financial disclosure of tax provisions taken or expected to be taken on a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 did not impact our financial position, results of operations or cash flows for the three and nine months ended September 30, 2007.

      We file our tax returns as prescribed by the tax laws of the jurisdictions in which we operate. Our tax years ranging from 2003 through 2006 remain open to examination by various taxing jurisdictions as the statute of limitations has not expired.

  New Accounting Pronouncements

      In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Specifically, SFAS No. 157 sets forth a definition of fair value, and establishes prioritizes the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of SFAS No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," for which the provisions of SFAS No. 157 should be applied retrospectively. The Company will adopt SFAS No. 157 in the first quarter of 2008 and is still evaluating the effect of such adoption, if any, on its financial position or results of operations.

      In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115." SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS No. 159 is effective for the Company's 2008 fiscal year. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. We are currently evaluating the impact, if any, of SFAS No. 159 on the Company's consolidated financial statements.

  3. STOCK-BASED COMPENSATION

      Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), "Share Based Payment," which requires public companies to measure the cost of employee, officer and director services received in exchange for stock-based awards at the fair value of the award on the date of grant. SFAS No. 123R supersedes the Company's previous accounting under SFAS No. 123, "Accounting for Stock-Based Compensation," which permitted the Company to account for such compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with APB No. 25 and related interpretations, no compensation cost had been recognized in connection with the issuance of stock options, as all options granted under the Company's stock option plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of the grant.

      The Company applied the modified prospective transition method upon adoption of SFAS No. 123R. Under the modified prospective transition method, compensation cost is required to be recorded as earned for all unvested stock options outstanding at the beginning of the first year of adoption of SFAS No.123R based upon the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and for compensation cost for all share-based payments granted or modified subsequently based on fair value estimated in accordance with the provisions of SFAS No. 123R.

      For the nine months ended September 30, 2007, share-based compensation for options attributable to employees and officers was $18,000, and has been included in the Company's statement of operations. Compensation costs for stock options, which vest over time, are recognized over the vesting period. As of September 30, 2007, the Company had $7,000 of unrecognized compensation cost related to granted stock options to be recognized over the remaining vesting period of approximately fifteen months.

      The Company has a 1995 stock option plan (the "Plan") approved by its stockholders for officers, directors and key employees of, and consultants to, the Company. Participants are eligible to receive incentive and/or nonqualified stock options. The aggregate number of shares that may be granted under the Plan is 2,455,219 shares. The Plan is administered by the compensation committee of the board of directors. The selection of participants, grant of options, determination of price and other conditions relating to the exercise of options are determined by the compensation committee of the board of directors and administered in accordance with the Plan.

      Both incentive stock options and non-qualified options granted to employees, officers and directors under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price that is not less than the fair market value of the common stock on the date of the grant. The options typically vest in installments of 1/48 of the options outstanding every month.

      A summary of the Company's activity under the Plan as of September 30, 2007 and changes during the nine months then ended is as follows:
	Shares	Weighted average exercise price	Weighted average remaining contractural(years)	Aggregate intrinsic value(thousands)
Outstanding, January 1, 2007	2,034,105	$2.78
Exercised	(20,666)	$0.26
Expired	(409,936)	$3.86
Outstanding, September 30, 2007	1,603,500	$2.54	5.91	$47

Vested or expected to vest, September 30, 2007	1,136,092	$3.46	5.04	$21

Exercisable, September 30, 2007	1,136,092	$3.46	5.04	$21

      In connection with the adoption of SFAS No. 123R, the Company reassessed its valuation technique and related assumptions. The Company estimates the fair value of stock options using a Black-Scholes valuation model, consistent with the provisions of SFAS No. 123R, SEC Staff Accounting Bulletin No. 107 and our prior period pro forma disclosures of net earnings, including the fair value of stock-based compensation. Key input assumptions used to estimate the fair value of stock options include the expected term until exercise of the option, expected volatility of our stock, the risk free interest rate, option forfeiture rates and dividends, if any. The expected term of the options is based on a historical weighted average of exercised options. The expected volatility is derived from the historical volatility of our stock on the Over The Counter Bulletin Board for a period that matches the expected life of the option. The risk-free interest rate is the yield from a Treasury Bond or note corresponding to the expected term of the option. Option forfeiture rates are based on our historical forfeiture rates. We have not paid dividends and do not expect to pay dividends in the foreseeable future.

      No options were granted during the quarter ended September 30, 2006 or 2007. Options totaling 20,666 shares with intrinsic calculation of approximately $9,800 were exercised, for total proceeds of approximately $5,000 during the nine months ended September 30, 2007.

  4. LITIGATION

      In January 2003, the Company announced that it was initiating actions required to terminate our research, development and license agreement with Abbott to jointly develop a continuous glucose monitor. The Company was withholding payment due in connection with the redemption of the shares of its preferred stock held by Abbott in connection with its claims requesting that the U.S. Patent and Trademark Office (the "USPTO") declare patent interference proceedings against certain Abbott patents in the fields of analyte detection, extraction, measuring, or monitoring, under the agreement with Abbott. Under the terms of the preferred stock, 162,500 shares of the Company's preferred stock was required to be redeemed on December 30, 2002 at $10 per share. The Company had asked the USPTO to resolve an inventorship dispute involving issued Abbott patents related to Abbott's glucose monitoring technology. Abbott exercised its right to terminate the agreement on January 7, 2003. The Company had reached a settlement with Abbott regarding the disputes in connection with the prior termination of the parties' Research & Development and License Agreement and the election of Abbott to have shares of our preferred stock redeemed, with the 162,500 shares to be redeemed on December 30, 2002 at $10 per share, plus accrued dividends, and the remaining shares to be redeemed no later than January 31, 2004. Under the settlement, which included mutual releases, the Company agreed to make quarterly payments to Abbott during 2003 and 2004 and end of the year lump sum payments in 2005 and 2006 to redeem 425,000 preferred shares and to pay approximately $0.7 million, $1.3 million, $1.8 million and $1.9 million for 2003, 2004, 2005 and 2006, respectively. The Company paid $400,000 and $300,000 to Abbott pursuant to the settlement, respectively, during 2003 and in the first quarter of 2004. Under the settlement, neither party admitted any liability or wrongdoing.

      On July 15, 2004, Abbott sent the Company a letter notifying that it was in default on two separate payments due in 2004 and demanded payment. On July 22, 2004, the Company responded that it was seeking to resolve the patent issues and renegotiate the payment terms. On October 25, 2004, Abbott sent a letter notifying the Company that it was in default on an additional payment due in 2004 and demanded payment. The Company again responded that it expected to continue to seek to resolve the patent issues and renegotiate the payment terms.

      On February 17, 2005, the Company initiated litigation against Abbott relating to the dispute over intellectual property issues. The Company was represented in this matter under a contingency fee arrangement. Currently, the Company cannot reasonably estimate additional legal fees, if any, which is subject to negotiations. In connection with the dispute and litigation, the Company did not pay $0.9 million of the amount due in 2004, the $1.8 million due in 2005 or the $1.9 million due in 2006. On March 26, 2006, the Company's lawsuit was stayed in order to allow arbitration to proceed.

      On June 5, 2007, the Company and Abbott entered into a settlement and release thereby settling pending legal disputes. As a result, the Company has dropped its lawsuit and patent infringement claims against Abbott and Abbott has forgiven approximately $5.8 million in debt it claimed was in default. The dispute arose from a research, development and license agreement. The research, development and license agreement was terminated in January 2003. Under the settlement, neither party admitted any liability or wrongdoing and agreed that no party will make any settlement payment to the other.

      The Company has recorded the gain from reversal of the liability for redeemable convertible preferred stock, accrued interest and dividends in default, in the amount of $5.8 million in its statement of operations for September 30, 2007. The Company does not anticipate an income tax impact from the forgiveness of the debt based on utilizing its net operating loss carryforwards. The preceding statement assumes that there are currently no limitations in place that would limit the ability of the Company to utilize its NOL carryforwards.  However, it should be noted that an alternative minimum tax liability may exist.  This is due to limits placed on a company's ability to utilize NOLs to offset alternative minimum taxable income.  Accordingly, the Company has accrued an alternative minimum tax liability of approximately $73,000 on the gain from debt forgiveness in its statement of operations for the nine months ended September 30, 2007. Currently, the Company cannot reasonably estimate additional legal fees, if any, which is subject to negotiations.

      On December 6, 2006, Accellent, Inc. ("Accellent"), the manufacturer of our insulin infusion sets, filed suit in the state court of Gwinnett County, Georgia against our wholly owned subsidiary, Sterling, seeking payment of an outstanding balance under the supply agreement between Accellent and Sterling. In addition to the outstanding principal balance, which Accellent claims to be $318,000, Accellent is also seeking accrued interest and attorney's fees. Sterling believes that it owes only $167,000 in unpaid invoices and has various counterclaims that could be asserted against Accellent greatly in excess of this amount. Sterling paid Accellent $178,500 in this regard during the nine months ended September 30, 2007. We expect the suit that was filed to be dismissed; however, it could be refiled unless we are able to reach agreement regarding the amount and payment of the outstanding balance.

  5. STOCKHOLDERS' EQUITY

  Preferred Stock

      The Company has authorized 5,000,000 shares of preferred stock with a $.001 par value. The board of directors has the authority to issue these shares and to set dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions.

  Redeemable Convertible Preferred Stock

      The Company was in negotiations with Abbott from early 2003 through February of 2005 regarding a patent issue (see Note 4), the payment of outstanding accrued dividends and the redemption of the redeemable preferred stock under the settlement. Abbott notified the Company that it was in default on four separate payments due in 2004 and demanded payment. On February 17, 2005, the Company initiated litigation against Abbott relating to a dispute over intellectual property issues. The Company was represented in this matter under a contingency fee arrangement. Interest expense related to the redeemable preferred stock included in the statement of operations for the nine months ended September 30, 2007 and 2006 was $249,000 and $281,000, respectively. On June 5, 2007, the Company and Abbott entered into a settlement and release, thereby settling pending legal disputes (Note 4).

  Series A Convertible Preferred Stock

      At September 30, 2007, the Company had outstanding 418,175 shares of series A convertible preferred stock, having a stated value of $15.00 per share, plus five year warrants exercisable for 2,443,345 shares of the Company's common stock at an exercise price of $0.81 per share. The original conversion price of the series A convertible preferred was $1.50. As a result of the restructuring of certain notes payable in March 2007, the conversion price of the series A preferred stock was reduced from $1.50 to $0.65 and the warrant exercise price was reduced from $2.25 to $0.81. The re-pricing of the series A convertible preferred stock and the associated warrants triggered a deemed dividend of approximately $3.8 million in total. The deemed dividend has no net effect on stockholders' equity.

      The holders of the series A convertible preferred stock are entitled to receive dividends per share at the per annum rate of $0.75 per share. Under the terms of the series A convertible preferred stock, the dividend is accrued from the original issue date and payable beginning March 26, 2006 and is thereafter payable quarterly in cash or stock, at the end of each calendar quarter, out of funds legally available therefor. The Company has experienced net losses since its inception, and, as of September 30, 2007, it had an accumulated deficit of approximately $63.6 million. The Company believes that no funds are legally available at this time and no dividend can be paid in stock or in cash. The series A convertible preferred stockholders have the right to vote on an as-converted basis.

      Each share of series A convertible preferred stock is convertible into the number of shares of common stock equal to the quotient obtained by dividing the sum of (i) $15.00 (as adjusted for changes in the series A convertible preferred stock by stock split, stock dividend, and the like) referred to as the invested amount, plus (ii) all declared or accrued but unpaid dividends on such shares of series A convertible preferred stock, by the conversion price per share. The per share conversion price was $1.50, but was reset to $0.65 in March 2007 (see Note 7). The conversion price is subject to adjustment under certain circumstances to protect the holders of series A convertible preferred stock from dilution relative to certain issuances of common shares, or securities convertible into or exercisable for common shares. Subject to certain exceptions, if the Company issues common shares, or such other securities, at a price per share less than the then effective conversion price, the conversion price will be adjusted to equal such lower per share consideration.

      During the first nine months of 2006, 5,200 shares of series A convertible preferred stock ($78,000 stated value), along with accrued dividends ($8,000), were converted into 57,421 shares of the Company's common stock.

      During the same period in 2007, 65,249 shares of series A convertible preferred stock ($979,410 stated value), were converted into 1,506,984 shares of the Company's common stock.

  Stock Options

      Under the Plan, a total of 441,780 shares remained available at September 30, 2007. The total number of shares of common stock underlying the stock options outstanding and shares remaining available for issuance under the Plan was 2,455,219 shares as of September 30, 2007. The Plan allows the issuance of incentive stock options, nonqualified stock options, and stock purchase rights. The exercise price of options is determined by the Company's board of directors, but incentive stock options must be granted at an exercise price equal to the fair market value of the Company's common stock as of the grant date. Options generally become exercisable over four years and expire ten years from the date of grant.

      In January 2002, the Company assumed the Sterling Medivations 2000 Stock Option Plan, which authorizes the issuance of up to 93,765 shares of the Company's common stock. No options have been exercised under this plan. At September 30, 2007, options exercisable for 6,090 shares were outstanding under this plan and 87,675 shares were still available for future grant, subject to the provisions of the Agreement and Plan of Merger between the Company and Sterling.

      There were no options granted during the quarter ended September 30, 2007 and 2006.

  Warrants

      The Company has the following shares reserved for the warrants outstanding as of September 30, 2007:

	Warrants	Exercise Price	Expiration Date
(1)	54,000	$2.25	08/30/2008
(2)	189,000	0.65	08/30/2013
(3)	400,000	0.65	02/05/2014
(4)	68,000	0.65	11/20/2013
(5)	100,000	2.00	07/07/2009
(6)	2,443,345	0.81	03/25/2009
(7)	407,336	1.50	03/25/2009
( 8a)	7,485,061	0.78	02/23/2012
( 8b)	461,000	0.78	03/01/2009
(9)	169,857	0.78	03/01/2009
(10)	15,000	0.78	03/01/2012
	11,792,599

  (1) Consists of warrants to purchase common stock at a purchase price of $2.25 per share issued as part of a bridge loan financing completed in 2003 and extended in February of 2004. These warrants are exercisable in cash and not subject to any repricing.

  (2) Consists of amended and restated warrants to purchase common stock at a purchase price of $1.50 per share associated with the settlement of a dispute in August of 2005, the warrant modification required adding 5 years to the warrant terms. These warrants are exercisable either in cash or in stock, if the fair market value is greater than the exercise price, and are subject to repricing on the same terms as the series A convertible preferred stock. As of March 2007, the exercise price was adjusted from $1.50 to $0.65 per share. At March 31, 2007, approximately $6,000 was charged to expense, based on the repricing.

  (3) Consists of amended and restated warrants to purchase common stock at a purchase price of $1.50 per share associated with the settlement of a dispute in August 2005,which settlement resulted in adding 5 years to the warrant terms. These warrants are exercisable either in cash or in stock, if the fair market value is greater than the exercise price, and are subject to repricing on the same terms as the series A convertible preferred stock. As of March 2007, the exercise price was adjusted from $1.50 to $0.65 per share. At March 31, 2007, approximately $11,000 was charged to expense, based on the repricing.

  (4) Consists of amended and restated warrants to purchase common stock at a purchase price of $1.50 per share associated with the settlement of a dispute in August 2005, which settlement resulted in adding 5 years to the warrant terms. These warrants are exercisable either in cash or in stock, if the fair market value is greater than the exercise price, and are subject to repricing on the same terms as the series A convertible preferred stock. As of March 2007, the exercise price was adjusted from $1.50 to $0.65 per share. At March 31, 2007, approximately $2,000 was charged to expense, based on the repricing.

  (5) Consists of warrants to purchase common stock at a purchase price of $2.00 per share issued as part of the extension of a bridge loan financing in February 2004. These warrants are exercisable in cash and not subject to any repricing.

  (6) Consists of warrants to purchase common stock issued as part of the private placement of the Company's series A convertible preferred stock completed in 2004. These warrants are exercisable in cash and are subject to repricing. As of March 12, 2007, the exercise price was adjusted from $2.25 to $0.81. Included in the deemed dividend of $3,811,000 to Series A convertible preferred shareholders due to the repricing of the Series A convertible preferred stock and warrants on March 12, 2007, is approximately $150,000 attributable to the repricing of the 2,443,345 Series A warrants.

  (7) Consists of warrants to purchase common stock at a purchase price of $1.50 per share issued as placement agent fees and in connection with the private placement of the Company's series A convertible preferred stock completed in 2004. These warrants have a cashless exercise provision or are exercisable in cash and not subject to any repricing.

  (8a-b) Consists of warrants to purchase common stock at a purchase price of $0.78 per share issued in conjunction with an amended and restated loan agreement, executed in March 2007. On March 12, 2007, the relative fair value of the warrants was approximately $2.3 million (including $.3 million attributed to 661,000 warrants for placement agent fees treated as debt issuance cost), and the relative fair value of the beneficial conversion feature was approximately $1.5 million. The debt discount, consisting of the beneficial conversion feature and warrants, will accrete over the 36-month term of the convertible notes payable under the agreement using the effective interest method. In addition, debt issuance costs totaling approximately $811,000 ($520,000 cash costs and $291,000 warrant value for 661,000 warrants issued to the placement agents and others) will also be amortized over thirty-six months, using the effective interest method.

  (9) Consists of warrants to purchase common stock at a purchase price of $0.78 per share. The warrants were issued in connection with prior extension of the maturity date of the currently past due bridge notes payable in March 2007. The fair value of these warrants was approximately $64,000 and is included in interest expense for the nine months ended September 30, 2007. These warrants are exercisable either in cash or stock, if the fair market value is greater than the exercise price. Note: There is no anti-dilution protection in these warrants, only adjustment for reorganizations, etc.

  (10) Consists of warrants to purchase common stock at a purchase price of $0.78 per share issued in conjunction with an amended and restated loan agreement, executed in March 2007. These warrants are exercisable either in cash or in stock, if the fair market value is greater than the exercise price. The fair value of these warrants was approximately $6,000 at March 31, 2007. This amount has been expensed in the Company's statement of operations for the nine months ended September 30, 2007.

      In connection with certain financing, which became due and payable as of January 30, 2004, and under an agreement dated February 6, 2004, the Company agreed to cause its subsidiary, GT, to issue to the lenders party to the agreement, GT warrants exercisable for the number of shares of common stock of GT equal to 5% of all shares of common stock of GT as of and after the issuance of GT securities in a GT Financing, as defined in the agreement. The exercise price per share of common stock of GT will equal 5% of the per share purchase price paid by the purchasers in such GT financing. As of September 30, 2007, no such GT financing had occurred.

  Employee Stock Purchase Plan

      The Company had adopted an employee stock purchase plan under which the Company could issue up to 214,286 shares of common stock. Eligible employees could use up to 10% of their compensation to purchase, through payroll deductions, the Company's common stock at the end of each plan period for 85% of the lower of the beginning or ending stock price in the plan period. At September 30, 2007, there were 0 shares available for future issuance under this plan. During the year ended December 31, 2006, the Company sold 16,000 shares valued at $4,000. The Company issued the last of these shares in May 2006; therefore, this plan is no longer available to employees.

  6. (LOSS) INCOME PER COMMON SHARE

      (Loss) income per common share is computed using SFAS No. 128, "Earnings per Share." SFAS No. 128 established standards for the computation, presentation and disclosure of earnings per share.

      Basic net (loss) or income per share attributable to common stockholders amounts are computed by dividing the net (loss) or income plus preferred stock dividends and deemed dividends by the weighted average number of shares outstanding during the period.

      No diluted per share amount is calculated when a loss from continuing operations exists, even though the Company has net income. Hence potential dilutive securities for the 2006 periods and the nine months ended September30, 2007 were excluded from the loss per share calculations due to the net loss from continuing operations and their anti-dilutive effect.

      The reconciliation of the amounts used in the basic earnings per share computations are as follows (in thousands, except per share amounts).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Net (loss) income before discontinued operations	$(686)	$(1,280)	$(2,518)	$2,018
Preferred stock dividends	(91)	(66)	(273)	(247)
Deemed dividend on Series A convertible preferred stock	0	0	0	(3,811)
(Loss) from continuing operations attributable to common stockholders, basic	(777)	(1,346)	(2,791)	(2,040)
Discontinued operations, net of tax	(420)	0	(1,312)	2,019
Net (loss) income attributable to common stockholders, basic	$(1,197)	$(1,346)	$(4,103)	$(21)

Weighted average common shares outstanding	11,812	13,196	11,780	12,586

(Loss) per share from continuing operations	$(0.06)	$(0.10)	$(0.24)	$(0.16)
(Loss) per share from discontinued operations	(0.04)	0	(0.11)	0.16
Total	$(0.10)	$(0.10)	$(0.35)	$0.00

  7. NOTES PAYABLE

      On February 3, 2006, GT obtained a $1.5 million loan. Evidencing such borrowing, GT executed promissory notes in favor of each of the investors.  Proceeds of the loan have been used by GT to fund its product development work and its general working capital needs, and to reimburse the Company for certain expenses incurred or to be incurred by it on behalf of GT. The interest rate on the notes is 10% per annum and the notes matured on August 2, 2006.

      On February 27, 2006, the Company borrowed an additional $400,000 through a note purchase and security agreement.  The interest rate on the note was 15% per annum and the note was to mature on August 2, 2006.  This note was paid in full on June 28, 2006.

      On June 28, 2006, the Company entered into a bridge loan agreement ("Bridge Loan Agreement") with Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark Samuels, Richard L. Fowler and William Arthur, III, and ProMed Management, Inc., as agent for these lenders, pursuant to which each lender made a loan ("Loans") to SpectRx.  At September 30, 2006, the aggregate principal amount of Loans was $1,592,000. From September 30, 2006 through December 31, 2006, an additional $444,000 was borrowed bringing the total to $2,036,000.

      Subsequently, both Loans and the notes issued as payment for amounts due under the Loans were amended to provide for extensions through February 23, 2007. For the nine months ended September 30, 2006 and 2007, interest of approximately $135,000 and 110,000, respectively, was incurred on the notes.

      On March 1, 2007, the Company issued four new short-term unsecured promissory notes as payment for all amounts due under the Bridge Loan Agreement as follows: one in the amount of $53,049, to replace an original note (principal and interest), issued on September 22, 2006; two in the amount of $106,367 each, to replace the two original notes issued on September 15, 2006, and one in the amount of $158,860 to replace an original note issued on September 15, 2006. The notes matured on April 11, 2007 and contain an obligation to issue a total of warrants to purchase 169,857 shares of the Company's common stock at $0.78 per share. The fair value of these warrants was approximately $64,000 at March 31, 2007. This amount has been expensed in the Company's statement of operations for the period then ended. An additional extension is currently being negotiated with the lenders. Warrants have been issued; however, the notes are past due.

      On March 12, 2007, the Company completed the restructuring of the Bridge Loan Agreement into an Amended and Restated Loan Agreement ("Amended Loan") with existing and new creditors.  Pursuant to the Amended Loan, the existing Loans under the Bridge Loan Agreement, were restructured and consolidated into new 13% Senior Secured Convertible Notes (the "Convertible Notes"), including those issued by GT, and new creditors became party to the Amended Loan.  The aggregate principal amount of the Amended Loan is approximately $4.8 million due on March 1, 2010. No interest is due until maturity, absent an event of default under the Amended Loan.  If the event of default occurs and is continuing, the interest rate on the Amended Loan is 18%. These notes are convertible into of the Company's common stock at $0.65 per share, or 7,285,061 shares of common stock, and were issued with approximately 7.2 million warrants, exercisable immediately at $0.78 per share for the Company's common stock. Additionally, accrued interest on the Convertible Notes is convertible into shares of common stock of the Company on the same terms. In addition, 661,000 warrants at an exercise price of $0.78 were also issued to the placement agent and others in conjunction with this financing, as well as a warrant to purchase 15,000 shares of the Company's common stock at $0.78, as part of interest expense to a non-converting bridge note holder, as interest on the notes payable. The fair value of the warrant to purchase 15,000 shares of the Company's common stock was approximately $6,000 at March 31, 2007. This amount has been expensed in the Company's statement of operations for the period then ended. The conversion price and the exercise price of the warrants are subject to adjustments for anti-dilution.

      On March 12, 2007, the relative fair value of the warrants was approximately $2.3 million (including $.3 million attributed to 661,000 warrants for placement agent fees treated as debt issuance cost), and the relative fair value of the beneficial conversion feature was approximately $1.3 million. The debt discount, consisting of the beneficial conversion feature and warrants, will accrete over the 36-month term of the Convertible Notes payable using the effective interest method. In addition, debt issuance costs totaling approximately $811,000 ($520,000 cash costs and $291,000 warrant value for 661,000 warrants issued to the placement agents and others will also be amortized over thirty-six months, using the effective interest method.

      The Amended Loan is a senior secured obligation of the Company's and is secured by (a) a first in priority lien on all of the Company's assets; (b) a guaranty by Sterling; (c) a lien on all of Sterling's assets; and (d) a pledge on all issued and outstanding stock of Sterling and GT, except for the sale of the Company's SimpleChoice business unit and related intellectual property.

      The Amended Loan also provides certain registration rights with respect to the shares of the Company's common stock underlying the Convertible Notes and warrants to the lenders. In addition, the Convertible Notes will automatically convert into convertible preferred stock of the Company, upon any completion of a convertible preferred financing of $5 million or more. The penalty for the late registration of the underlying common stock, as outlined in the Amended Loan, is calculated as 1/90th of 1% for each late day. This calculation resulted in a penalty accrual of approximately $91,000 for the nine months ended September 30, 2007, as the Company currently expects that the registration statement will not be filed before December 31, 2007.

      Of the proceeds from the Amended Loan, approximately $1.9 million was used to convert debt from the previous loans into debt from the Amended Loan, and approximately $1.2 million was used to retire debt from the previous loans.

      The issuance of the Convertible Notes and the warrants changed the conversion price of the Company's series A convertible preferred stock from $1.50 to $0.65, the exercise price of certain of the Company's warrants from $2.25 to $0.81 and the exercise price of certain of the Company's warrants issued in August 2005 from $1.50 to $0.65, as described above under Note 5 (Stockholders' Equity). The re-pricing of the series A convertible preferred stock and the associated warrants triggered a deemed dividend of approximately $3.8 million in total. The deemed dividend has no net effect on stockholders' equity.

      On April 17, 2007, the Company issued notes totaling approximately $440,827 to four officers and former officers representing unpaid salary (accrued as of December 31, 2006), pursuant to letter agreements executed in 2004 that would have become payable after the closing of the Amended Loan. The notes were in the amounts of: $188,721 to William D. Arthur, III, former President and Chief Operating Officer; $100,946 to Richard Fowler, Senior Vice President of Engineering; $86,445 to Thomas H. Muller, Jr., former Chief Financial Officer; and $64,715 to Walter Pavlicek, former Vice President of Operations. The notes were unsecured and were payable upon the sale of certain assets or at any time after August 28, 2007 when the Company had more than $1 million of cash on hand. Two of the notes had an interest rate of 13% and two of the notes had an interest rate of 7%, with interest accruing from March 1, 2007. These amounts could have been construed to be past due under the 2004 letter agreements. All notes and Mark Samuels' accrued salary were paid on May 18, 2007

  8. SALE OF STERLING MEDIVATIONS / DISCONTINUED OPERATIONS

      On May 9, 2007 (the "Closing"), the Company and Sterling, sold to ICU Medical, Inc. (the "Buyer") substantially all of the assets of the Company related to the field of subcutaneous fluid delivery, including certain equipment and intellectual property pursuant to a certain Asset Sale Agreement executed and delivered at the Closing by the Sellers and Buyer . In connection with the sale, SpectRx, Inc. announced the termination of further sale of any SimpleChoice products.  The Buyer also assumed certain liabilities in connection with the sale of the Purchased Assets pursuant to the ASA.

      The selling price for the Assets was $3,000,000, and after adjustment for certain escrow amounts and escrow fees, the Company received $2,552,000 at Closing. Bank of New York was the named Escrow Agent for both Sellers and Buyer. Escrow funds will be released as Purchased Assets specified in the Agreements are transferred to the Buyer. The Seller and Buyer have until December 31, 2007 to complete transfer of Purchased Assets for the final escrow release.  The Company recorded a gain on sale in the amount of approximately $2 million (net of tax) on its statement of operations for the quarter ending June 30, 2007. The Company does not anticipate an income tax impact from the gain on sales based on utilizing its net operating loss carryforwards. The preceding statement assumes that there are currently no limitations in place that would limit the ability of the Company to utilize its NOL carryforwards.  However, the Company may be subject to alternative minimum tax liability. This is due to limits placed on a company's ability to utilize NOLs to offset alternative minimum taxable income.  Accordingly, the Company has accrued an alternative minimum tax liability of approximately $26,000 for the gain on sale in its statement of operations for the nine months ended September 30, 2007.

      The ASA contemplates certain additional payments from the Buyer to the Company or Sterling of 0.5% on annual net sales of covered products between $10,000,000 and $20,000,001; 0.75% on annual net sales of covered products between $20,000,001 and $30,000,000 and 1.5% on annual net sales of covered products over $30,000,001, after Closing, not to exceed $1,000,000 in any calendar year, relating to sales of products covered by a certain patent entitled "Infusion Hub Assembly and Fluid Line Disconnect System."  Additionally, the Buyer granted the Company a license to make, use, or sell products covered by a certain patent relating to "Insertion Device for an Insertion Set and Method of Using the Same" and the Company agreed to make certain royalty payments to the Buyer of 0.5% on annual net sales of covered products between $10,000,000 and$20,000,001; 0.75% on annual net sales of covered products between $20,000,001 and $30,000,000 and 1.5% on annual net sales of covered products over $30,000,001, not to exceed $1,000,000 in any calendar year, on sales of products covered by this patent.

      The ASA contains customary representations, warranties, covenants and indemnification obligations of the Buyer and Sellers.

      Income (loss) from discontinued operations includes the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Loss from operations	$(420)	$0	$(1,312)	$(436)
Gain on sale of disposal, net of taxes	0	0	0	2,455
Total	$(420)	$0	$(1,312)	$2,019

  9. RELATED PARTY TRANSACTIONS

      On February 2, 2006, GT obtained a $1.5 million loan, including $375,000 from Dr. John E. Imhoff, a director of the Company. Evidencing such borrowing, GT executed promissory notes in favor of each of the investors. The interest rate on the notes was 10% per annum and the notes matured on August 2, 2006.

      On June 28, 2006, the Company entered into a Bridge Loan Agreement with Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark Samuels, Richard L. Fowler and William Arthur, III, and ProMed Management, Inc., as agent for these lenders, pursuant to which each lender made a loan ("Loans") to SpectRx.  At September 30, 2006, the aggregate principal amount of Loans was $1,592,000. From September 30, 2006 through December 31, 2006, an additional $444,000 was borrowed bringing the total to $2,036,000.

      Subsequently, both bridge loans and the notes were amended to provide for extensions through February 23, 2007. For the nine months ended September 30, 2007, interest of approximately $68,000 was incurred on the notes.

      On March 12, 2007, the Company completed the restructuring of the Bridge Loan Agreement into an Amended and Restated Loan Agreement with existing and new creditors.  Pursuant to the Amended Loan, the existing bridge loans, under the Bridge Loan Agreement, were restructured and consolidated into new 13% Senior Secured Convertible Notes, including those issued by GT, and new creditors became party to the Amended Loan.  The aggregate principal amount of the Amended Loan is approximately $4.8 million due on March 1, 2010. No interest is due until maturity, absent an event of default under the Amended Loan.  If the event of default occurs and is continuing, the interest rate on the Amended Loan is 18%. These notes are convertible into of the Company's common stock at $0.65 per share, or 7,285,061 shares of common stock, and were issued with approximately 7.2 million warrants, exercisable immediately at $0.78 per share for the Company's common stock. Additionally, accrued interest on the Convertible Notes is convertible into shares of common stock of the Company on the same terms. In addition, 661,000 warrants at an exercise price of $0.78 were also issued to the placement agent and others in conjunction with this financing, as well as a warrant to purchase 15,000 shares of the Company's common stock at $0.78, as part of interest expense to a non-converting Bridge Note holder, as interest on the notes payable. The fair value of the warrant to purchase 15,000 shares of the Company's common stock was approximately $6,000 at March 31, 2007. This amount has been expensed in the Company's statement of operations for the period then ended. The conversion price and the exercise price of the warrants are subject to adjustments for anti-dilution.

      On March 12, 2007, the relative fair value of the warrants was approximately $2.3 million (including $.3 million attributed to 661,000 warrants for placement agent fees treated as debt issuance cost), and the relative fair value of the beneficial conversion feature was approximately $1.3 million. The debt discount, consisting of the beneficial conversion feature and warrants, will accrete over the 36-month term of the Convertible Notes payable using the effective interest method. In addition, debt issuance costs totaling approximately $811,000 ($520,000 cash costs and $291,000 warrant value for 661,000 warrants given to placement agent) will also be amortized over thirty-six months, using the effective interest method.

      The Amended Loan is a senior secured obligation of the Company's and is secured by (a) a first in priority lien on all of the Company's assets; (b) a guaranty by Sterling; (c) a lien on all of Sterling's assets; and (d) a pledge on all issued and outstanding stock of Sterling and GT, except for the sale of the Company's SimpleChoice business unit and related intellectual property.

      Subject to customary adjustments (which include full ratchet anti-dilution provisions), the Convertible Notes associated with the Amended Loan are convertible into approximately 7,285,061 common shares and the warrants are exercisable for approximately 7,946,061 shares of common stock, including warrants issued to placement agent. The warrants are currently exercisable. The Convertible Notes are convertible into the Company's common stock at a price of $0.65 per share and the warrants permit the holders to purchase shares of the Company's common stock at a price of $0.78 per share; both are subject to certain adjustments. The Amended Loan also provides certain registration rights with respect to the shares of the Company's common stock underlying the Convertible Notes and warrants to the Amended Loan lenders. The Convertible Notes will automatically convert into convertible preferred stock, upon the completion of a convertible preferred financing of $5 million or more.

      The issuance of the Convertible Notes and warrants was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  The facts relied upon to make the section 4(2) exemption available were:  (i) no underwriters were involved in the issuance and sale of the convertible notes and warrants; (ii) the Amended Loan lenders were accredited, were experienced with transactions of this nature and had the ability to fend for themselves; (iii) the Convertible Notes and warrants were acquired by the Amended Loan lenders for investment only and not with a view to or for sale in connection with any distribution thereof, (iv) appropriate restrictive legends were affixed to the Convertible Notes and warrants, and (vi) the sales of the Convertible Notes and warrants were made without general solicitation or advertising.

      The Amended Loan lenders include Mark A. Samuels, former Chairman, former Chief Executive Officer and former Acting Chief Financial Officer of SpectRx; Richard L. Fowler, Senior Vice President-Engineering of SpectRx; William D. Arthur, III, former President and former Chief Operating Officer of Sterling and former Secretary and a director of SpectRx; and, John E. Imhoff, a director of SpectRx, all of whom have a preexisting relationship with SpectRx, consisting of the ownership of an aggregate of approximately 29% of SpectRx's common stock.

      The Company entered into the following agreements with some Executives:

      Severance and Consulting Agreement with Mark A. Samuels (the "Executive"): The Executive agreed to resign as Chairman and CEO, effective at the earlier of two days after the close of the sale of SimpleChoice or May 18, 2007 (the "Effective Date"), and was entitled to and did receive the following payments and benefits: All accrued salary (including back pay and interest, and missing paychecks in 2007) and accrued, but unused vacation pay, less applicable taxes and withholdings as required by law, through the Effective Date. Such amount was paid on May 18, 2007, totaling approximately $136,000. This amount was previously accrued.

      The Executive was also paid $50,000 severance in one lump-sum distribution, on May 18, 2007.

      In consideration for founding the Company and for almost 15 years of service, the Company agreed to pay the Executive two years severance at 50% of full salary (50% of $230,000 per year or $115,000 per year), to be paid out at the Company's normal two-week payroll interval, but not less than once every two weeks. The severance shall include full benefits not less than that offered to the new or interim CEO for a period of 24 months from date of severance. The Executive agreed to provide consulting services to the Company for 24 months at up to five hours per month, at no further cost to the Company. The Company has accrued the full unpaid severance, in the amount of $180,000, in the second quarter of 2007.

      Severance and Consulting Agreement with Dr. Walter Pavlicek: Upon the Effective Date of this Agreement, Dr. Pavlicek resigned as VP of Operations of Sterling Medivations, Inc. and was entitled to and did receive the following payments and benefits: All accrued salary (including back pay and interest, and missing paychecks in 2007) and accrued, but unused vacation pay, less applicable taxes and withholdings as required by law, through the Effective Date. Such amount was paid on May 18, 2007, totaling approximately $66,000. This amount was previously accrued.

      Dr. Pavlicek was paid $35,000 in one lump-sum distribution, on May 18, 2007.

      Dr. Pavlicek shall provide consulting for 12 months following the Effective Date to assist the Company with the International Standards Organization (ISO) audit preparations and ISO audit (which took place on June 6-8, 2007). Compensation for the consulting services shall be at regular two-week pay periods (starting May 18, 2007) at the rate of 1/26 of $35,000 per pay period.

      In addition, the Company agreed to pay $10,000 upon the successful completion of the ISO audit. (Successful completion is defined as not losing certification.). This amount was paid on June 11, 2007.

      Severance Agreement with Mr. William Arthur: Upon the Effective Date of this Agreement, Mr. Arthur resigned as President and COO for Sterling Medivations, Inc., and was entitled to and did receive the following payments and benefits: All accrued salary (including back pay and interest, and missing paychecks in 2007) and accrued, but unused vacation pay, less applicable taxes and withholdings as required by law, through the Effective Date. Such amount was paid on May 18, 2007, totaling approximately $193,000. This amount was previously accrued.

      Mr. Arthur was paid an amount equal to nine (9) months of his base salary, less applicable taxes and withholdings as required by law, which gross amount was divided and paid ½ cash and ½ as stock. Such cash payment equaled $67,500 and was paid on May 18, 2007. The net pay, using Mr. Arthur's current payroll deductions was $51,241, while the Company's closing stock price was $0.51, on May 18, 2007, translating to 100,472 shares issued to the manager.

      Employment Agreement with Mr. Richard L. Fowler: Upon the Effective Date of this Agreement, Mr. Fowler was entitled to and did receive the following payments and benefits: All accrued salary (including back pay and interest, and missing paychecks in 2007) and accrued, but unused vacation pay, less applicable taxes and withholdings as required by law, through the Effective Date. Such amount was paid on May 18, 2007, totaling approximately $103,000. This amount was previously accrued.

      The Company signed an employment agreement with Mr. Fowler, continuing at his current position (Senior Vice president of Engineering). The employment agreement will be for a period of two years. The agreement will automatically renew for an additional period of two years.

  10. SUBSEQUENT EVENTS

      At the Company's annual Stockholders meeting on October 25, 2007, the newly elected board of directors is: Ronald W. Hart, PhD, John E. Imhoff, M.D., Michael C. James, William E. Zachary, Jr. and Mark L. Faupel, Ph.D. Dr. Faupel also serves as the company's chief executive officer and president.

      Additional items approved by the stockholders are: to change the name of the Company to Guided Therapeutics, Inc.; to increase the number of authorized shares of common stock to a total of 100,000,000 shares; to increase by 4,000,000 the number of shares available for grant under SpectRx's 1995 Stock Plan, and; a reverse stock split in a ratio ranging from one-for-two to one-for-ten of all issued and outstanding shares of common stock, the final ratio to be determined within the sole discretion of the Board of Directors.

  PART II
  INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 24. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article VII of our Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law. Article VII of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful. We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in the our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

  ITEM 25. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses and costs incurred or to be incurred by SpectRx, Inc. in connection with the registration, sale and distribution of the shares of common stock that may be offered hereby, other than selling commissions which will be borne by the selling stockholders. All the amounts shown are estimated except the SEC registration fee

SEC filing fee	$429.37
Legal fees and expenses	40,000.00
Accounting fees and expenses	30,000.00
Blue sky and related expenses	5,800.00
Miscellaneous	500.00
Total	$76,729.37

  ITEM 26. Recent Sales of Unregistered Securities

      On March 26, 2004, we sold to institutional and private investors 488,669 shares of our series A convertible preferred stock, which is convertible into 4,886,690 shares of our common stock, and warrants to purchase 4,886,690 shares of our common stock, one-half of which have an exercise price of $1.65 and the other half of which have an exercise price of $2.25 per share, for an aggregate of $7.3 million in gross proceeds, including the conversion of debt. The number of shares issuable upon conversion of the series A convertible preferred stock and these warrants is subject to adjustment. In addition, we issued warrants for 407,336 shares of our common stock with an exercise price of $1.50 per share, as compensation for placement services to Bristol Investment Group, Inc., Stonegate Securities and Musket Research Associates, Inc. In conjunction with a debt financing, we also issued warrants to purchase 500,000 and 125,000 shares of our common stock at exercise prices of $2.00 and $2.25, respectively, to a group of lenders, including two of our officers during the quarter ended June 30, 2004 and expensed $871,000 as interest expense relating to these warrants.

      On February 3, 2006, our subsidiary, Guided Therapeutics, obtained a $1.5 million loan, made by about a dozen investors.  To evidence such borrowing, Guided Therapeutics executed promissory notes in favor of each of the investors.  Proceeds of the loan have been used by Guided Therapeutics to fund its product development work and its general working capital needs, and to reimburse SpectRx for certain expenses incurred or to be incurred by it on behalf of Guided Therapeutics.  The interest rate on the notes was 10% per annum and the notes were to mature on August 2, 2006, or the sooner occurrence of a Guided Therapeutics financing.

      On February 27, 2006, we borrowed an additional $400,000 through a note purchase and security agreement.  The interest rate on the note was 15% per annum and the note was to mature on August 2, 2006.  This note was paid in full on June 28, 2006.

      On June 28, 2006, we entered into a bridge loan agreement with Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark Samuels, Richard L. Fowler and William Arthur, III, and ProMed Management, Inc., as agent for the lenders pursuant to which each lender made a loan to us. At September 30, 2006, the aggregate principal amount of Loans was $1,592,000. From September 30, 2006 through December 31, 2006, an additional $444,000 was borrowed bringing the total to $2,036,000.  We incurred interest expense of $ 254,082 pursuant to these notes during the year ended December 31, 2006.

      On March 1, 2007, the Company issued four new short-term unsecured promissory notes as payment for amounts due under the Bridge Loan Agreement as follows: one in the amount of $53,049, to replace an original note (principal and interest), issued on September 22, 2006; two in the amount of $106,367 each, to replace the two original notes issued on September 15, 2006, and one in the amount of $158,860 to replace an original note issued on September 15, 2006. The notes matured on April 11, 2007 and contain an obligation to issue a total of warrants to purchase 169,857 shares of the Company's common stock at $0.78 per share. The notes were extended to mature on June 30, 2007. An additional extension is currently being negotiated with the lenders. The warrants have been issued and the notes are past due.

      On March 12, 2007, we executed an amendment to the June 28, 2006 bridge loan agreement with 56 existing and new lenders. Pursuant to this amended loan agreement, the existing bridge loans under the June 28, 2006 bridge loan agreement were restructured and consolidated into new 13% senior secured convertible notes, all notes issued by Guided Therapeutics were restructured and consolidated into 13% senior secured convertible notes, and new lenders became party to the amended loan agreement and were issued convertible notes. The aggregate principal amount of the amended loan is $4.7 million due on March 1, 2010. No interest is due until maturity. The notes are convertible into our common stock at $0.65 per share and were issued with warrants exercisable for approximately 7.2 million shares of our common stock at $ 0.78 per share. Additional warrants, exercisable for 676,000 of our common shares at an exercise price of $0.78, were issued to the placement agent and others in conjunction with this financing.

      On April 17, 2007, we issued unsecured notes totaling approximately $440,827 to four officers and former officers representing unpaid salary pursuant to letter agreements executed in 2004 that would have become payable at the closing of the March 12, 2007 amended bridge loan. The notes supercede the previous agreements relating to these amounts due and are in the amounts of: $188,721 to William D. Arthur III, director, secretary and former president and chief operating officer; $100,946 to Richard L. Fowler, vice president of engineering; $86,445 to Thomas H. Muller, Jr., former chief financial officer; and, $64,715 to Walter J. Pavlicek, vice president of operations. These four notes were paid off on May 9, 2007, as a result of the sale of our SimpleChoice product line. Two of the notes had an interest rate of 13% and two had an interest rate of 7%, with interest accruing from March 1, 2007.

      All of the securities noted in the transaction listed above were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act.

  ITEM 27. Exhibits

  (a) Exhibits

Exhibit Number	Description of Exhibit
3.1A

  Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 filed with the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed August 12, 1997).

3.1B

  Certificate of Designations for Redeemable Convertible Preferred Stock (incorporated by reference to Exhibit 3.1B filed with the registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed April 2, 2001).

3.1C	Certificate of Designations for Series A Convertible Preferred Stock (incorporated by reference to Exhibit 99.4 filed with the registrant's Current Report on Form 8-K, dated and filed March 29, 2004).
3.2A	Amended Bylaws (incorporated by reference to Exhibit 3.2A filed with the registrant's Annual Report on Form 10-K for the year ended December 31, 2003, filed March 30, 2004).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).
4.2A	Form of Warrant (incorporated by reference to Exhibit 99.5 filed with the registrant's Current Report on Form 8-K, dated and filed March 29, 2004).
4.2B	Form of Warrant (incorporated by reference to Exhibit 99.6 filed with the registrant's Current Report on Form 8-K, dated and filed March 29, 2004).
4.2C

  Form of Common Stock Warrant (incorporated by reference to Exhibit 4.5 filed with the registrant's quarterly report on Form 10-Q for the quarter for the quarter ended June 30, 2001, filed August 14, 2001).

4.3

  Registration Rights Agreement, dated March 26, 2004, by and among SpectRx and the Purchasers listed therein (incorporated by reference to Exhibit 99.3 filed with the registrant's Current Report on Form 8-K, dated and filed March 29, 2004).

4.4

  Amended and Restated Loan Agreement, dated March 1, 2007, by and among SpectRx, the Noteholders identified and listed on Schedule 1 thereto and Michael James, as agent for the Noteholders and successor to the Agent identified in the Original Agreement, including form of 13% senior secured convertible note and warrant (incorporated by reference from exhibit 4.1 filed with the registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 2007, filed November 15, 2007).

4.5

  First Amendment to Amended and Restated Loan Agreement, dated March 12, 2007, by SpectRx in favor of the Noteholders and the Agent (incorporated by reference from exhibit 4.2 filed with the registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 2007, filed November 15, 2007).

+5	Form of opinion of Jones Day regarding validity.
10.1

  1997 Employee Stock Purchase Plan and form of agreement thereunder (incorporated by reference to Exhibit 10.1 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.2

  1995 Stock Plan, as amended, and form of Stock Option Agreement thereunder (incorporated by reference to Exhibit 10.2 to the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.3

  Assignment and Bill of Sale, dated February 29, 1996, between Laser Atlanta Optics, Inc. and SpectRx (incorporated by reference to Exhibit 10.9 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.4

  Security Agreement, dated October 31, 1996, between Mark A. Samuels and SpectRx (incorporated by reference to Exhibit 10.10 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.5

  Security Agreement, dated October 31, 1996, between Keith D. Ignotz and SpectRx (incorporated by reference to Exhibit 10.11 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.6A**

  License Agreement, dated May 7, 1991, between Georgia Tech Research Corporation and Laser Atlanta Optics, Inc. (incorporated by reference to Exhibit 10.12A filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.6B

  Agreement for Purchase and Sale of Technology, Sale, dated January 16, 1993, between Laser Atlanta Optics, Inc. and SpectRx (incorporated by reference to Exhibit 10.12B filed with the registrant's Annual Report on Form 10-K for the year ended December 31, 2003, filed March 30, 2004).

10.6C

  First Amendment to License Agreement, dated October 19, 1993, between Georgia Tech Research Corporation and SpectRx (incorporated by reference to Exhibit 10.12C filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.7

  Clinical Research Study Agreement, dated July 22, 1993, between Emory University and SpectRx (incorporated by reference to Exhibit 10.13 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.8A**

  Development and License Agreement, dated December 2, 1994, between Boehringer Mannheim Corporation and SpectRx (incorporated by reference to Exhibit 10.14A filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.8B**

  Supply Agreement, dated January 5, 1996, between Boehringer Mannheim and SpectRx (incorporated by reference to Exhibit 10.14B filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.9

  Sole Commercial Patent License Agreement, dated May 4, 1995, between Martin Marietta Energy Systems, Inc. and SpectRx (incorporated by reference to Exhibit 10.16 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.10A

  License and Joint Development Agreement, dated March 1, 1996, between NonInvasive-Monitoring Company, Inc., Altea Technologies, Inc. and SpectRx (incorporated by reference to Exhibit 10.19 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.10B**

  Amendment to License and Joint Development Agreement, dated December 30, 2001, between NonInvasive-Monitoring Company, Inc., Altea Technologies, Inc. and SpectRx (incorporated by reference to Exhibit 10.17B filed with the registrant's Annual Report on Form 10-K for the year ended December 31, 2001, filed April 1, 2002).

10.11A**

  Purchasing and Licensing Agreement, dated June 19, 1996, between Respironics and SpectRx (incorporated by reference to Exhibit 10.21 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.11B

  Amendment to Purchasing and Licensing Agreement, dated October 21, 1998 between Respironics and SpectRx (incorporated by reference to Exhibit 10.19B filed with the registrant's Annual Report on Form 10-K for the year ended December 31, 1998, filed March 31, 1999, as amended).

10.12

  Research Services Agreement, dated September 3, 1996, between Sisters of Providence in Oregon doing business as the Oregon Medical Laser Center, Providence St. Vincent Medical Center and SpectRx (incorporated by reference to Exhibit 10.22 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.13

  Lease, dated September 21, 1993, between National Life Insurance Company d/b/a Plaza 85 Business Park and SpectRx, together with amendments 1, 2, 3 and 4 thereto and Tenant Estoppel Certificate, dated September 20, 1994 (incorporated by reference to Exhibit 10.24 filed with the registrant's S-1 Registration Statement (No. 333-22429) filed February 27, 1997, as amended).

10.14A**

  Development and License Agreement, dated July 13, 1999, between Roche Diagnostics Corporation and SpectRx (incorporated by reference to Exhibit 10.25A filed with the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 16, 1999, as amended).

10.14B**

  Supply Agreement, dated July 13, 1999, between Roche Diagnostics Corporation and SpectRx (incorporated by reference to Exhibit 10.25B filed with the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 16, 1999, as amended).

10.15

  Agreement and Plan of Merger, dated December 31, 2001 by and between SpectRx, Inc. Sterling Medivations, Inc., SM Merger Sub, Inc. and certain shareholders of Sterling Medivations, Inc. (incorporated by reference to Exhibit 2.1 filed with the registrant's Current Report on Form 8-K, as amended, dated and filed January 14, 2002).

10.16

  Agreement for Termination of Development and Commercialization Agreement, dated November 19, 2002, between SpectRx and Welch Allyn, Inc. (incorporated by reference to Exhibit 99.1 filed with the registrant's Current Report on Form 8-K, dated and filed December 20, 2002).

10.17

  Asset Purchase Agreement, dated March 6, 2003, between SpectRx and Respironics (incorporated by reference to Exhibit 10.1 filed with the registrant's Current Report on Form 8-K, dated and filed March 21, 2003).

10.18

  Securities Purchase Agreement, dated as of March 26, 2004, by and among SpectRx and the Purchasers listed on Schedule I (incorporated by reference to Exhibit 99.2 filed with the registrant's Current Report on Form 8-K, dated and filed March 29, 2004).

10.19

  Lease Agreement, dated July 16, 2004, by and between Germania Property Investors XXX, L.P. and SpectRx (incorporated by reference to exhibit 10.1 filed with the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as amended, dated and filed with the Commission on August 16, 2004).

*21	Subsidiaries of the small business issuer.
*23.1	Consent of Eisner LLP.
23.2	Consent of Jones Day (included in Exhibit 5).
*24	Powers of Attorney (included on signature page).

  ____________

  * Filed herewith.

  ** Confidential treatment granted for portions of these agreements.

  † To be filed by amendment.

  ITEM 28. Undertakings

  (a) The undersigned small business issuer hereby undertakes that it will:

  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii) Include any additional or changed material information on the plan of distribution.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

  (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

  (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, in the City of Norcross, in the State of Georgia, on February 1, 2008.

  SPECTRX, INC.

  By: /s/ Mark L Faupel

  Mark L. Faupel
  President, Chief Executive Officer and Acting Chief Financial Officer

      In accordance with the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement was signed by the following persons in the capacities and on the dates stated.
DATE	SIGNATURE	TITLE
	/s/ Mark L. Faupel Mark L. Faupel	President, Chief Executive Officer, Acting Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)
	/s/ Ronald W. Hart Ronald W. Hart	Director
	/s/ John E. Imhoff John E. Imhoff	Director
	/s/ Michael C. James Michael C. James	Director
	/s/ William E. Zachary, Jr. William E. Zachary, Jr.	Acting Chairman and Director
February 1, 2008	/s/ Mark L. Faupel Mark L. Faupel Attorney-In-Fact

  EXHIBIT INDEX
Exhibit Number	Description of Exhibits
21	Subsidiaries of the small business issuer.
23.1	Consent of Eisner LLP.
24	Powers of Attorney.

  EXHIBIT 21

  Subsidiaries of the Small Business Issuer
Name	State or Jurisdiction of Incorporation or Organization	Name Under Which Business is Done
Sterling Medivations, Inc.	Delaware	SimpleChoice
Guided Therapeutics, Inc.	Delaware	N/A

  EXHIBIT 23.1

  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  We consent to the reference of our firm under the caption "Experts" and to the inclusion of our report dated April 19, 2007 (with respect to the reclassification of Simple Choice business as discontinued operations as described in Note 1, January 25, 2008) on our audits of the consolidated financial statements of SpectRx, Inc. as of December 31, 2006 for each of the years ended December 31, 2006 and 2005, which is included in Form SB-2, the Registration Statement and related prospectus of SpectRx, Inc. for the registration of 32,410,618 shares of its common stock.

  /s/ Eisner LLP
  New York, New York

  January 28, 2008

  EXHIBIT 24

  DIRECTOR AND/OR OFFICER OF SPECTRX, INC.
  POWER OF ATTORNEY

  The undersigned director and/or officer of SpectRx, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Mark L. Faupel with full power of substitution and resubstitution, as attorney-in-fact of the undersigned, for him or her and in his or her name, place and stead, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") one or more Registration Statements on any appropriate form relating to the registration for resale of the Company's common stock, par value $.001 per share, held by certain selling security holders, with any and all amendments, supplements and exhibits thereto, including pre-effective and post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act, or any other document with any state securities commission or other regulatory authority with respect to the securities covered by such Registration Statement, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done, hereby ratifying and approving the acts of said attorney and any substitute or substitutes.

  EXECUTED as of July 5, 2007

  /s/ Mark L. Faupel Chairman, Chief Executive Officer, Acting Chief Mark L. Faupel Financial Officer and Director
  (Principal Executive Officer and Principal Financial and Accounting Officer)

  /s/ Ronald W. Hart Director
  Ronald W. Hart

  /s/ John E. Imhoff Director
  John E. Imhoff

  /s/ Michael C. James Director
  Michael C. James

  /s/ William E. Zachary, Jr. Acting Chairman and Director
  William E. Zachary, Jr.